December 17, 1996



  VIA EDGAR

  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Judiciary Plaza
  Washington, D.C.  20549

         Re:      Perini Corporation Definitive Proxy Materials

  Ladies and Gentlemen:

     On behalf of Perini Corporation (the "Company"), we enclose herewith the following documents for filing pursuant to the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the applicable rules and regulations thereunder.

(i) A letter to stockholders, definitive proxy statement, and form of proxy to be furnished to stockholders of the Company in connection with a Special Meeting of Stockholders. At the meeting, stockholders of the Company will be asked to approve two proposals: (a) the issuance of 150,150 shares of Series B Cumulative Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred Stock") to PB Capital Partners, L.P., The Union Labor Life Insurance Company Separate Account P, The Common Fund for Non-Profit Organizations for the account of its Equity Fund, and permitted assigns (the "Investors") for an aggregate purchase price of $30,030,000, upon the terms and conditions described in the Proxy Statement and the issuance of any other shares of the Series B Preferred Stock as dividends on outstanding shares of the Series B Preferred Stock upon the terms and conditions described in the Proxy Statement and (b) an amendment to the By-Laws of the Company, as more fully described in the Proxy Statement, which requires the Board of Directors to elect an Executive Committee and sets forth its powers and composition. This amendment, if approved, will take effect only if shares of the Series B Preferred Stock are in fact issued to the Investors.

(ii) The $125 filing fee required to be paid to the Commission pursuant to Rule 14a-6(i) has been paid previously with preliminary materials.

     The Company will mail the letter to stockholders, definitive proxy statement, proxy card, 10-K/A for the fiscal year ended December 31, 1995, and 10-Q/A for the fiscal quarter ended September 30, 1996 on or about December 17, 1996. Please note that portions of the 10-K/A and 10-Q/A have been incorporated by reference into the Proxy Statement and are attached to the Proxy Statement.

     If you have any questions or require any further information with respect to this filing, please contact me at (617) 570-1087.



                                  Very truly yours,


                                  /s/ Thomas I. Benda
                                  -------------------
                                  Thomas I. Benda


  Enclosures:

  cc:    David B. Perini, Perini Corporation
         Richard A. Soden, Esq.
         Stephen W. Carr, P.C.

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement [  ]  Confidential, For Use of the Commission
      Only                              (as permitted by Rule 14(a)-6(e)(2))
[ X]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Perini Corporation
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

         Payment of Filing Fee (Check the appropriate box):

         [  ]     $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1), or
                  14a-6(i)(2)  or Item  22(a)(2) of  Schedule  14A. [ ] $500 per
                  each party to the  controversy  pursuant to Exchange  Act Rule
                  14a-6(i)(3).  [ ] Fee computed on table below per Exchange Act
                  Rules 14a-6(i)(4) and 0-11.

                  1)       Title   of  each   class  of   securities   to  which
                           transaction applies:
                  2) Aggregate number of securities to which transaction applies:

                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  4)       Proposed maximum aggregate value of transaction:

                  5)       Total fee paid:

         [X]      Fee paid previously with preliminary materials.

         [ } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1)       Amount Previously Paid:

                  2)       Form, Schedule or Registration Statement No.:

                  3)       Filing Party:

                  4)       Date Filed:

                                December 17, 1996


         To Our Stockholders:

               We will be holding a Special Meeting on January 17, 1997 at 10:00 a.m. at State Street Bank and Trust Company, The Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts.

                  At this meeting you will be asked to consider and vote upon two proposals that will enable Perini to satisfy the final conditions to closing our previously announced $30 Million issuance of new Series B Cumulative Convertible Preferred Stock to an investor group led by Richard C. Blum & Associates, L.P. The two stockholder proposals which are described in the accompanying Proxy Statement have been unanimously approved by Perini's Board of Directors.

                  Perini Corporation has a recognized construction franchise built upon an enviable record of performance that spans over 100 years. We have grown to be one of the largest, most respected contractors in the United States, and our current backlog and prospects are extremely promising. The new Series B Preferred Stock will enhance our strategic operating and financial flexibility by increasing our equity base and concurrently extending the term of our existing bank debt, as well as favorably adjusting certain bank terms and covenants. The issuance of the new Series B Preferred Stock may also be supplemented by the acceleration of the sale of certain real estate assets which would further bolster the liquidity position of the Company.

                  As I announced during our Annual Meeting last May, we have been reviewing options to improve the near and long term liquidity of the Company, including bringing in new equity. The choice of the proposed issuance came after an exhaustive review of the options available. Management and the Board of Directors believe that the issuance of the new Series B Preferred Stock, together with the simultaneous extension of our current senior credit agreements, form key and critical elements of our strategy to regain the financial health and strength required to sustain and grow our core construction operations in the years ahead.

                  Implementation of the issuance of the new Series B Preferred Stock will reduce the relative voting power of current stockholders. However, if the new Series B Preferred Stock is not issued, the Company may not be able to sustain its current level of construction operations and will have to once again renegotiate its senior credit agreements without the benefit of new equity coming into the Company. As a result, more restrictive financial and operating covenants may be imposed on the Company.

                  The Board of Directors believes that approval of these two proposals is in the best interest of Perini and its stockholders. The Board of Directors has unanimously approved the proposals and recommends that stockholders vote FOR approval of the proposals.

                  Whether or not you expect to attend the Special Meeting of Stockholders in person, you are encouraged to date, sign and return the proxy card or voting instructions form in the addressed, postage prepaid envelope provided. Your vote is important, regardless of the size of your holdings. To vote in accordance with the recommendation of your Board of Directors, you need only date, sign and return the proxy card or voting instructions form in the addressed, postage prepaid envelope provided.

                  Thank you for your continued support.



                                        Sincerely,


                                        /s/ David B. Perini
                                        -------------------
                                        DAVID B. PERINI
                                        Chairman, President and
                                        Chief Executive Officer



                  If you need assistance in voting your shares, please call Perini's proxy solicitor, D.F. King & Co., Inc., 77 Water Street, New York, NY 10005-4495 at 1-800-769-5414. You also may call Investor Relations at Perini for assistance at (508) 628-2402.

                               PERINI CORPORATION

                               73 Mt. Wayte Avenue
                      Framingham, Massachusetts 01701-9160
                              --------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON January 17, 1997
                             -----------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Perini Corporation (the "Company") will be held on January 17th at 10:00 A.M. at State Street Bank and Trust Company, The Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts for the following purposes:

1. To approve (a) the issuance of 150,150 shares of Series B Cumulative Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred Stock") to PB Capital Partners, L.P., The Union Labor Life Insurance Company Separate Account P, The Common Fund for Non-Profit Organizations for the account of its Equity Fund, and permitted assigns (the "Investors") for an aggregate purchase price of $30,030,000, upon the terms and conditions described in the attached proxy statement (the "Proxy Statement") and (b) the issuance of any other shares of the Series B Preferred Stock as dividends on outstanding shares of Series B Preferred Stock upon the terms and conditions described in the attached Proxy Statement.

2. To approve an amendment to the By-Laws of the Company, as more fully described in the attached Proxy Statement, which requires the Board of Directors to elect an Executive Committee and sets forth its powers and composition. This amendment, if approved, will take effect only if shares of the Series B Preferred Stock are in fact issued to the Investors.

     Under the Company's Restated Articles of Organization, as amended, and the Massachusetts Business Corporation Law, the Board of Directors of the Company has the authority to approve the issuance of the Series B Preferred Stock and to amend the By-Laws without stockholder approval. However, as explained in more detail in the Proxy Statement, because the Series B Preferred Stock is convertible into shares of common stock, par value $1.00 per share, of the Company ("Common Stock") that represent more than 20% of the presently outstanding Common Stock at a conversion price that is less than book value, Rule 713 of the American Stock Exchange requires stockholder approval in order for the Company to list the Common Stock to be issued upon conversion. Under the terms of the Stock Purchase and Sale Agreement between the Company and PB Capital relating to the Series B Preferred Stock, stockholder approval of the issuance of the Series B Preferred Stock and of the amendment to the By-Laws is a condition to the Investors' obligation to purchase the Series B Preferred

         Stock.

     Action may be taken on the foregoing matters at the Special Meeting on the date specified above, or on any date or dates to which the Special Meeting may be postponed or adjourned.

     The Board of Directors has fixed the close of business on November 27, 1996 as the record date (the "Record Date") for determining the stockholders entitled to notice of, and to vote at, the Special Meeting and at any adjournments thereof. Only stockholders of record of the Company's Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting and at any adjournments thereof.

     You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by notice to the Secretary of the Company or by delivery of a later dated proxy. Stockholders of record who attend the Special Meeting may vote in person, even if they have previously delivered a signed proxy.



                        By Order of the Board of Directors


                        /s/ Richard E. Burnham
                        ----------------------
                        Richard E. Burnham
                        Secretary


Framingham, Massachusetts

December 17, 1996


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.
--------------------------------------------------------------------------------

                               PERINI CORPORATION

                               73 Mt. Wayte Avenue
                      Framingham, Massachusetts 01701-9160
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                       FOR SPECIAL MEETING OF STOCKHOLDERS

                         To Be Held on January 17, 1997




                  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Perini Corporation (the "Company") for use at a Special Meeting of Stockholders of the Company to be held on January 17, 1997 and at any adjournments thereof (the "Special Meeting"). At the Special Meeting, stockholders will be asked to approve (1) the issuance of 150,150 shares of Series B Cumulative Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred Stock") to PB Capital Partners, L.P. ("PB Capital"), The Union Labor Life Insurance Company Separate Account P (the "Union"), The Common Fund for NonProfit Organizations for the account of its Equity Fund ("The Common Fund", collectively with PB Capital and Union and their permitted assigns, the "Investors") for an aggregate purchase price of $30,030,000, upon the terms and conditions described herein and the issuance of any other shares of the Series B Preferred Stock as dividends on outstanding shares of Series B Preferred Stock upon the terms and conditions described herein; and (2) to approve an amendment to the By-Laws of the Company, as more fully described herein, which requires the Board of Directors to elect an Executive Committee and sets forth its powers and composition. This amendment, if approved, will take effect only if shares of the Series B Preferred Stock are in fact issued to the Investors.


                  This Proxy Statement and the accompanying Notice of Special Meeting of Stockholders and Proxy Card are first being sent to stockholders on or about December 17 1996. The Board of Directors has fixed the close of business on November 27, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $1.00 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 4,898,648 shares of

Common Stock outstanding and entitled to vote at the Special Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.


                  The presence, in person or by proxy, of holders of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. The Company is seeking the affirmative vote of the holders of a majority of the shares of Common Stock cast at the Special Meeting for the approval of the issuance of the Series B Preferred Stock and for the amendment to the Company's By-Laws. Under Massachusetts law, abstentions and broker non-votes (that is, shares represented at the meeting which are held by a broker or nominee and as to which (i) instructions have not been received from the beneficial owner or the person entitled to vote and (ii) the broker or nominee does not have discretionary voting power) shall be treated as shares that are present and entitled to vote for the purpose of determining whether a quorum is present, but shall not constitute a vote "for" or "against" a matter and will be disregarded in determining the "votes cast."


                  Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed Proxy Card received prior to the vote at the Special Meeting and not revoked will be voted at the Special Meeting as directed on the Proxy Card. If a properly executed Proxy Card is submitted but not marked as to a particular item, the shares will be voted FOR the approval of the issuance of the Series B Preferred Stock and FOR the amendment to the Company's By-Laws.


                  A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Special Meeting. Any stockholder of record as of the Record Date attending the Special Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                VOTE FOR THE APPROVAL OF THE FOLLOWING PROPOSALS.

                                   PROPOSAL 1

            APPROVAL OF THE ISSUANCE OF THE SERIES B PREFERRED STOCK


Reason for Stockholder Approval

                  Under the Company's Restated Articles of Organization, as amended, and the Massachusetts Business Corporation Law, the Board of Directors of the Company has the authority to approve the issuance of the Series B
Preferred Stock without stockholder approval. However, because the Series B Preferred Stock is convertible into Common Stock of the Company that represents more than 20% of the presently outstanding Common Stock at a conversion price that is less than book value, Rule 713 of the American Stock Exchange requires stockholder approval in order for the Company to list the Common Stock to be issued upon conversion. In addition, PB Capital has required stockholder approval as a condition to the Investors' obligations to acquire the Series B Preferred Stock. As a result, the Company is seeking stockholder approval for the issuance of the Series B Preferred Stock.


Need for Additional Equity and Working Capital


                  As disclosed for the last two years in the Company's reports to shareholders and in its public filings, the Company has been cash constrained as its core construction business has experienced growth and, in particular, as the Company has increased its level of higher margin civil construction work. Generally, civil construction work requires more working capital than building construction work because of its equipment intensive nature, progress billing terms imposed by certain public owners and, in some instances, the time required to process contract change orders. In addition, some of the Company's real estate assets have required regular cash support which has adversely affected its working capital. Over the period from January 1, 1995 to the date of this Proxy Statement the Company has increased its revolving credit facilities with its bank group from $70 million to $139.5 million. As previously indicated to shareholders, since late 1995 the Company has been seeking new equity to support its growth and to allow the Company over time to reduce debt. In this regard, the Company in October 1995 retained J.P. Morgan Securities Inc. as its investment bank to advise the Company on its strategic alternatives to obtain additional equity. The original efforts focused largely on potential strategic partners but also sought interest from select financial investors. From those efforts, the $30,030,000 investment opportunity, before fees and expenses, presented by PB Capital, a Delaware investment limited partnership managed by Richard C. Blum & Associates, L.P. ("RCBA"), was determined by the Board of Directors to be the best opportunity. RCBA has in the past taken significant ownership positions in public corporations and subsequently worked with management to enhance shareholder value. As a result, with the approval of the Board of Directors, the Company entered into a Stock Purchase and Sale Agreement, as amended (the "Agreement"), with PB Capital whereby PB Capital agreed to purchase 150,150 shares of Series B Preferred Stock subject to certain conditions and subject to the right, prior to the date of the closing of such purchase (the "Closing Date"), to assign PB Capital's right to purchase a specified number of shares (not to exceed 65,000) to financially responsible third parties that are not competitors of the Company (the "Transaction") (see "Description of Transaction"). Subsequent to execution of the Agreement, PB Capital and the Company entered into a stock assignment and assumption agreement with the Union whereby Union agreed to purchase at least 32,500 but no more than 37,500 shares of the Series B Preferred Stock under the Agreement. In addition, PB Capital has also advised the Company that The Common Fund is expected to purchase up to 25,000 shares of the Series B Preferred Stock for the account of its Equity Fund. As a result, the investor group consists at this time, of PB Capital, Union and The Common Fund.


                  As reported in the Company's Form 10-K/A for the year ended December 31, 1995, the Company's primary real estate assets are located in five states: Florida, Massachusetts, Georgia, California and Arizona. The Company accounts for those real estate assets in accordance with the provisions of the Statement of Financial Accounting Standards No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS#121). Approximately 77% of the Company's real estate assets represent properties held and used in rental and other operations. Cash flows to be derived from those properties are dependent on the results of those operations and from the ultimate sale of those properties. SFAS #121 requires that assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on the Company's current operating strategy, the estimated net future cash flows from these properties exceed their carrying values. As a result, no impairment is currently required to be recognized.



                  In addition, approximately 23% of the Company's real estate assets represent fully or partially developed land held for sale in the normal course of business. Cash flows to be derived from these properties are dependent on the proceeds from the sale of these properties based on local market conditions. SFAS #121 provides that when management has committed to a plan to dispose of long-lived assets that the assets be reported at the lower of the carrying amount or fair value less cost to sell. Based on the Company's current operating strategy, the estimated net future cash flows from these properties exceed their carrying values. As a result, no impairment is currently required to be recognized.


                  In conjunction with PB Capital, the Company is reviewing all the Company's real estate assets and current strategies related to those assets with the possibility that a plan may be developed to generate short term liquidity of up to an additional $20 million for the Company. Currently, the Company's strategy has been to hold all of its real estate assets through the necessary development and stabilization periods to achieve full value. A strategy which includes an accelerated disposition or bulk sale of certain of its real estate assets could substantially reduce the estimated net future cash flows from these properties, which would require the recognition of an impairment loss on those assets in accordance with Statement of Financial Accounting Standards No. 121.



                  As the Company has not yet adopted a plan to dispose of any of its real estate assets nor devoted a significant effort to a comprehensive disposition strategy, it has not compiled detailed estimates, on a specific property basis, of the potential write-down for these assets. However, as discussed above in connection with the proposed investment by PB Capital, the Company has performed a preliminary review of its real estate assets and estimates that a potential write-down of $20,000,000 to $80,000,000 of the carrying values of these properties may be required based upon various valuation methodologies including discounted cash flows (after estimated costs to carry), comparable sales transactions and unsolicited purchase offers received. This potential write-down can be summarized as follows:


                           Location             Potential Write-down
                           --------             --------------------

                    Arizona Properties       $17,000,000 - $20,000,000
                    California Properties    $53,000,000 - $57,000,000
                    Florida Properties       $ 2,000,000 - $ 3,000,000


General Effect of Transaction on Existing Stockholders

                  If the Transaction is approved, the rights of existing stockholders will be effected in several principal ways. Since the Series B Preferred Stock is convertible into Common Stock and has voting rights, the voting rights of the current stockholders will be diluted. In addition, the right of holders of the Series B Preferred Stock to designate certain directors and members of the Executive Committee will also have a dilutive effect on the voting rights of the current stockholders, including providing such members with an effective veto over certain major decisions of the Company. In addition, the issuance of the Series B Preferred Stock may have a dilutive effect on the earnings per share of the Company due to the increase in number of shares of Common

Stock on a fully diluted basis. Furthermore, the book value of each share of Common Stock may decrease due to a conversion price below book value. These dilutive effects are a consequence of the significant capital interest that the Investors will have in the Company. The issuance of the Series B Preferred Stock will allow the Company to obtain this needed capital and restructure its bank facilities. Furthermore, it will add the expertise of RCBA to the resources of the Company. Please refer to the remainder of this Proxy Statement for a more detailed description of the Transaction.


Description of Transaction


                  The Agreement provides that the Company's Board of Directors will classify 500,000 shares of preferred stock of the Company as Series B Preferred Stock. Of that amount 150,150 shares would be issued to the Investors at the time of the closing of the Transaction. The remainder would be set aside for possible future payment-in-kind dividends to the holders of the Series B Preferred Stock. The purchase price of the Series B Preferred Stock to be issued on the Closing Date will be $200.00 per share, for a total of $30,030,000.

                  As a condition to the  Investors'  obligations  to acquire the
Series B Preferred Stock, PB Capital is requiring that the By-Laws of the Company be amended as described below (see "BY-LAW AMENDMENT"), that the Company's Shareholder Rights Agreement be revised as described below (see "Shareholder Rights Agreement Amendment"), that the Company enter into a management agreement (the "Management Agreement") with Tutor-Saliba Corporation and Ronald N. Tutor as described below (see "Management Agreement"), and that three persons designated by holders of the Series B Preferred Stock be elected to the Board of Directors of the Company (the "Designated Directors") -- one in Class I, one in Class II, and one in Class III. All three Designated Directors will be appointed to the newly reconstituted Executive Committee of the Board of Directors, and certain of them will be appointed to other committees as well. Other conditions to the Investors' obligations to acquire the Series B Shares include but are not limited to: (i) compliance by the Company with all terms, covenants and conditions of the Agreement in all material respects; (ii) that the Company's representations and warranties in the Agreement are true and correct in all material respects at and as of the Closing Date; (iii) the approval by the Company's stockholders of the issuance of the Series B Preferred Stock sought by this Proxy Statement; (iv) that there be no additional holders of 5% or more of the equity of the Company (which holders could jeopardize the Company's ability to use present and future net operating losses (see "Shareholder Rights Agreement Amendment")); (v) that Ronald N. Tutor shall not be prevented from serving on the Board of Directors of the Company or from serving as acting Chief Operating Officer of the Company by (a) any action of a state or federal governmental authority, or (b) his death or disability and that no lawsuit or administrative action shall have been threatened by a state or federal governmental authority related to Mr. Tutor and further that in the reasonable judgment of RCBA there is not a material risk of such a suit or action; and (vi) that given the relationship of a principal of RCBA to a United States Senator, (a) the Senate Ethics Committee and regular counsel for the Senator on such matters shall each have given an opinion concerning RCBA's involvement with the Company that, in the reasonable judgment of RCBA, does not require the imposition of material restrictions on the business of the Company or upon the ability of the Senator to vote on matters of concern to her constituents, and (b) that RCBA be assured by the Executive Committee of the Company's Board of Directors that it will cause the Company not to bid for a project when and if advised of RCBA's view that such bid could create a significant risk of exposing the Company, RCBA, PB Capital, and/or the Senator to a conflict of interest problem. The issuance of the Series B Preferred Stock was also conditioned upon (a) the renegotiation and confirmation of the Company's existing credit agreements and (b) confirmation that the Company's bonding is adequate, both of which conditions have been satisfied (see "Credit Facilities").

                  The conditions to the Company's obligations to sell the Series B Preferred Stock to the Investors include, but are not limited to: (i) compliance by the Investors and RCBA with all terms, covenants and conditions of the Agreement in all material respects; (ii) that their representations and warranties in the Agreement are true and correct in all material respects at and as of the Closing Date; (iii) the Company having received certain fairness opinions regarding the Transaction from its investment bankers; and (iv) the approval by the Company's stockholders of the issuance of the Series B Preferred Stock sought by this Proxy Statement.


Use of Proceeds


                  The net proceeds of the proposed issuance of the Series B Preferred Stock will be used to repay the recent $10,000,000 increase in the bridge loans and for working capital purposes (see "Bridge Loan and Participation Agreement").


Description of Series B Preferred Stock


                  The vote of the Company's Board of Directors establishing the terms of the Series B Preferred Stock (the "Certificate of Vote") provides as follows:


Amount


                  The number of shares constituting the Series B Preferred Stock shall be 500,000 of which 150,150 shall be issued initially and the remainder shall be reserved for issuance as dividends to the holders of the Series B Preferred Stock (see "Dividends"). The number of shares designated as Series B Preferred Stock shall not be increased without a vote of the stockholders, but may be decreased without a vote of the stockholders so long as the decrease is approved by 66 2/3% of the then outstanding shares of Series B Preferred Stock.


Liquidation Preference


                  Upon liquidation the holders of Series B Preferred Stock would be entitled to $200.00 per share (the "Liquidation Preference") plus accrued and unpaid dividends. The Series B Preferred Stock will rank junior in liquidation preference to the Company's $21.25 Convertible Exchangeable Preferred Stock and senior to all other currently issued capital stock of the Company (including the Common Stock).


Dividends


                  Dividends will be payable on the Series B Preferred Stock either in cash or in additional shares of Series B Preferred Stock (a "Payment-In-Kind"). The cash dividend rate is 7 percent per annum (9 percent while there is a Special Default) of the Liquidation Preference and the Payment-In-Kind dividend rate is 10 percent per annum (12 percent while there is a Special Default) of the Liquidation Preference. Dividends will be payable quarterly commencing on March 15, 1997. A Special Default would occur upon (1) the making of certain changes to the Executive Committee without the prior written approval of a majority of the members of the Executive Committee who were members prior to such change; (2) the taking of the following actions required to be approved by the Executive Committee: (a) any borrowing or guarantee by the Company exceeding $15 million, (b) except for issuance of stock or stock options pursuant to the Company's incentive compensation plans or programs, any issuance of stock other than Common Stock of the Company in an aggregate amount not exceeding five percent (5%) of the Common Stock of the Company issued and outstanding on the date of the initial issuance of Series B Preferred Stock to the Investors, (c) any strategic alliance (other than a construction joint venture) involving a capital commitment by the Company exceeding $5 million, (d) any asset sale by the Company or lease as lessor exceeding $5 million (other than equipment dispositions in the normal course of business); (e) any redemption or amendment of the rights issued pursuant to the Shareholder Rights Agreement or the preferred stock of the Company issuable upon the exercise of such rights; and (f) any termination of or amendment to the Management Agreement (see "By-Law Amendment" and "Management Agreement") without that Committee's approval; (3) any change by the Company in the composition of the Executive Committee which results in members of such Committee selected by the holders of the Series B Preferred Stock being fewer in number than the number of directors such shareholders are entitled to designate; and (4) solely for purposes of the right to elect additional directors, the failure of the Company to authorize, declare, and pay dividends on the Series B Preferred Stock when due.


                  Prior to December 15, 1999, the Company will make annual elections as to whether dividends will be paid in cash or in kind. Beginning December 15, 1999, the Company will make such election semiannually. In the event that, during any period for which the Company has elected to pay cash dividends, it is unable to pay the full amount of the cash dividend due, the Board of Directors is required to authorize, declare and pay a supplemental stock dividend equal to the difference between the dividend that would have been paid in kind at the Payment-In-Kind rate (assuming that the Board of Directors had elected to pay dividends for such in-kind and assuming that a Special Default existed) and the cash dividend actually declared and paid on such dividend payment date, if any, and on the previous dividend payment date during such payment period. Dividends not paid will cumulate. There is no sinking fund.

                  The Series B Preferred Stock will rank junior in cash dividend preference to the $21.25 Convertible Exchangeable Preferred Stock and senior to the Common Stock. The terms of the Series B Preferred Stock further provide that no cash dividends or other distributions payable in cash will be authorized, declared, paid or set apart for payment on any shares of Common Stock or other stock of the Company ranking junior as to dividends to the Series B Preferred Stock except for certain limited dividends on Common Stock beginning in 2001.


                  In addition, the new credit facilities will further limit the ability of the Company to pay cash dividends. (see "Credit Facilities").


Redemption by the Company (Optional and Mandatory)


                  All, but not less than all, of Series B Preferred Stock may be redeemed after the third anniversary of the Closing Date at the election of the Board of Directors for the Redemption Price (defined below) plus accrued and unpaid dividends, if and when the shares of the Common Stock have traded (i) for at least forty (40) of the forty-five (45) trading days (each of which trading days shall be after the third anniversary of the original issue date) immediately preceding the date on which the redemption decision is made by the Board of Directors (the "Determination Date"), and (ii) on each of the ten (10) consecutive trading days immediately prior to the Determination Date, at a price in excess of 150% (125% after the fifth anniversary of the Closing Date) of the conversion price then in effect for the Series B Preferred Stock for each such trading day.

                  The Redemption Price will be the Liquidation Preference where there have been no Special Defaults and, if one or more Special Defaults has occurred, will be 130% of the greater of the Liquidation Preference or the market value of the Common Stock (valued at the average of the closing prices on the preceding twenty (20) trading days immediately prior to the occurrence of the most recent Special Default) into which the Series B Preferred Stock would then be convertible, assuming such shares were then immediately convertible.


                  On the eighth, ninth, and tenth anniversaries of the Closing Date, the Company is required to purchase from each holder of Series B Preferred Stock at the then- effective Redemption Price (plus accrued but then unpaid dividends) one-third of the number of shares of the Series B Preferred Stock held by such holder on the eighth anniversary (plus a portion of any subsequently issued shares).


                  In addition, if one or more Special Defaults were to occur at any time or from time to time on or after the Closing Date, each holder of Series B Preferred Stock would have the right, at such holder's option exercisable at any time within 120 days after the occurrence of each such Special Default, to require the Company to purchase all or any part of the shares of Series B Preferred Stock then held by such holder as such holder may elect at the Redemption Price plus the accrued and unpaid dividends thereon. The terms of the Series B Preferred Stock do not contain any restrictions on the redemption of the Series B Preferred Stock while there is an arrearage on the payment of dividends; however, such repurchases shall be for the Redemption Price plus accrued and unpaid dividends.


                  The new credit facilities will limit the aforementioned rights of redemption. (see "Credit Facilities").


Conversion


                  Each Share of Series B Preferred Stock shall be convertible, at the election of the holder, at any time (including immediately prior to any scheduled or announced redemption) into fully paid and nonassessable shares of Common Stock (or, in certain instances, other securities and property of the Company) at the rate of that number of shares of Common Stock for each full share of Series B Preferred Stock that is equal to the Liquidation Preference plus an amount in cash equal to the accrued and unpaid dividends thereon, whether or not authorized or declared, divided by the then applicable conversion price per share of Common Stock. The Company shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all Series B Preferred Stock. The conversion price as initially established represented a 15% premium over the average closing price of the Company's Common Stock over the 45 day trading period leading up to the final price negotiations with RCBA. As adjusted for the issuance of warrants to the Company's bank group (see "Effect of Warrants"), the conversion price will initially be $9.68219 per share. The conversion price will be adjusted periodically to account for certain distributions of Common Stock or other securities convertible into Common Stock.


Election of Directors


                  In addition to being entitled to select the Designated Directors, holders of the Series B Preferred Stock have the right to designate the successors to each Designated Director. The Company is required to nominate and use its best efforts to elect such directors. In addition, holders of the Series B Preferred Stock have the right to appoint to the Executive Committee the same number of directors as they are entitled to designate for election to the Board of Directors. Holders of the Series B Preferred Stock also have the right to remove from the Executive Committee any director that they have appointed to such committee. The number of directors that holders of the Series B Preferred Stock are entitled to designate (initially, three) drops to two when the Investors' holdings (including any payment-in-kind dividends) have been reduced by 66-2/3% from the Investors' holdings at the Closing Date (including any payment- in-kind dividends), to one when such holdings of the Investors have been reduced by 80% from their holdings at the Closing Date, and to zero when such holdings of the Investors have been reduced by 90% from their holdings at the Closing Date.

                  PB Capital has informed the Company that it intends to nominate Michael R. Klein, Douglas J. McCarron, and Ronald N. Tutor as the initial Designated Directors, and the Company has indicated that such nominees are acceptable to it. It is contemplated that they will be elected to the Board of Directors, effective on the Closing Date.

                  Michael R. Klein. Mr. Klein is 53 years old. Mr. Klein has been a partner in the law firm of Wilmer, Cutler & Pickering since 1974. Since 1987, he has been the Chairman of Realty Information Group, Inc. (real estate information). He has been a Director of National Educational Corporation (education) since April 1991 and a Director of Steck Vaughn Publishing Corporation (educational publishing) since June 1993.

                  Douglas J. McCarron. Mr. McCarron is 46 years old. Mr. McCarron has been President of the Carpenters Local Union No. 1506 (a labor union) and President of the Southern California Conference of Carpenters (a bargaining agent for all Southern California Carpenters local unions), since 1982. He has also been General President of the United Brotherhood of Carpenters and Joiners of America (a labor union) since November 1995 and a Member of the Executive Council of the AFL-CIO since 1995. Mr. McCarron is a director of ULLICO, Inc. which is the parent company of The Union Labor Life Insurance Company which through its Separate Account P is expected to purchase a significant number of shares of Series B Preferred Stock. From 1992 through 1995, Mr. McCarron was General Second Vice President of the United Brotherhood of Carpenters and Joiners of America (a labor union). Mr. McCarron also served as Secretary-Treasurer of the Southern California District Council of Carpenters (a labor union) from 1987 through 1995. Mr. McCarron has been the Chairman since 1986, and a Trustee since 1987, of the United Brotherhood of Carpenters Pension Fund for Officers and Directors ("United Brotherhood Pension Fund"). The United Brotherhood Pension Fund is expected to be a significant investor in PB Capital.

                  Ronald N. Tutor.  Mr. Tutor is 56 years old.  Since 1972,  Mr.
Tutor has been President and Chief Executive Officer of Tutor-Saliba Corporation, a California-based company (construction) with 1995 company-wide revenues of approximately $421 million. Mr. Tutor has been a Director of Southdown, Inc. since 1993 and a Trustee of the Carpenters Pension Trust, a pension fund governed by the provisions of the Employee Retirement Income Security Act of 1974, as amended. In addition, as described below, Mr. Tutor will be appointed acting Chief Operating Officer of the Company in connection with the Transaction. Tutor-Saliba Corporation, a corporation controlled by Mr. Tutor, has been a participant in joint ventures with the Company since 1977. The Company currently has eight (8) active joint ventures with Tutor- Saliba Corporation, with a total contract value of over $1 billion. Mr. Tutor is expected to be an investor in PB Capital.

                  The new credit facilities provide that it will be an event of default if the Designated Directors cease to constitute a majority of the members of the Executive Committee (see "Credit Facilities").


Voting Rights


                  The holders of Series B Preferred Stock will each initially have 20.65648 votes for each share held after the issuance of warrants to the Company's bank group. The Series B Preferred Stock will vote as a class with the holders of the Common Stock on all matters on which the Common Stock may vote, except as set forth below. Upon the occurrence of any event that causes an increase or decrease in the conversion price, the number of votes possessed by each share of Series B Preferred Stock shall be correspondingly decreased or increased.


                  Whenever a Special Default exists or if the Company has failed to repurchase Shares of Series B Preferred Stock that it is required to purchase, (i) the number of members of the Board of Directors shall be increased by such number as is necessary to allow the election of the directors specified in clause (ii), and (ii) the holders of the Series B Preferred Stock, voting separately as a class, shall have the right to elect an additional number of directors to the Board of Directors such that directors selected by the holders of the Series B Preferred Stock constitute a majority of the Board of Directors. The terms of the Series B Preferred Stock provide that, so long as any of the Series B Preferred Stock is outstanding, the Company shall not, directly or indirectly, without the affirmative vote or consent of the holders of at least 66-2/3% of all outstanding Series B Preferred Stock voting separately as a class: (i) amend, alter or repeal any provision of the Company's Restated Articles of Organization, Certificate of Vote, or By-Laws, if such amendment, alteration or repeal would alter the contract rights, as expressly set forth in the Certificate of Vote, of the Series B Preferred Stock or otherwise to adversely affect the rights of or protections afforded to the holders thereof or the holders of the Common Stock; (ii) create, authorize or issue, or reclassify shares of any authorized stock of the Company; or (iii) approve certain fundamental changes (e.g., any plan or agreement pursuant to which all or substantially all of the shares of Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets).


Restrictions on Transfer


                  The Investors have covenanted not to transfer their interest in the Company to, and not to permit their investors to transfer their interests in any of the Investors to, entities that are competitive with the Company for a period of two years after the Closing Date. Thereafter, for an additional two years, the Investors have granted to the Company a right of first refusal on any transfer of Company stock by the Investors to an entity that is competitive with the Company. In addition, the New Credit Agreement (as hereinafter defined) provides that certain transfers by the Investors will be considered events of default (see "Credit Facilities").


Bridge Loan and Participation Agreement


                  In order to meet the company's need for additional working capital, in November 1996 the banking group increased the outstanding amount of its bridge loan facility by $10,000,000 to a total of $25,000,000. As a condition to the increase in the bridge loan facility, the banking group required that PB Capital purchase for $10,000,000 a participation interest in the outstanding bridge loans. Upon the closing of the Transaction, the $10,000,000 increase in the bridge loans must be repaid. In consideration of PB Capital's purchase of a participation interest in the bridge loans, the Company has paid PB Capital a fee consisting of 47,267 newly issued shares of Common Stock. The number of shares of Common Stock was determined by dividing $400,000 by the average daily closing market price of the Company's Common Stock on the five trading days immediately preceding the date of the closing of the participation. Upon closing of the Transaction and repayment of the $10,000,000 increase in the bridge loans, the bridge loan facility is anticipated to be restructured as part of the New Credit Agreement (as hereinafter defined) (see "Credit Facilities").


Credit Facilities


                  In conjunction with the proposed issuance of the Series B Preferred Stock, the Company, with the assistance of RCBA, has renegotiated the Company's credit facilities. As a result of these negotiations, the Company has agreed upon the terms of an Amended and Restated Credit Agreement (the "New Credit Agreement") which is to become effective upon the consummation of the Transaction and the satisfaction or waiver of certain customary closing conditions, but only if such conditions are satisfied or waived on or before January 31, 1997. The New Credit Agreement provides for a restructuring of the Company's $114.5 million existing revolving credit facility and its $25 million existing bridge loan facility into a single $129.5 million revolving credit facility, comprised of a Tranche A commitment in the amount of $110 million and a Tranche B commitment in the amount of $19.5 million. The Tranche B commitment provides for a higher interest rate than the Tranche A commitment. The New Credit Agreement further requires that the Company repay the loans based upon the following schedule:


                  December 31, 1997                  $15,000,000
                  December 31, 1998                  $15,000,000
                  March 31, 1999                     $ 2,500,000
                  June 30, 1999                      $ 5,000,000
                  September 30, 1999                 $ 5,000,000
                  January 1, 2000                    Remaining Balance


                  The New Credit Agreement also requires that a percentage of certain net proceeds from the disposition of real estate be used to prepay the loans and reduce the maximum amount of the facility. In this regard, the first $20 million of net proceeds from real estate sales may be retained by the Company to fund its operations. Thereafter, fifty percent (50%) of all net proceeds would be used to reduce the credit facility, with the remaining fifty percent (50%) available to the Company to fund its operations. In addition, eighty percent (80%) of the net proceeds from the disposition of other assets must be paid to the banks to prepay the facility when the aggregate net proceeds from such sales equal at least $125,000 (and at each $125,000 increment thereafter). All mandatory prepayments resulting from asset dispositions will reduce the mandatory principal payments detailed above.

                  In consideration of the restructuring of the credit facilities, the banks will receive restructuring fees of $323,750, one half payable at the closing of the New Credit Agreement and one half payable on the second anniversary of the closing. The agent bank, Morgan Guaranty, will also receive a $120,000 fee in addition to its share of the aforementioned restructuring fee. In addition, upon commencement of the New Credit Agreement the banks will also be granted warrants to purchase an aggregate of 4.9% (currently equivalent to approximately 410,000 shares) of the Common Stock of the Company (on a fully diluted basis, after giving effect to the issuance of the Series B Preferred Stock to the Investors) with an exercise price equal to the average daily closing market price on the five trading days before the effective date of the New Credit Agreement. The warrants will be exercisable three years after the date of grant (or in certain other limited circumstances at an earlier date) and will expire ten years from the date of grant. The warrants will have customary antidilution provisions and registration rights.

                  Among the general covenants of the New Credit Agreement are certain restrictions on the Company and/or its subsidiaries' ability to incur new debt. No new debt may be incurred without approval of the banks except as follows: debt existing on September 30, 1996; debt provided for in the New Credit Agreement; debt owing to joint ventures of which the Company is a participant; debt incurred to finance insurance premiums not to exceed $3 million at any time; and debt incurred for financing fixed assets up to $3 million in any twelve consecutive calendar months. In addition, the Company's aggregate outstanding debt shall not exceed $150 million at any time.

                  Also provided for in the covenants is a negative pledge that prohibits the Company from incurring liens on Company assets with the exception of existing liens at September 30, 1996, liens securing obligations under the New Credit Agreement, certain bonding company exceptions, purchase money security interest and certain other permitted encumbrances. The Company also is restricted to $3 million of capital expenditures annually and to the following annual limits on investments in real estate: 1996 - $12 million, 1997 - $12.5 million, 1998 - $8.6 million; and 1999 - $3 million.

                  To remain in compliance with the loan covenants, the Company also must satisfy certain financial tests, including maintaining a minimum adjusted tangible net worth as follows:

                                                    MINIMUM CONSOLIDATED
                 FISCAL QUARTER                      ADJUSTED TANGIBLE
                    ENDING                               NET WORTH


               December 31, 1996                        $109,244,000
               March 31, 1997                           $109,661,000
               June 30, 1997                            $110,078,000
               September 30, 1997                       $110,495,000
               December 31, 1997                        $112,899,000
               March 31, 1998                           $113,275,000
               June 30, 1998                            $115,651,000
               September 30, 1998                       $115,977,000
               December 31, 1998                        $119,303,000
               March 31, 1999                           $119,629,000
               June 30, 1999                            $121,955,000
               September 30, 1999                       $122,281,000
               December 31, 1999                        $126,611,000

                  The net worth test is adjustable for non-cash gains or charges related to real estate investments or of any other real property.

                  The Company must also maintain a minimum working capital ratio of 1:1 and is required, starting January 1, 1997, to generate minimum operating cash flow as follows:

                                                              MINIMUM
                                                             OPERATING
                      PERIOD                                 CASH FLOW

        January 1, 1997 through March 31, 1997          ($    20,000,000)
        January 1, 1997 through June 30, 1997           ($    10,000,000)
        January 1, 1997 through September 30, 1997       $             0
        January 1, 1997 through December 31, 1997        $    10,000,000
        Each four consecutive fiscal quarters
         ending March 31, 1998 and thereafter            $    15,000,000

                  The New Credit Agreement further provides that there will be an event of default if (i) PB Capital, Union, The Common Fund, RCBA, Richard C. Blum, Ronald Tutor, Tutor-Saliba Corporation, and their respective affiliates (defined in the New

Credit Agreement as the "Investor Group") fail to maintain collectively an ownership interest in the Company of at least 75,075 shares of Series B Preferred Stock, or cease to be the beneficial owners of at least 20% of the outstanding shares of Common Stock of the Company or the owners collectively of shares of Series B Preferred Stock convertible into at least 20% of the outstanding shares of Common Stock of the Company, (ii) any person or group of persons (excluding the Investor Group and certain other parties) within the meaning of the Securities Exchange Act of 1934 acquires beneficial ownership of 25% or more of the outstanding shares of Common Stock of the Company,(iii) the members of Board of Directors designated by members of the Investor Group cease to constitute a majority of the members of the Executive Committee of the Board of Directors, or (iv) the powers of the Executive Committee of the Board of Directors of the Company are diminished in any material respect.

                  The New Credit Agreement, in addition to general covenants, further provides that there may be no purchase or redemption by the Company or any of its subsidiaries of any of the Series B Preferred Stock at any time prior to the date when the credit facility is paid in full. The New Credit Agreement also provides that the Company may not pay cash dividends or make other restricted payments prior to September 30, 1998 and thereafter may not pay cash dividends or make other restricted payments unless: (i) the Company is not in default under the New Credit Agreement; (ii) commitments under the credit facility have been reduced to less than $90 million; (iii) restricted payments in any quarter, when added to restricted payments made in the prior three quarters, do not exceed fifty percent (50%) of net income from continuing operations for the prior four quarters; and (iv) net worth (after taking into consideration the amount of the proposed cash dividend or restricted payment) is at least equal to the amount shown below, adjusted for losses from dispositions of real estate, provided that unadjusted net worth must be at least $60,000,000:


               October 1, 1998 to December 30, 1998      $161,977,000
               December 31, 1998 to March 31, 1999       $167,303,000
               April 1, 1999 to June 30, 1999            $170,129,000
               July 1, 1999 to September 30, 1999        $172,955,000
               October 1, 1999 to January 1, 2000        $175,781,000


For purposes of the New Credit Agreement net worth shall include the net proceeds from the sale of the Series B Preferred Stock to the Investors.


Effect of Warrants


                  If, as contemplated, the warrants are issued to the Company's banks (see "Credit Facilities"), the conversion price of the Series B Preferred Stock will be lowered to $9.68219, a reduction from the $10.50 conversion price originally announced by the Company.


Impact of Failure to Approve the Issuance of the Series B Preferred Stock


                  If the Transaction is not consummated by January 31, 1997, the Company would be in default under its existing credit facilities. As a result, the Company would have to enter into immediate negotiations with its banking group (including PB Capital) to obtain a waiver of the default and an extension of the January 31, 1997 termination date of the $25 million bridge loan facility. In addition, the Company would need to enter into negotiations regarding an extension of its existing $114.5 million revolving credit facility, which currently is scheduled to mature on December 6, 1997. Without the continued availability of these funds the Company cannot conduct operations at its current level of business. There is no assurance at this time that any such waiver of default or loan extensions could be obtained and there is also no assurance that negotiations with the banking group will result in lending levels sufficient to provide the necessary liquidity to meet the Company's needs.

                  The failure to obtain such new credit facilities or other alternative financing might force the Company to change its current real estate strategies, as they relate to certain of its holdings, and sell some properties on an accelerated basis to provide near term liquidity. Such a change in strategy would result in the writedown of those real estate assets to current disposition levels as opposed to longer term full development values. Moreover, without the equity infusion from the Investors and the negotiation of new credit facilities, it is not certain that the real estate sales by the Company could generate sufficient cash to meet the Company's needs.


Employment and Severance Agreements


                  In connection with the closing of the Transaction, the Company plans to enter into separate employment agreements with David B. Perini, John H. Schwarz, Richard J. Rizzo and Donald E. Unbekant. Under the terms of Mr.
Perini's agreement, Mr. Perini will continue as Chief Executive Officer and Chairman of the Board of Directors of the Company (subject to election by the Board of Directors) for a period of three years. Mr. Perini will also remain President of the Company until the appointment of a Chief Operating Officer for the Company. The agreement will provide that Mr. Perini will receive his current salary, which will continue to be reviewed by the Board of Directors. Mr. Perini will also continue to receive certain benefits, including, but not limited to, health and life insurance and pension accrual. In addition, Mr. Perini will continue to receive incentive compensation under the Company's current plans until the end of 1996 and pursuant to any plans which are in effect thereafter.

                  Mr. Perini's agreement will provide that Mr. Perini may voluntarily terminate his employment for any reason with 60 days notice to the Company. In such event, Mr. Perini would be entitled to receive his accrued salary and his accrued bonus up to the date of such termination. Mr. Perini's agreement will also provide that, during the 90-day period following the first anniversary of the agreement, Mr. Perini may voluntarily terminate his employment for any reason with 90 days notice to the Company. In such event, Mr. Perini would be entitled to receive his salary and benefits for the balance of the contract term and to the extent that pension benefits cannot be provided under the Company's qualified plan, they shall be provided under a non-qualified plan. In the event of Mr. Perini's termination without cause, a reduction in Mr. Perini's salary, a reduction in other benefits, a material change in his responsibilities at the Company or certain other events deemed to be a "Constructive Termination", Mr. Perini would be entitled to terminate his employment with the Company and receive his base compensation and benefits for up to three years, depending on when the termination of employment occurred and to the extent that pension benefits cannot be provided under the Company's qualified plan, they shall be provided under a non-qualified plan. In the event Mr. Perini's employment were terminated in accordance with any of the above provisions, his stock options would become fully exercisable and/or vested and could be exercised at any time during the salary continuation period (but not beyond the applicable option term).


                  Each of the agreements with Messrs. Schwarz, Rizzo and Unbekant will provide that the executive will continue to serve the Company, in the position or positions currently held, through December 31, 1997. Each agreement will provide that the executive will receive his current salary, which will continue to be reviewed by the Board of Directors. Each executive will also continue to receive benefits, including, but not limited to, health and life insurance and pension accrual. In addition, each executive will continue to receive incentive compensation under the Company's current plans until the end of 1996 and pursuant to any plans which are in effect thereafter.

                  Each agreement will provide that the executive may voluntarily terminate his employment for any reason with 60 days notice to the Company. In such event, the executive would be entitled to receive his accrued salary and his accrued bonus up to the date of such termination. Each agreement will provide that, in the event of the termination of the executive without cause, a reduction in the executive's salary or other benefits (other than a reduction that is similar to the reduction made to the salaries or other benefits provided to all or most other employees of the Company), or a material change in the executive's responsibilities at the Company or certain other events deemed to be a "Constructive Termination", the executive would be entitled to terminate his employment with the Company and receive his base compensation and benefits for the greater of one year or the remaining contract term and to the extent that pension benefits cannot be provided under the Company's qualified plan, they shall be provided under a non-qualified plan. In the event the executive's employment were terminated in accordance with the above provision, his stock options would become fully exercisable and/or vested and could be exercised at any time during the salary continuation period (but not beyond the applicable option term).


                  Bart W. Perini will retire as an active employee of the Company effective December 31, 1996. He will continue to serve as a Director. The Company will enter into a severance agreement with Mr. Perini which, in recognition of his thirty-five years of service, will provide for the continuation of his base salary and benefits, including health and life insurance and pension accrual, through December 31, 1998 and to the extent that pension benefits cannot be provided under the Company's qualified plan, they shall be provided under a non-qualified plan. In addition, he will continue to receive incentive compensation under the Company's current plans through the end of 1996.



Management Agreement


                  As a condition of the Investors' obligations to acquire the Series B Preferred Stock, the Stock Purchase Agreement requires that at or prior to the Closing Date, the Company enter into the Management Agreement. The Management Agreement will become effective as of the Closing Date. Under the terms of the Management Agreement, Tutor-Saliba Corporation and Mr. Tutor each agree to provide the Company with the management services of Mr. Tutor for a maximum of ten days in any calendar month (unless otherwise agreed by the parties in writing). Mr. Tutor shall serve as acting Chief Operating Officer and Tutor-Saliba Corporation will be paid an annual fee of $150,000 for Mr. Tutor's services. In addition, in order to provide incentive to Mr. Tutor in his role as acting Chief Operating Officer, he will be granted, on the Closing Date, options to purchase 150,000 shares of Common Stock. The options will be granted with an exercise price per share equal to the closing price of a share of Common Stock on the American Stock Exchange on the day prior to the Closing Date. The options will not be qualified under Section 422 of the Internal Revenue Code of 1986, as amended, and will not vest for forty months (or in certain other limited circumstances at an earlier date). The options expire after eight years.

                  Unless terminated earlier by the parties, the Management Agreement terminates upon the earliest to occur of (i) December 31, 1998, (ii) Mr. Tutor's inability to perform his services under the Management Agreement, whether because of death, disability or otherwise, (iii) written notice from the Company to Mr. Tutor after, in the determination of a majority of the Executive Committee of the Board of Directors of the Company, Mr. Tutor has failed to perform his obligations under the Management Agreement, and (iv) the reasonable determination by the Board of Directors or Executive Committee of the Company, along with written notice thereof to Mr. Tutor, that it would be inadvisable for Mr. Tutor to continue performing the services contemplated by the Management Agreement.


Executive Committee Compensation


                  The non-employee members of the Executive Committee will receive $4,000 for each Executive Committee meeting attended. In addition, each of the non-employee members of the Executive Committee will also be granted, on the Closing Date, options to purchase 25,000 shares of Common Stock. The options will be granted with an exercise price per share equal to the closing price of a share of Common Stock on the American Stock Exchange on the day prior to the Closing Date. The options will not be qualified under Section 422 of the Internal Revenue Code of 1986, as amended, and will not vest for forty months (or in certain other limited circumstances at an earlier date). The options expire after eight years.


Registration Rights Agreement


                  The Series B Preferred Stock will not be listed on the American Stock Exchange or any other national securities exchange, and the issuance of the Series B Preferred Stock will not be registered with the SEC. The shares of Series B Preferred Stock will therefore be restricted securities. However, the Company will enter into a Registration Rights Agreement (the
"Registration Rights Agreement") with the Investors pursuant to which the Investors or their permitted successors and assigns under the Agreement (the "Purchasers") will be entitled to certain additional rights with respect to the registration under the Securities Act of 1933, as amended, (the "Securities Act") of the shares of Common Stock received upon conversion of the Series B Preferred Stock (the "Conversion Shares").

                  The Registration Rights Agreement will provide that Purchasers holding unregistered Conversion Shares or Preferred Stock may, upon the receipt by the Company of a written request by the holders of a majority of all outstanding Conversion Shares and Preferred Stock, demand that the Company file with the SEC a registration statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a "Shelf Registration") for the purpose of registering the resale of such unregistered Conversion Shares and any shares of Common Stock into which Preferred Stock may be converted (together, the "Registrable Securities"). Such agreement will provide that the Company shall use its best efforts to maintain the effectiveness of such Shelf Registration until the resale of all such Registrable Securities and, in the event all Registrable Securities are not resold under such Shelf Registration, the Company must file a second Shelf Registration statement for the resale of any and all remaining Registrable Securities.


Voting Agreement


                  PB Capital, David B. Perini, Bart W. Perini, Ronald N. Tutor, and Tutor- Saliba Corporation (collectively, the "Stockholders" and each individually a "Stockholder") will enter into an agreement (the "Voting Agreement") with the Company, pursuant to which the Stockholders will agree to vote all of the shares of Common Stock, Series B Preferred Stock, Series A Junior Participating Cumulative Preferred Stock, and any other series or class of voting stock to be issued by the Company (collectively, the "Perini Voting Stock") owned of record or thereafter acquired by them, or over which they have voting control, in favor of the election to the Board of Directors of the Company of one representative designated by PB Capital and reasonably satisfactory to the Company at the first meeting of the Stockholders at which directors will be elected (the "Meeting"). The terms of the Voting Agreement will be binding upon transferees of Perini Voting Stock. The Voting Agreement will remain in effect until immediately after the holding of the Meeting at which the representative designated by PB Capital is elected.


Shareholder Rights Agreement Amendments


                  The Company is a party to a Shareholder Rights Agreement, dated as of September 23, 1988, as amended and restated as of May 17, 1990, with The First National Bank of Boston as Rights Agent. On September 23, 1988, the Board of Directors of the Company declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock of the Company to stockholders of record at the close of business on October 6, 1988. Each Right entitles the registered holder thereof to purchase one one-hundredth of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock (the "Series A Preferred Stock") at a cash exercise price of $100.00 per Unit. The Rights expire on September 23, 1998.

                  The purpose of the Shareholder Rights Agreement is to prevent hostile attempts to acquire control of the Company by making such attempts prohibitively expensive, unless the Board of Directors acts to redeem the Rights. The Rights Agreement presently provides that, absent intervention by the Board of Directors, certain anti-takeover provisions become operative in the event that a person or group of affiliated or associated persons (other than the Company and certain of its affiliates and other exempted persons) either: (i) acquires beneficial ownership of 20% or more of the then outstanding shares of Common Stock (the date of the announcement of such acquisition being the "Stock Acquisition Date"), or (ii) acquires beneficial ownership of 10% or more of the then outstanding shares of Common Stock and the Board of Directors of the Company determines that such person or group is adverse to the interests of the Company (an "Adverse Person"). (For purposes of this provision, a person is deemed to beneficially own the shares of Common Stock into which any class of preferred stock of the Company is convertible. Such shares issuable on conversion, however, are generally not counted as part of the number of shares of Common Stock then outstanding in calculating the percentage of shares owned by other persons.) Following either such event, the Board of Directors may provide that each holder of a Right will thereafter have the right to receive upon exercise that number of Units of Series A Preferred Stock having a market value of two times the exercise price of the Right, unless the Board of Directors redeems the Rights. The Board of Directors may also, at its option, exchange all or any part of the then outstanding and exercisable Rights for shares of Common Stock or Units of Series A Preferred Stock at an exchange ratio of one share of Common Stock or one Unit of Preferred Stock per Right.

                  As part of the Transaction, the Board of Directors plans to amend the Shareholder Rights Agreement in two ways.


     o First, in order to permit the acquisition of the Series B Preferred Stock by the Investors pursuant to the Agreement, any additional Preferred Stock issued as dividends, and any Common Stock issued upon conversion of the Series B Preferred Stock, without triggering the distribution of the Rights, the Board will amend the Shareholder Rights Agreement to provide that the issuance of the Series B Preferred Stock and the Common Stock into which such stock is convertible will not give rise to a "Stock Acquisition Date" within the meaning of the Rights Agreement and that none of the Investors will be deemed to be an "Adverse Person". Accordingly, the issuance of the Series B Preferred Stock will not trigger the anti-takeover provisions of the Shareholder Rights Agreement.

o Second, in order to protect significant potential tax benefits of the Company attributable to certain net operating losses ("NOLs") that the Company already has, as well as those that it may have in the future (see "The Company's NOLs and Section 382"), the Company plans to lower the threshold for the occurrence of a Stock Acquisition Date from 20% to 10% of the issued and outstanding shares of Common Stock, (the "Second Amendment") for at least 38 months following the closing date and plans to extend the expiration of the Shareholder Rights Agreement to a date that is at least 38 months after the closing date, at which point, the Board may consider the adoption of a new shareholder rights agreement. Prior to the new expiration date of the Shareholder Rights Agreement, this threshold may not be changed without the prior consent of a majority of the Executive Committee. The purpose of this amendment which lowers the trigger threshold for the Rights is to reduce the risk that one person or a group of persons will acquire an amount of capital stock of the Company that would limit the Company's ability to use these NOLs in the future by making such an acquisition unattractive to buyers. This amendment does not in any way prevent such acquisitions from occurring, nor does it render such purchases null and void. The Company believes that this is the best means presently available to it to accomplish this end. Depending on the circumstances in the future, the Company may consider other means of preventing an "ownership change" as defined by the Internal Revenue Code of 1986, as amended.


                  The Second Amendment may be deemed to have an "anti-takeover" effect because, during the new term of the Shareholder Rights Agreement, it will make it unattractive for a person or entity (or group thereof) to accumulate more than 10% of the Company's Common Stock. The Second Amendment thus would discourage or prohibit accumulations of substantial blocks of shares for which stockholders might receive a premium above market value. In the opinion of the Board of Directors of the Company, the fundamental importance to the Company's stockholders of maintaining the availability of the tax benefits to the Company outweighs the added anti-takeover effect the Second Amendment may have.

THE COMPANY'S NOLS AND SECTION 382

                  As of December 31, 1995, NOLs of approximately $55 million were available to offset taxable income recognized by the Company in periods after December 31, 1995. The Company estimates that as of December 31, 1996, such NOLs will amount to approximately $52 million. There are also unused investment tax credits and foreign tax credits as indicated on the table below that are available to the Company to offset future tax liabilities after utilizing the above mentioned NOLs.


                  For Federal income tax purposes, the NOLs and tax credits will expire according to the following schedule:

                                             (000's)

                       -----------------------------------------------------

        Year of     Unused Investment     Foreign Tax       Net Operating Loss
      Expiration       Tax Credits          Credits            Carryforwards
      ----------       -----------          -------            -------------

         1998                                 952
         1999                                  26
         2001                449
         2002                 37
         2003              3,046                                          675
         2004                                                             293
         2005                                                             728
         2006                                                           1,142
         2009                                                          26,147
         2010                                                          26,283
                         -------         --------                ------------

         TOTAL             3,532              978                      55,268
                         =======         ========                ============

     NOLs benefit the Company by offsetting taxable income dollar for dollar by the amount of the NOLs, thereby eliminating (subject to a relatively minor alternative minimum tax) the 35% federal corporate tax on such income. In contrast, tax credits offset federal taxes dollar for dollar after application of various enumerated rules and limitations. Perini also has an Alternative Minimum Tax credit carry over of $2,419,466 from 1995.


                  The benefit of a company's NOLs and tax credits can be reduced or eliminated under Section 382 of the Internal Revenue Code ("IRC"). Section 382 limits the use of losses and other tax benefits by a company that has undergone an "ownership change," as defined in Section 382. Generally, an ownership change occurs if one or more stockholders, each of whom owns 5% or more in value of a company's capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such stockholders over the preceding three year period. For this purpose, all holders who each own less than 5% of a company's capital stock are generally treated together as one stockholder (that is, all holders with less than 5% of a company's stock are typically treated, in effect, as one "public" stockholder). In addition, certain constructive ownership rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, or to related individuals, are applied in determining the level of stock ownership of a particular stockholder. Special rules, described below, can result in the treatment of options (including warrants) as exercised if such treatment would result in an ownership change. All percentage determinations are based on the fair market value of a company's capital stock, including any preferred stock which is voting or convertible (or otherwise participates in corporate growth).


     If an ownership change of the Company were to occur, the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs or other carryovers existing (or "built in") prior to such ownership change generally could not exceed the product obtained by multiplying (i) the aggregate value of the Company's stock immediately prior to the ownership change (with certain adjustments) by (ii) the federal long-term tax-exempt rate (currently 5.64%). Because the value of the Company's stock, as well as the federal long-term tax-exempt rate, fluctuate, it is not possible to predict with accuracy the annual limitation upon the amount of taxable income of the Company that could be offset by such NOLs or other items if an ownership change were to occur on or subsequent to the closing date of the Transaction. The Company would incur a corporate level tax (current maximum federal rate of 35%) on any taxable income during a given year in excess of such limitation plus any prior year's unused NOL that was not utilized in such prior year. While the NOLs not used as a result of this limitation remain available to offset taxable income in future years, the effect of an ownership change, under certain circumstances, would be to significantly defer the utilization of the NOLs, accelerate the payment of federal income tax, and/or cause a portion of the NOLs to expire prior to their use.

                  Approval and consummation of the Transaction increases the risk that the Company will undergo an ownership change because of the significant change in ownership attributable to the Investors' ownership interest in the Company. Regulations issued by the Internal Revenue Service (the "IRS") in March 1994 provide that an "option" will be treated as exercised for purposes of Section 382 if it meets any one of three tests, each of which will apply only if a "principal purpose" of the issuance, transfer or structuring of the option was to avoid or ameliorate the impact of an ownership change under Section 382. The term "option" for this purpose is defined broadly to include, among other things, a contingent purchase, warrant or put, regardless of whether it is contingent or otherwise not currently exercisable. Under this definition, the Series B Preferred Stock being reserved for issuance as payment-in- kind dividends (the "PIK Shares") could be viewed as "options." The Company believes that, based on its estimate of the potential values of the Series B Preferred Stock, its knowledge of the current ownership of Common Stock and $21.25 Preferred Stock by 5 percent stockholders, and the current trading price of the Common Stock and the $21.25 Preferred Stock, all of which are subject to change following the date of this Proxy Statement, an ownership change of the Company will not occur on the closing date of the Transaction whether or not the PIK Shares are considered as "options" under
Section 382 of the IRC.

                  The Company did not negotiate the terms of the Agreement, including the terms of the Series B Preferred Stock (including the stock being reserved as PIK Shares), with a view to avoid or ameliorate the impact of an ownership change of the Company under Section 382, and the Company believes that the issuance, transfer, or structuring of any aspect of the Agreement did not have as one of its purposes the avoidance or amelioration of the impact of an ownership change. PB Capital also has indicated that it did not negotiate the terms of the Agreement with a view to avoiding an ownership change, and it has indicated its belief that the issuance, transfer, or structuring of any aspect of the Agreement did not have as one of its purposes the avoidance or amelioration of an ownership change of the Company. The Company and PB Capital's conclusions are not binding on the IRS, however, and thus the IRS could challenge this conclusion. Even if the IRS were to successfully challenge this position, it is unlikely that the consummation of the Transaction in and of itself would cause an ownership change of the Company.

                  However, as indicated in the previous paragraph, such a challenge, if successful, could increase the risk that purchases by other stockholders of the Company's Common Stock could effect the percentage shift in the Company's ownership as determined for purposes of Section 382. Any such acquisition could increase the likelihood that the Company would experience an ownership change if such shift, coupled with the consummation of the Transaction, causes the ownership by 5 percent stockholders (including groups of less than 5 percent stockholders that are treated as 5 percent stockholders) of the Company to increase by more than 50 percentage points during a three year period.

                  The desire of the Company to maintain its NOLs could make it difficult for the Company to complete any further significant equity issuances (public or private) for the three years following the closing date of the Transaction. That is, even if no holder of more than 5% of the Company's capital stock other than the Investors, has increased its holdings of capital stock of the Company during the past three years, the fact that, by the Company's estimates, the Investors in the aggregate will own approximately [32%] of the Company's capital stock after consummation of the Transaction and that the Company may issue up to an additional estimated 7% of the Company's capital stock as PIK Shares for the payment of dividends over the next three years, means that the Company may have a reduced ability to obtain further equity during that same period if it wants to maintain its ability to use NOLs without application of the Section 382 limitation. Under the terms of the Series B Preferred Stock, the Investors have the right to approve certain future issuances of equity, whether junior or senior in rank.


         CONTINUED RISK OF OWNERSHIP CHANGE


     Notwithstanding the Second Amendment, there remains a risk that certain changes in relationships among stockholders or other events will cause an ownership change of the Company under Section 382. Future significant purchases of the Company's Common Stock and other events that occur prior to the consummation of the Transaction can effect the percentage shift in the Company's ownership as determined for purposes of Section 382, and any such acquisition could increase the likelihood that the Company will experience an ownership change if such shift, coupled with the consummation of the Transaction, causes the ownership of 5 percent stockholders of the Company to increase. There also can be no assurance that the Second Amendment will be effective in preventing an ownership change, either because a person or group of persons acquires stock in excess of 10% of the capital stock of the Company (notwithstanding that such acquisition would trigger the distribution of rights under the Shareholder Rights Agreement) or because of other factors. For example, while Section 382 provides that fluctuations in the relative values of different classes of stock are not taken into account in determining whether an ownership change occurs, no regulations or other guidance have been issued under this provision. Therefore, the extent to which changes in relative values of the Series B Preferred Stock, the $21.25 Preferred Stock, and the Common Stock could result in an ownership change of the Company is unclear, and it is possible that fluctuations in value could result in an ownership change of the Company.


                  In addition, the Board of Directors of the Company has the discretion to prevent the distribution of Rights and also to redeem the Rights for a nominal sum. Either of these actions may result in an ownership change that would limit the use of the tax attributes of the Company. The Board of Directors of the Company intends to consider any such transactions individually and determine at the time whether it is in the best interests of the Company, after consideration of any factors that the Board deems relevant (including possible future events), to permit any such transactions to occur notwithstanding that an ownership change of the Company may occur.


                  As a result of the foregoing, the Shareholder Rights Agreement Amendments may serve to reduce, but do not serve to eliminate, the risk that
Section 382 will cause the limitations described above on the use of tax attributes of the Company to be applicable.


Regulation of Certain Business Combinations under Massachusetts Law


                  Chapter 110F of the Massachusetts General Laws provides that a corporation may not engage in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. Chapter 110F further provides that this prohibition does not apply if, prior to the date that such stockholder became an interested stockholder, the board of directors of the corporation approved the transaction which resulted in the stockholder becoming an interested stockholder.


                  Upon consummation of the Transaction, each of PB Capital, Union and The Common Fund would own more than five percent of the outstanding voting stock of the Company and each would therefore be an "interested stockholder" as defined under Chapter 110F. The Board of Directors has voted to approve the Stock Purchase and Sale Agreement and the transactions contemplated thereby and has also voted to approve the assignments to Union and The Common Fund. Accordingly, the prohibition of Chapter 110F will not apply to future transactions between PB Capital, Union, The Common Fund and the Company.


Fairness Opinions


         Opinion of J.P. Morgan Securities Inc.

                  Pursuant to an engagement letter dated October 9, 1995, the Company retained J.P. Morgan Securities Inc. ("J.P. Morgan") as its financial advisor to assist the Company in assessing its alternatives to obtain strategic capital, including consideration of potential business combinations, private equity placements, and other transactions including the possible sale of real estate assets.

                  At the meeting of the Board of Directors of the Company on June 12, 1996, J.P. Morgan rendered its oral opinion to the Board of Directors of the Company that, as of such date, the consideration to be paid to the Company for the proposed issuance of Series B Preferred Stock was fair from a financial point of view to the Company. J.P. Morgan has confirmed its June 12, 1996 oral opinion by delivering its written opinion to the Board of Directors of the Company, dated the date of this Proxy

Statement, that, as of such date, the consideration to be paid to the Company in the proposed Transaction is fair from a financial point of view to the Company. No limitations were imposed by the Company's Board of Directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.


                  The full text of the written opinion of J.P. Morgan dated the date of this Proxy Statement, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex A to this Proxy Statement. The Company's stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Board of Directors of the Company, is directed only to the consideration to be paid by PB Capital for the Series B Preferred Stock and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Special Meeting. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

                  In arriving at its opinions, J.P. Morgan reviewed, among other things, in the case of its June 12, 1996 opinion, the investment offer as then proposed and negotiated with RCBA, and in the case of its opinion dated the date of this Proxy Statement, the Stock Purchase and Sale Agreement, related Transaction documents and this Proxy Statement; the audited financial statements of the Company for the fiscal years ended December 31, 1995 and December 31, 1994, and the unaudited financial statements of the Company for the period ended September 30, 1996 in the case of its opinion dated the date of this Proxy Statement; current and historical market prices of the Common Stock; certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to the Company and the consideration paid for such companies; certain agreements with respect to outstanding indebtedness or obligations of the Company; certain information regarding the Company's real estate subsidiary and portfolio of assets provided by the Company; and certain internal financial analyses and forecasts prepared by the Company and its management. The internal financial analyses and forecasts furnished to J.P. Morgan were prepared by the management of the Company. The Company does not publicly disclose internal management financial analyses and forecasts of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Transaction and such financial analyses and forecasts were not prepared with a view toward public disclosure. These financial analyses and forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such financial analyses and forecasts.


                  J.P. Morgan also held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. These matters included the overall high debt level of the Company; the need for further liquidity to support the Company's construction operations and bonding capacity; limited net proceeds available to the Company if it were to pursue an accelerated disposition of its real estate assets; potential exposure to future payments resulting from the Company's WMATA litigation; and the benefits of the Transaction in strengthening the balance sheet of the Company. In addition, J.P. Morgan visited certain representative facilities and real estate assets of the Company, and reviewed such other financial studies and analyses and considered such other information as deemed appropriate for the purposes of its opinions.

                  J.P. Morgan relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by the Company or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan has also assumed that the Transaction will have the tax consequences described in discussions with them, and materials furnished to them by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in such Agreement.

                  J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect the written opinion dated the date of this Proxy Statement, and J.P. Morgan does not undertake any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expresses no opinion as to the price at which the Company's Common Stock will trade at any future time.

                  The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinions. The Company is engaged in both the construction and real estate businesses. J.P. Morgan valued the Company's construction operations employing generally accepted valuation methods. In valuing the real estate business, J.P. Morgan estimated realizable proceeds from an accelerated disposition strategy, an approach which differs materially from the Company's current and historical long-term hold strategy toward its real estate operations.

                  CONSTRUCTION BUSINESS - DISCOUNTED CASH FLOW ANALYSIS. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the equity value per share of the Company's construction operations. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate through its construction operations during fiscal years 1996 through 2000 based upon management financial projections. J.P. Morgan also calculated a range of terminal values of the Company's construction operations at the end of the period ending December 31, 2000 by applying exit earnings before interest and taxes ("EBIT") multiples to the EBIT of the Company during the final year period. The EBIT multiples applied were equivalent to EBIT multiples at which certain publicly traded comparable companies are currently trading. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 10.0% to 11.0% which were chosen by J.P. Morgan based upon an analysis of the average weighted average cost of capital of certain publicly traded comparable companies. After giving effect to the total corporate level debt and existing preferred stock of the Company, the discounted cash flow analysis yielded an implied trading value for the Company's Common Stock of approximately $6.25 to $11.00 per share for its construction operations.


                  CONSTRUCTION BUSINESS - PUBLIC TRADING MULTIPLES. J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were Granite Construction Inc., Guy F. Atkinson Company of California, and The Turner Corporation. These companies were selected, among other reasons, because they were principally engaged in the business of general contracting, specifically commercial buildings and civil projects, without a substantial component of design and engineering work. For each comparable company, publicly available financial performance through the twelve months ended December 31, 1995 and through the six months ended June 30, 1996 was analyzed. In addition, publicly available estimates of each comparable company's future financial performance was reviewed in relation to the current market valuation of that company. J.P. Morgan selected the median value for each multiple, specifically: firm value divided by projected 1996 EBIT, market value divided by projected 1996 net income, and market value divided by projected 1997 net income where available. These multiples were then applied to the Company's projected 1996 EBIT and projected net income for the twelve months ending December 31, 1996 and December 31, 1997. After giving effect to certain adjustments including the total corporate level debt and existing preferred stock of the Company, these multiples yielded an implied trading value for the Company's Common Stock of approximately $6.00 to $8.25 per share. J.P. Morgan did not use multiples based on historical financial results due to the distorting effect of the Company's losses during 1995.


                  CONSTRUCTION BUSINESS - SELECTED TRANSACTION ANALYSIS. Using publicly available information, J.P. Morgan examined selected transactions involving general contracting companies of the type analogous to the Company. J.P. Morgan found that such transactions were very limited and identified only one transaction which involved a suitably comparable company and occurred recently enough to be relevant to its valuation of the Company. This transaction was the merger of Washington Contractors Group, Inc. with Kasler Corporation in July 1993. J.P. Morgan compared the consideration received by Kasler shareholders to the financial performance of Kasler Corporation and applied the implied EBIT multiple to the Company's estimated 1996 EBIT. After giving effect to the total corporate level debt and existing preferred stock of the Company, this multiple yielded an implied trading value for the Company's Common stock of approximately $6.00 per share.


                  REAL ESTATE ASSETS. The Company's real estate portfolio consists of two large assets, the Resort at Squaw Creek in Squaw Valley, California and Rincon Center in San Francisco, and a diverse group of thirteen other assets including office buildings, residential land and lots and commercial land held for development in several regions of the United States. The Company has a strategy of holding its major real estate assets as long as required to realize profits on its investments while selectively selling off its smaller real estate assets. In addition to reviewing the Company's forecasts for its long-term real estate strategy and analyzing the portfolio's estimated near-term negative cash flow performance, J.P. Morgan focused on the near-term net proceeds realizable through an accelerated disposition strategy. In estimating near-term liquidity, J.P. Morgan employed several valuation methodologies including a discounted cash flow approach, comparable sales transactions, and estimated cost of carry of certain assets. The contribution of the real estate assets in providing potential near-term liquidity to the Company is estimated to be approximately $15 to $20 million, or $3.00 to $4.00 per share. Such estimate does not constitute an appraisal of these assets, and the actual proceeds realized by the Company in any such sales could be materially different.

                  WMATA LITIGATION. J.P. Morgan factored into its financial analyses a preliminary judgment by the U.S. District Court (D.C.) in July 1993 in which the Company was found liable for $16.5 million, equivalent to approximately $3.40 per share, in connection with subway construction contracts for the Washington Metropolitan Area Transit Authority (WMATA). The case is awaiting a final decision and the Company has asked the Court to rule upon undecided claims outstanding against WMATA which would offset the preliminary judgment and thereby reduce or eliminate its ultimate exposure at this level or through the appeals process.

                  In connection with its opinion dated the date of this Proxy Statement, J.P. Morgan reviewed the analyses used to render its June 12, 1996 oral opinion to the Board of Directors of the Company by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

                  The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

                  As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Transaction and to deliver an opinion to the Company's Board of Directors with respect to the Transaction on the basis of such experience and its familiarity with the Company.

                  For services rendered as financial advisor to assist the Company in assessing its alternatives to obtain strategic capital, including consideration of potential business combinations, private equity placements, and other transactions including the possible sale of real estate assets, J.P. Morgan has received fees totaling $550,000 prior to the date of this Proxy Statement. Upon the delivery to the Company's Board of Directors of its written opinion, J.P. Morgan will receive a fee of $350,000, and upon the closing of the Transaction, J.P. Morgan will receive an additional fee from the Company of $750,000. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.


                  J.P. Morgan and its affiliates maintain banking and other business relationships with the Company and its affiliates, for which it receives customary fees. J.P. Morgan's affiliated bank, Morgan Guaranty Trust Company of New York ("Morgan Guaranty") is the agent bank for the Company's current revolving credit facility which is being restructured as part of the Transaction. In connection with the restructuring of the revolving credit facility, Morgan Guaranty will receive a 20.6% share of the $323,750 restructuring fee and the same percentage of the approximately 410,000 warrants (see "Credit Facilities"). In addition, Morgan Guaranty will receive a $120,000 fee as the agent bank. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of the Company for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.


         Opinion of Chase Securities Inc.

     The Company engaged Chase Securities Inc. ("Chase") to evaluate the fairness to the Company of the consideration to be paid to the Company in connection with the transactions pursuant to the Agreement. On September 27, 1996, Chase delivered its written opinion to the Board of Directors of the Company and Chase subsequently confirmed such written opinion by delivering its written opinion to the Board of Directors of the Company dated the date of this Proxy Statement, in each case to the effect that, based upon and subject to the assumptions, factors and limitations set forth in such written opinion, as of the date of such opinion, the consideration to be paid to the Company in connection with the Transaction is fair, from a financial point of view, to the Company.


     The full text of Chase's written opinion dated the date of this Proxy Statement, which sets forth assumptions made, factors considered and limitations on the review undertaken by Chase in rendering such opinion, is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The summary set forth below is qualified in its entirety by reference to the full text of such opinion. Stockholders are urged to read the opinion carefully and in its entirety.

     Chase's opinions are directed only to the fairness, from a financial point of view, of the consideration to be paid to the Company in connection with the Transaction and do not address the Company's underlying decision to proceed with or effect the Transaction. Chase's opinions are rendered for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction and do not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Special Meeting. Except as set forth in Chase's opinion dated the date of this Proxy Statement, the Board of Directors did not impose any limitations upon the scope of the investigation that Chase deemed necessary to enable it to deliver its opinions.


     In arriving at its opinions, Chase, among other things: (i) reviewed the Agreement and other Transaction documents referred to therein; (ii) reviewed a draft Proxy Statement of the Company prepared in connection with seeking stockholder approval for the Transaction; (iii) reviewed certain publicly available business and financial information of the Company, including the audited financial statements of the Company for the fiscal years ended December 31, 1995 and December 31, 1994 and the unaudited financial statements of the Company for the period ended September 30, 1996; (iv) reviewed certain publicly available business and financial information of certain companies engaged in businesses Chase deemed comparable to those of the Company; (v) compared current and historical market prices of the Company's Common Stock and reported market prices of the securities of certain other companies that were deemed comparable;
(vi) reviewed publicly available financial terms of certain business transactions Chase deemed comparable to the Transaction and otherwise relevant to Chase's inquiry; (vii) held discussions with members of the Company's senior management concerning certain aspects of the Transaction, the Company's past and current business operations, the Company's financial condition, future prospects, and operations, before and after giving effect to the Transaction, as well as their views of the business, operational, strategic benefits, and other implications of the Transaction, and certain other matters Chase believed necessary or appropriate to Chase's inquiry, including (a) the overall high debt level of the Company, (b) the need for further liquidity to support the Company's construction operations and bonding capacity, (c) limited net proceeds available to the Company if it were to pursue an accelerated disposition of its real estate assets, (d) potential exposure to future payments resulting from the Company's Washington Metropolitan Area Transit Authority litigation in which the Company was found liable in a preliminary judgment by the U.S. District Court (D.C.) in July 1993, and (e) the benefits of the Transaction in strengthening the balance sheet of the Company; (viii) reviewed certain agreements with respect to outstanding indebtedness or obligations of the Company; (ix) reviewed certain information provided by the Company regarding its real estate subsidiary and portfolio of assets; (x) reviewed certain internal non-public financial and operating data provided by the Company's management concerning the Company's business, including management forecasts and projections of future financial results; and (xi) made such other analyses and examinations as Chase deemed necessary or appropriate. The forecasts and projections furnished to Chase were prepared by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to Chase in connection with Chase's analysis of the Transaction, and such projections were not prepared with a view toward public disclosure. These forecasts and projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.


     In connection with its opinions, Chase relied upon and did not assume any responsibility for independently verifying the accuracy and completeness of all of the information provided to, discussed with, or reviewed by or for Chase, or publicly available for purposes of its opinions, and did not assume any liability with respect thereto. Chase has not made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company, and Chase has not conducted a physical inspection of the properties and facilities of the Company. With respect to financial forecasts and projections prepared by the Company, Chase assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. Chase expressed no views as to such forecasts or projections or the assumptions on which they were based. Chase also assumed that the Transaction will have the tax consequences described to it in discussions with, and materials furnished to Chase by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in such agreement. In addition, Chase was not authorized to and did not solicit any indications of interest from any third parties with respect to the purchase of all or part of the Company's business or assets, and accordingly Chase relied entirely on the results of the process conducted by representatives of J.P. Morgan in that regard.


     For purposes of rendering its opinions, Chase has also assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party has and will perform all of the covenants and agreements required to be performed by it under such agreement, and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. Chase necessarily based its opinions on market, economic, and other conditions as they existed on, and could be evaluated as of, the date of such opinions. Subsequent developments may affect or have affected Chase's opinions, and Chase did not undertake any obligation to update, revise, or reaffirm its opinions. Additionally,

Chase expressed no opinion as to the price at which the Company's Common Stock will trade at any future time.


     The following is a summary of certain of the financial analyses utilized by Chase and reviewed with the Board of Directors of the Company at its meeting on September 27, 1996, (as updated, in certain identified cases below), in connection with rendering its opinions and does not purport to be a complete description of the analyses performed by Chase. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses as a whole could create an incomplete view of the processes underlying Chase's opinion. In arriving at its fairness determination, Chase considered the results of all such analyses. The analyses were prepared solely for the purpose of enabling Chase to render its opinion to the Board of Directors of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future values, which may be significantly more or less favorable than suggested by such analyses.


     Comparable Company Analysis. Chase compared certain publicly available financial data of selected companies in the construction and the construction and engineering industries with that of the Company. The selected construction companies were Guy F. Atkinson Company of California, Banister Foundation Inc., Granite Construction Incorporated and Turner Corporation. The selected construction and engineering companies were Fluor Corporation, Foster Wheeler Corporation, Jacobs Engineering Group and Stone & Webster Incorporated. For each selected company, Chase, among other things, derived an adjusted market value of such company, consisting of the aggregate market value of the Company's common stock, plus the amount of total indebtedness and preferred stock of such company less its cash and cash equivalents, and analyzed the (i) revenues, (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA") and (iii) EBIT of these companies for the last twelve months, in each case as a multiple of adjusted market value. This analysis produced multiples of (i) revenues to adjusted market value ranging from a high of 0.6x to a low of 0.03x, with a mean of 0.3x, as compared to a multiple for the Company of 0.lx, (ii) EBITDA to adjusted market value ranging from a high of 9.3x to a low of 5.10x, with a mean of 7.6x, as compared to a multiple for the Company of 18.5x and (iii) EBIT to adjusted market value ranging from a high of 17.6x to a low of 9.0x, with a mean of 12.9x, as compared to a multiple for the Company of 27.9x. Due to the financial condition of the Company, as well as the financial condition of some of the comparable companies, Chase did not derive a specific per share reference range from this analysis.


     Merger & Acquisition Transaction Analysis. Chase reviewed nine merger and acquisition transactions in the construction industry announced since October 1, 1990.

The transactions reviewed in this analysis (collectively, the "Transaction Comparables") were Washington Construction Group Inc.'s acquisition of Morrison Knudsen Corp., Granite Construction Co.'s acquisition of Gibbons Co., Ogden Corp.'s acquisition of Ogden Projects Inc., Washington Contractors Group Inc.'s acquisition of Kasler Corp., Karl Steiner Holding Corp.'s acquisition of Turner Corp, Banister Capital Foundation Inc.'s acquisition of Majestic Contractors Ltd., Blackstone Capital Partners LP's acquisition of Great Lakes Dredge & Dock Co., LE Myers Co. Group's acquisition of Hawkeye Construction Inc. and Ogden Corp's acquisition of ERC Environmental & Energy Services Inc. For each Transaction Comparable, Chase, among other things, analyzed each acquired company's EBIT for the last twelve months, in each case as a multiple of the transaction value, and derived reference multiples ranging from 7.5x to 8.5x. Based on this range and Chase's updated analysis subsequent to the September 27, 1996 meeting of the Board of Directors of the Company, Chase calculated the implied equity value of the Company to be approximately $5.69 to $8.67 per share.


     Construction Business Discounted Cash Flow Analysis. Chase performed a discounted cash flow analysis for the purpose of determining the equity value per share of the Company's construction business. Based on certain forecasts and projections provided to Chase by the Company's management for the fourth quarter of 1996 and the years 1997 through 2000, Chase calculated the projected stream of unlevered free cash flows of the Company's construction business through the year 2000. Chase derived the estimated present value of such cash flows using discount rates ranging from 10.5% (low) to 11.5% (high), which were selected by Chase based on an analysis of the weighted average cost of capital of the companies named in the comparable company peer groups. After taking into account assumed terminal values of the construction business at the end of the year 2000 (based on exit multiples of projected EBIT ranging from 6.0x and 8.0x) and giving effect to the total corporate debt level and Chase's updated analysis subsequent to the September 27, 1996 meeting of the Board of Directors of the Company, Chase calculated a per share reference range of $4.18 to $9.40 for the Company's construction business.

     Public Company Transaction Analysis. Chase summarized eight transactions in which private equity investors purchased significant equity stakes directly from publicly traded corporations. The companies used in this analysis were the investment by Brown Brothers Harriman 1818 Fund L.P. in Columbia Hospital Corp., by Kohlberg Kravis Roberts & Co. in TW Holdings, Inc., by Joseph Littlejohn & Levy in Doskocil Companies Inc., by Blackstone Capital Partners LP in People's Choice TV Corp., by Warburg Pincus Ventures/International Biotechnology Trust in Amergen Inc., by Hass Wheat & Harrison Inc. in Playtex Products, Inc., by Insurance Partners, L.P./Management in Highland Insurance Group Inc. and by Warburg Pincus Ventures/Richard Snyder in Western Publishing Group Inc. Chase noted that none of the transactions was identical to the Transaction. However, despite significant variations among these transactions, this analysis provides a useful benchmark with respect to certain structural, corporate governance, and financial aspects of this type of investment transaction.

     In connection with its opinion dated the date of this Proxy Statement, Chase reviewed the analyses used to render its September 27, 1996 written opinion to the Board of Directors of the Company by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.


     The terms of the engagement of Chase by the Board of Directors are set forth in the letter agreement, dated September 5, 1996, by and between Chase and the Company (the "Engagement Letter"). Pursuant to the terms of the Engagement Letter, the Company has paid Chase, in consideration of certain advisory services with respect to the Transaction, a fee of $500,000 upon delivery of its written opinion dated as of September 27, 1996. In addition, the Company has agreed to reimburse Chase for its reasonable out-of-pocket expenses, including fees and disbursements of its counsel, and to indemnify Chase against certain liabilities relating to or arising out of this engagement.

     In the ordinary course of business, Chase or its affiliates may trade in the securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.



                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     A VOTE FOR THE APPROVAL OF THE ISSUANCE
                         OF THE SERIES B PREFERRED STOCK

                                   PROPOSAL 2

                        APPROVAL OF AMENDMENT OF BY-LAWS

Reason for By-Law Amendment


     As part of the Transaction pursuant to which the Series B Preferred Stock will be issued, the Board of Directors of the Company has approved a By-Law Amendment that will become operative with no further action of the Board or the stockholders immediately upon the consummation of the purchase of the Series B Preferred Stock by the Investors. However, because of the size of their investment in the Company, the Investors, as a condition of their obligation to acquire the Series B Preferred Stock, are requiring that the Company obtain stockholder approval of the By-Law Amendment even though stockholder approval is not required under Massachusetts law. The By-Law Amendment is described in the following paragraph.


Description of By-Law Amendment


     Under the By-Laws of the Company, as amended by the By-Law Amendment, the Executive Committee is fixed at five members. Certain powers of the Board of Directors are expressly delegated to the Executive Committee. More specifically, neither the Company nor the Board of Directors may take any of the following actions without the approval of a majority of the members of the Executive Committee of the Board of Directors: (1) any borrowing or guarantee by the Company exceeding $15 million, (2) except for issuance of stock or stock options pursuant to the Company's incentive compensation plans or programs, any issuance of stock other than Common Stock of the Company in an aggregate amount not exceeding five percent (5%) of the Common Stock of the Company issued and outstanding on the date of the initial issuance of Series B Preferred Stock to the Investors, (3) any strategic alliance (other than a construction joint venture) involving a capital commitment by the Company exceeding $5 million, (4) any asset sale by the Company or lease as lessor exceeding $5 million (other than equipment dispositions in the normal course of business); (5) any redemption or amendment of the Shareholder Rights Agreement or the preferred stock of the Company issuable upon the exercise of such rights; and (6) any termination of or amendment to the Management Agreement (see "Management Agreement"). The approval of the Executive Committee, however, is not required for any decision by the Board of Directors to redeem the Preferred Stock. (see "Redemption by the Company (Optional and Mandatory)"). In addition, the Executive Committee shall have the power to supervise the activities of the Company's chief executive officer. The Certificate of Vote provides that the By-Laws of the Company may not be amended in a manner that affects the rights of the holders of the Series B Preferred Stock without the affirmative vote or consent of two-thirds of such shares.


                       THE BOARD OF DIRECTORS UNANIMOUSLY
                            RECOMMENDS A VOTE FOR THE
                       AMENDMENT OF THE COMPANY'S BY-LAWS


Principal Stockholders


     The following table sets forth the beneficial ownership of the Company's voting securities as to (i) each person who is known by the Company to beneficially own more than five percent of any class of the Company's voting securities, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and each of the three other most highly compensated executive officers during 1995 (the "Named Executive Officers"), and (iv) all directors and Named Executive Officers as a group, based on representations of officers and directors of the Company as of November 1, 1996 and filings as of or prior to November 1, 1996 received by the Company on Schedules 13D and 13G or Form 13F under the Exchange Act. All such information was provided by the stockholders listed and reflects their beneficial ownership based on such representations or filings. In addition, the table sets forth the pro-forma voting power for the listed beneficial owners in the event that the closing of the Transaction occurs and in the event that the Series B Preferred Stock is converted to Common Stock.



                                                                                                       Pro Forma Voting Power
                                                                                                            Assuming
                                                                                                 -------------------------------
                                                           Amount and                            Approval of
                     5% Stockholders, Named Executive       Nature of                  Present   Issuance of       Conversion of
   Title of         Officers, and Directors and Named      Beneficial     Percentage   Voting     Series B            Series B
     Class            Executive Officers as a Group       Ownership(1)     of Class     Power   Preferred(2)        Preferred(2)
     -----            -----------------------------       ------------     --------     -----   ------------        ------------
Series B        PB Capital Partners, L.P.                 150,150 (3)        100.00%    0.00%         37.09%(7)         37.09%(7)
Preferred       909 Montgomery St.                        (4)(5)(6)
                Suite 400
                San Francisco, CA 94133

Common          Perini Corporation Employee Stock        472,236 (9)          9.73%    9.73%          5.65%              5.65%
Stock           Ownership Trust ("ESOT")(8)
                73 Mt. Wayte Avenue
                Framingham, MA 01701

Common          Tutor-Saliba Corporation                 351,318 (10)         7.24%    7.24%          4.20%              4.20%
Stock           c/o Ronald N. Tutor
                15901 Olden Street
                Sylmar, CA 91342

Common          Quest Advisory Corp.                     327,000 (11)         6.74%    6.74%          3.91%              3.91%
Stock           1414 Avenue of the Americas
                New York, NY  10019



                                                                                                   Pro Forma Voting Power


                                                                                                         Assuming
                                                                                              -------------------------------
                                                      Amount and                            Approval of
                5% Stockholders, Named Executive       Nature of                  Present   Issuance of       Conversion of
Title of       Officers, and Directors and Named      Beneficial     Percentage   Voting     Series B            Series B
  Class          Executive Officers as a Group       Ownership(1)     of Class     Power   Preferred(2)        Preferred(2)
  -----          -----------------------------       ------------     --------     -----   ------------        ------------
Common          TCW Group, Inc.                      284,500(12)       5.86%       5.86%      3.40%              3.40%
Stock           865 So. Figueroa St.
                Los Angeles, CA 90017

Common          David B. Perini                      375,580(13)       7.74%       7.74%      4.49%              4.49%
Stock           Chairman, President and
                Chief Executive Officer

Common          John J. McHale                         4,305(14)       *           *          *                  *
Stock           Director

Common          Richard J. Boushka                     5,105(14)       *           *          *                  *
Stock           Director

Common          Bart W. Perini                       218,609(15)       4.51%       4.51%      2.61%              2.61%
Stock           Director, Chairman, President and
                Chief Executive Officer of Perini
                Land and Development Company

Common          Marshall M. Criser                     4,305(16)       *           *          *                  *
Stock           Director

Common          Thomas E. Dailey                      12,822(17)       *           *          *                  *
Stock           Director

Common          Arthur J. Fox, Jr.                     4,468(18)       *           *           *                 *
Stock           Director

Common          Jane E. Newman                         2,484(19)       *           *           *                 *
Stock           Director


                                                                                                           Pro Forma Voting Power
                                                                                                                   Assuming
                                                                                                     ------------------------------
                                                     Amount and                                      Approval of
                5% Stockholders, Named Executive     Nature of                           Present    Issuance of       Conversion of
Title of       Officers, and Directors and Named     Beneficial         Percentage        Voting      Series B            Series B
  Class          Executive Officers as a Group      Ownership(1)         of Class          Power    Preferred(2)        Preferred(2)
  -----         -----------------------------      ------------         --------          -----    ------------        ------------
Common      Albert A. Dorman                        3,407(20)            *                *            *                  *
Stock       Director

Common      Nancy Hawthorne                         3,100(21)            *                *            *                  *
Stock       Director

Common      Richard J. Rizzo                       28,778(22)            *                *            *                  *
Stock       Executive Vice President,
            Building Construction

Common      John H. Schwarz                        26,117(23)            *                *            *                  *
Stock       Executive Vice President,
            Finance & Administration

Common      Donald E. Unbekant                     35,852(24)            *                *            *                  *
Stock       Executive Vice President,
            Civil & Environmental
              Construction

Common      All directors and executive           519,283(25)        10.70%           10.70%          6.21%              6.21%
Stock       officers as a group (13 persons)

------------------------

*                 Less than one percent

(1) Unless otherwise noted in the footnotes to this table, each individual or entity in the table above has sole or shared voting and investment power over the shares listed.


(2) For purposes of calculating the pro forma beneficial ownership percentages, the total shares outstanding include the 3,101,571 shares referred to in Notes (4) and (5) below and 409,774 shares applicable to the Stock Purchase Warrants (see "Credit Facilities").

(3)               Assuming issuance of Series B Preferred Stock.


(4) RCBA, 909 Montgomery Street, Suite 400, San Francisco, California 94133 is the sole general partner of PB Capital. In addition, RCBA is an investment adviser to The Common Fund, which will hold approximately 25,000 shares of the Series B Preferred Stock (see footnote 6 below). Richard C. Blum & Associates, Inc. ("RCBA Inc."), also at 909 Montgomery Street, Suite 400, San Francisco, California 94133, is the sole general partner of RCBA. Richard C. Blum is the Chairman of the Board and substantial shareholder of RCBA Inc. Mr. Blum disclaims beneficial ownership of all securities reported in the table except to the extent of his pecuniary interest therein.


(5) In December, PB Capital and the Company entered into a stock assignment and assumption agreement whereby PB Capital assigned its right to purchase between 32,500 and 37,500 shares (21.65% to 24.98% of the class, respectively) of the Series B Preferred Stock to Union. The Company has been further advised that PB Capital contemplates entering into an agreement with Union pursuant to which Union will agree to refrain from disposing of its interest in the Company until the earlier of five years after its acquisition or the dissolution of PB Capital. Union will also have the right to make earlier dispositions on a pro rata basis to the extent PB Capital disposes of its shares.


(6) The Company has been advised that PB Capital intends to assign its right to purchase up to 25,000 of the shares (up to 16.65% of the class) of Series B Preferred Stock to The Common Fund. RCBA is the investment adviser to The Common Fund for this investment with full discretion to purchase for The Common Fund's account the Series B Preferred Stock. The Common Fund expressly disclaims membership in any group with RCBA, Richard
                  C. Blum or any other related entity and disclaims beneficial ownership of securities owned directly or indirectly by any other person or entity.


(7) Includes voting power equal to 3,101,571 shares of Common Stock assuming approval of the issuance of the Series B Preferred Stock pursuant to this Proxy solicitation. Voting power, assuming conversion of the Series B Preferred Stock, is also equal to 3,101,571 shares of Common Stock.


(8) Robert E. Higgins, John E. Chiaverini, and Robert J. Howard are Trustees of the Perini Corporation ESOT and are members of the Committee empowered to administer the Perini Corporation Employee Stock Ownership Plan ("ESOP") under the terms thereof.


(9) The ESOT has sole voting and investing power for 149,861 shares. In addition, there are 322,375 shares held by the Trust that have been allocated to the accounts of participants in the Perini Corporation Employee Stock Ownership Plan.


(10) Based on information contained in Schedule 13D of Tutor-Saliba Corporation dated March 9, 1995 and subsequent direct communications by the Company with the appropriate representatives of Tutor-Saliba Corporation.


(11) Based on information contained in Schedule 13G of Quest Advisory Corp. (a New York corporation) and Quest Management Company (a Connecticut general partnership) dated February 15, 1996.


(12) Based on information contained in Schedule 13G of the TCW Group, Inc. dated February 12, 1996.


(13) Includes 12,942 shares in his children's names for which he has Power of Attorney giving him voting power. Includes 40,500 shares for which Mr. Perini holds options. Includes 596 shares of Common Stock resulting from the assumed conversion of 900 shares of Convertible Preferred Stock (.662 shares of Common Stock for each share of Preferred Stock). Includes 56,499 shares, held in a testamentary trust established under the will of Louis R. Perini Sr. David B. Perini is one of four trustees of such trust and is one of the beneficiaries of such trust. David B. Perini disclaims beneficial ownership in 205,449 of such 375,580 shares which are held by The Perini Memorial Foundation, Inc., a Massachusetts charitable corporation ("The Perini Foundation"), of which David B. Perini is one of three officers and directors.


(14) Includes 1,148 shares awarded on May 19, 1994, 366 shares awarded on May 19, 1988 and 835 shares awarded on May 16, 1991 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 shares of Common Stock received in lieu of the 1996 first, second, third and fourth quarterly cash payments of the director's annual retainer due January 2, April 1, July 1 and October 1, 1996, respectively.


(15)              Includes  7,500  shares for which Mr.  Perini  holds  options.
                  Includes 205,449 shares, as to which Mr. Perini disclaims any beneficial interest, held by The Perini Foundation, of which Bart W. Perini is one of three officers and directors.


(16) Includes 1,148 shares awarded on May 19, 1994, 366 shares awarded on May 19, 1988 and 835 shares awarded on May 16, 1991 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 shares of Common Stock received in lieu of the 1996 first, second, third and fourth quarterly cash payments of the director's annual retainer due January 2, April 1, July 1 and October 1, 1996, respectively. Includes 200 shares which Mr. Criser owns jointly with his wife.


(17) Includes 4,500 shares for which Mr. Dailey holds options. Also includes 1,756 shares of Common Stock received in lieu of the 1996 first, second, third and fourth quarterly cash payments of the director's annual retainer due January 2, April 1, July 1 and October 1, 1996, respectively, and 6,566 shares of Common Stock received in May, 1996 in lieu of cash payment of partial amount due in conjunction with the Company's Construction Business Unit Incentive Compensation Plan.


(18) Includes 1,148 shares awarded on May 19, 1994, 214 shares awarded on May 19, 1988 and 835 shares awarded on May 16, 1991 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 shares of Common Stock received in lieu of the 1996 first, second, third and fourth quarterly cash payments of the director's annual retainer due January 2, April 1, July 1 and October 1, 1996, respectively.


(19) Includes 728 shares awarded on May 19, 1994 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 shares of Common Stock received in lieu of the 1996 first, second, third and fourth quarterly cash payments of the director's annual retainer due January 2, April 1, July 1 and October 1, 1996, respectively.


(20) Includes 1,148 shares awarded on May 19, 1994, and 303 shares awarded on March 10, 1993 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 shares of Common Stock received in lieu of the 1996 first, second, third and fourth quarterly cash payments of the director's annual retainer due January 2, April 1, July 1 and October 1, 1996, respectively.


(21) Includes 1,148 shares awarded on May 19, 1994, and 196 shares awarded on December 7, 1993 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. Also includes 1,756 shares of Common Stock received in lieu of the 1996 first, second, third and fourth quarterly cash payments of the director's annual retainer due January 2, April 1, July 1 and October 1, 1996, respectively.


(22)              Includes 14,000 shares for which Mr. Rizzo holds options.


(23)              Includes 14,000 shares for which Mr. Schwarz holds options.


(24)              Includes 14,000 shares for which Mr. Unbekant holds options.


(25) The number of shares beneficially owned by all directors and corporate officers as a group has been adjusted to eliminate the duplicate inclusion of 205,449 shares owned by The Perini Foundation.

Change in Control


                  If the approval of the stockholders for the issuance of the Series B Preferred Stock is obtained pursuant to this proxy solicitation, the Investors will upon issuance of the initial 150,150 shares of Series B Preferred Stock have voting rights equivalent to 3,101,571 Shares of Common Stock, or approximately 37% of the voting power, as well as conversion rights providing equal voting power as indicated in the table above. Furthermore, as noted in "Description of Series B Preferred Stock," holders of Series B Preferred Stock will elect three members to the Board of Directors who will also be appointed as members of the five member Executive Committee. As a result, the members of the Executive Committee will have an effective veto over certain of the major decisions of the Company and provide oversight to the Company's Chief Executive Officer (see "Description of By-Law Amendment"). In addition, assuming the Company elects to pay dividends in the form of additional Series B Preferred Stock, the Investors will acquire additional shares of the Company's Common Stock. As a result, the Transaction may constitute a "Change in Control" for the purposes of disclosure under the Securities Exchange Act of 1934.



Independent Auditors

                  The accounting firm of Arthur Andersen LLP has served as the Company's independent auditors since 1960. A representative of Arthur Andersen LLP will be present at the Special Meeting and will be available to respond to appropriate questions.



FINANCIAL INFORMATION
---------------------

                                                 SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                       Nine Months
                                   Ended September 30,
                                       (Unaudited)                                              Year Ended December 31,
                             --------------------------     -----------------------------------------------------------------------
                                  1996         1995              1995            1994           1993             1992       1991
                             ------------  ------------     ------------    ------------   -------------   -------------  ---------
                                                           (Amounts in thousands, except per share data)

Statement of
Operations Data

Revenues:

  Construction                $885,398      $   770,670      $1,056,673    $   950,884    $1,030,341   $1,023,274      $ 919,641

  Real estate development       41,793           32,354          44,395         61,161       69,775        47,578         72,267

Net income (loss)                5,822         (28,916)        (27,585)(2)         303        3,165       (16,984)(1)      3,178 (1)

Earnings (loss) per
common share (4)              $   0.88      $     (6.58)     $   (6.38)    $     (0.42)   $    0.24    $    (4.69)     $    0.27

Proforma Adjustments (3):

  In kind dividend             (2,549)          (2,309)         (3,117)

  Amortization of stock
  purchase warrants              (590)            (590)           (787)

  Other                          (246)            (243)           (324)

Proforma net income (loss)
available to common
shareholders                      844          (33,651)        (33,938)

Proforma earnings (loss)
per common shares (3),(4)      $ 0.18      $     (7.26)     $    (7.29)

Weighted average number
of shares outstanding           4,785            4,636           4,655          4,380        4,265          4,079          3,918

             SUMMARY CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

                                    At September 30, 1996

                        (Amounts in thousands, except per share data)
                        ---------------------------------------------

                                                  As Adjusted
                                 Actual               (5)
                             --------------     ---------------
Balance Sheet Data

Working capital              $       76,258      $      103,258


Long-term debt, less current
maturities                          114,739             112,379


Redeemable preferred stock              ---              27,000

Stockholders' equity                111,963             114,323

Total assets                        563,697             590,697

Backlog                      $    1,745,983      $    1,745,983


(1) Net income (loss) in 1992 and 1991 includes pretax writedowns of $31.4 million and $2.8 million, respectively, to reduce the carrying value of certain real estate to net realizable value.


(2) Net income (loss) for 1995 includes a pretax charge of $25.6 million to provide reserves for previously disclosed litigation in Washington, D.C. and downward revisions in estimated probable recoveries on certain outstanding contract claims.

(3) Reflects impact of quarterly payment of "in-kind" dividend at an annual rate of 10% on the new Series B Cumulative Convertible Preferred Stock, accretion to the carrying amount of the Series B Preferred Stock required over time to increase the carrying amount to its "Redemption Value", and amortization of the initial carrying value attributable to the Stock Purchase Warrants. The Stock Purchase Warrants will be amortized over three years, the duration of the related New Credit Agreement.

(4) Earnings (loss) per common share and proforma earnings (loss) per common share both reflect the impact of dividends on the $21.25 Convertible Exchangeable Preferred Stock of $1,593 (or approximately $.34 per share) and $2,125 (or approximately $.46 per share) for the nine month and twelve month periods, respectively.

(5) Adjusted to give effect to (i) the sale of 150,150 shares of Series B Cumulative Convertible Preferred Stock at $200 per share less related expenses and (ii) the estimated grant date present value of Stock Purchase Warrants of $2.36 million to purchase 409,774 shares of Common Stock, $1.00 par value (market value is $9.025 per share as of October 1, 1996).

                       UNAUDITED QUARTERLY FINANCIAL DATA

The following table sets forth unaudited quarterly financial data for the nine months ended September 30, 1996 and for the years ended December 31, 1995 and 1994 (in thousands, except per share amounts):


                                                                    1996 by Quarter
                                                      --------------------------------------------------------------
                                                       1st                2nd             3rd
                                                       ---                ---             ---


Revenues                                              $270,029          $316,492         $340,670

Net income                                              $1,487            $2,024           $2,311

Earnings per common share                                 $.20              $.31             $.37

                                                                              1995 by Quarter
                                                      --------------------------------------------------------------
                                                       1st                2nd             3rd               4th
                                                       ---                ---             ---               ---

Revenues                                              $263,089          $306,961         $232,974          $298,044

Net income (loss)                                         $872              $886         $(30,674)*        $  1,331

Earnings (loss) per common share                          $.08              $.08           $(6.61)             $.17



                                                                             1994 by Quarter
                                                      --------------------------------------------------------------
                                                       1st                2nd             3rd               4th
                                                       ---                ---             ---               ---

Revenues                                              $174,391          $243,105         $304,776          $289,773

Net income (loss)                                         $792          $(2,649)             $984            $1,176

Earnings (loss) per common share                          $.06            $(.73)             $.10              $.15


* Includes a charge, which aggregates $25.6 million, to provide reserves for previously disclosed litigation in Washington D.C. and downward revisions in estimated probable recoveries on certain outstanding contract claims.

                                 CAPITALIZATION


The following table sets forth the consolidated capitalization of the Company at September 30, 1996, and as adjusted to (1) reflect the issuance of the 150,150 shares of Series B Cumulative Convertible Preferred Stock and (2) the granting of certain warrants to the Company's banking group:



                                                                             (In thousands)
                                                              --------------------------------------------
                                                                    Actual                As Adjusted
                                                              -------------------     --------------------

Short-term Debt - Current Maturities of Long-term Debt        $            4,482      $             4,482
                                                              ===================     ====================

Long-term Debt:
  Revolving Credit Loans, net of a valuation account          $          102,557      $           100,197
  of $2,360,000
  Real Estate Development                                                  5,760                    5,760
  Industrial Revenue Bonds                                                 4,000                    4,000
  Other                                                                    2,422                    2,422
                                                              -------------------     --------------------
           Total Long-term Debt                               $          114,739      $           112,379
                                                              -------------------     --------------------
Redeemable Preferred Stock, $1.00 par value

   150,150 shares of Series B Cumulative Convertible
   Preferred Stock, liquidation preference of $30,030,000 (1) $              ---      $            27,000(2)
                                                              -------------------     --------------------
Stockholders' Equity:
  Preferred Stock, $1.00 par value
    Authorized - 1,000,000 shares
    Issued - 100,000 shares of $21.25 Convertible Exchangeable$              100      $               100
                  Preferred Stock, liquidation preference of
                  $25,000,000
  Stock Purchase Warrants                                                    ---                    2,360 (3)
  Common Stock, $1.00 par value
    Authorized - 15,000,000 shares
    Issued - 4,985,160 shares (4)                                          4,985                    4,985
  Paid-in Surplus                                                         56,751                   56,751
  Retained Earnings                                                       56,291                   56,291


                                       51


  ESOT Related Obligations                                                (3,976)                  (3,976)
  Less - Common Stock in Treasury, at cost - 137,307 shares               (2,188)                  (2,188)
                                                              -------------------     --------------------
          Total Stockholders' Equity                          $          111,963      $           114,323
                                                              -------------------     --------------------

          Total Capitalization                                $          226,702      $           253,702
                                                              ===================     ====================



(1) Dividends on the Series B Preferred Stock are payable quarterly based on an annual rate of 7% if payable in cash and 10% if payable "in-kind" with additional shares of Series B Preferred Stock. Also, the Company is required to purchase the
                  Redeemable  Preferred Stock under certain  circumstances  (see
                 "Description  of  Series  B  Preferred").   In  addition,   in
                  connection  with the  Transaction,  the new credit  facilities will limit the aforementioned rights of redemption (see "Credit Facilities").

(2) Represents proceeds of $30,030,000 less related estimated expenses of $3,030,000.

(3) The grant date present value of the Stock Purchase Warrants to purchase 409,774 shares of Common Stock ($2,360,000) was calculated using the Black-Scholes option pricing model and was accounted for by an increase in Stockholders' Equity, with the offset being a valuation account netted against the related Revolving Credit Loans.

(4) If the Series B Preferred Stock had been converted into Common Stock, the number of shares of Common Stock issued would have been increased by 3,101,571 shares.



                      CONSOLIDATED FINANCIAL INFORMATION


     The financial information contained in Part II of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995 and in Part I of the Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 1996 are incorporated herein by reference and are being provided along with this Proxy Statement to each person to whom this Proxy Statement is being delivered by the Company.


             MANAGEMENT DISCUSSION AND ANALYSIS OF THE CONSOLIDATED
                              FINANCIAL STATEMENTS


     Management's discussion and analysis of the consolidated financial condition and results of operations contained in Part II of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995 and in Part I of the Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 1996 are incorporated herein by reference and are being provided along with this Proxy Statement to each person to whom this Proxy Statement is being delivered by the Company.

Solicitation of Proxies

                  The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone or facsimile without additional compensation for such activities. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in that connection. The Company has also retained D.F. King, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $5,500, plus reimbursement of certain out-of-pocket costs. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals for 1997 Annual Meeting

                  For a proposal of a stockholder (including director nominations) to be presented to the Company's 1997 Annual Meeting of Stockholders, a stockholder's notice must have been delivered to, or mailed and received at, the principal executive offices of the Company on or before December 11, 1996. Any such proposal should have been mailed to: Perini Corporation, 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701, Attn. Richard
E. Burnham. In addition, stockholder proposals and director nominations must have complied with the requirements of the Company's By-Laws.


Forward Looking Statements


                  Statements contained in this Proxy Statement or in the portions of the documents incorporated herein by reference that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. All such forward-looking statements are based on information available to the Company on the date made. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Reference is made to the contigencies discussed in the Company's reports on Form 10-K/A (especially
Item 1 of Part I "Business," and Note 11 to the Notes to Consolidated Financial Statements regarding contingencies and commitments) for the fiscal year ended December 31, 1995 and Form 10-Q/A (especially Item 2 of Part I "Management's Discussion and Analysis of the Consolidated Financial Condition and Results of Operations") for the fiscal quarter ended September 30, 1996.


Incorporation of Portions of Certain Documents by Reference


                  The Company hereby incorporates by reference the portions of the documents listed in (a) and (b) below, which have previously been filed with the Securities and Exchange Commission.


(a) Part I and Part II of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995, filed with the Securities and Exchange Commission (File No. 1-6314) pursuant to the Exchange Act; and


(b) Part I of the Company's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 1996.

                  For the convenience of stockholders, the Company has provided copies of the entire 10-K/A and 10-Q/A to each person to whom this Proxy Statement is being delivered.


Inclusion of Documents which Contain Information Incorporated by Reference


                  Along with this Proxy Statement, the Company has provided, without charge, to each person to whom this Proxy Statement is delivered, a copy of the documents which contain information that has been incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates).

Other Matters

                  The Board of Directors does not know of any other matters other than those described in this Proxy Statement which will be presented for action at the Special Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.



                  REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                                     ANNEX A




December 17, 1996



The Board of Directors
Perini Corporation
73 Mt. Wayte Avenue
Box 9160
Framingham, MA  01701-9160

Attention:     Mr. David B. Perini
               Chairman

Ladies and Gentlemen:

                  You have  requested  our  opinion as to the  fairness,  from a financial point of view, to Perini Corporation (the "Company") of the consideration to be paid to the Company in connection with the proposed issuance and sale to PB Capital Partners, L.P. (the "Buyer") of 150,150 shares of Series B Cumulative Convertible Preferred Stock (the "Preferred Stock") of the Company (the "Transaction"). Pursuant to the Stock Purchase and Sale Agreement, dated as of July 24, 1996 (the "Agreement"), between the Company, Richard C. Blum & Associates, L.P. and the Buyer, the Buyer will purchase an aggregate of 150,150 newly issued shares of the Preferred Stock, and the Company will receive consideration equal to $30,030,000.


                  In arriving at our opinion, we have reviewed (i) the Agreement and the other Transaction Documents referred to therein; (ii) the audited financial statements of the Company for the fiscal years ended December 31, 1995 and December 31, 1994, and the unaudited financial statements of the Company for the period ended September 30,1996; (iii) current and historical market prices of the Company's common stock; (iv) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (v) publicly available terms of certain transactions involving companies comparable to the Company and the consideration paid for such companies; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company;
(vii) certain information regarding the Company's real estate subsidiary and portfolio of assets provided by the Company; and (viii) certain internal financial analyses and forecasts prepared by the Company and its management.


                  In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. These matters included the overall high debt level of the Company; the need for further liquidity to support the Company's construction operations and bonding capacity; limited net proceeds available to the Company if it were to pursue an accelerated disposition of its real estate assets; potential exposure to future payments resulting from the Company's Washington Metropolitan Area Transit Authority litigation, in which the Company was found liable for $16.5 million in a preliminary judgment by the U.S. District Court (D.C.) in July 1993; and the benefits of the transaction in strengthening the balance sheet of the Company. We have visited certain representative facilities and real estate assets of the Company, and reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

                  In giving our opinion, we have relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Transaction will have the tax consequences described to us in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in such Agreement.

                  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not undertake any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's Common Stock will trade at any future time.

                  We have acted as financial advisor to the Company with respect to the proposed Transaction and have received advisory fees from the Company for our services. We will receive a fee for delivery of this opinion and, if the proposed Transaction is consummated, an additional success fee from the Company. Please be advised that our affiliated bank, Morgan Guaranty Trust Company of New York, is agent bank for the Company's current revolving credit facility which is being restructured as part of the Transaction. In the ordinary course of their businesses, our affiliates may actively trade the equity securities of the Company for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

                  On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company in the proposed Transaction is fair, from a financial point of view, to the Company.


                  This letter is provided for the benefit of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and, if not so disclosed, must be treated as confidential.



Very truly yours,

J.P. MORGAN SECURITIES INC.


/s/ Dianne F. Lob
-----------------
By:  Dianne F. Lob
Title:  Managing Director

                                      ANNEX B

                            PRIVATE AND CONFIDENTIAL

December 17, 1996

The Board of Directors
Perini Corporation
73 Mt. Wayte Avenue
Box 9160
Framingham, MA  01701-9160

Attention:  Mr David B. Perini
               Chairman

Ladies and Gentlemen:


                  You have  requested  our  opinion as to the  fairness,  from a financial point of view, to Perini Corporation (the "Company") of the consideration to be paid to the Company in connection with the issuance and sale (the "Transaction") of 150,150 newly issued shares of Series B Cumulative Convertible Preferred Stock (the "Preferred Stock") of the Company to PB Capital Partners, L.P. (the "Buyer"). You have informed us that the Buyer will purchase the Preferred Stock pursuant to the Stock Purchase and Sale Agreement, dated as of July 24, 1996, as amended (the "Agreement"), by and among the Company, the Buyer, and Richard C. Blum & Associates, L.P., and that the Company will receive cash consideration before expenses in connection with such purchase of $30,030,000.


                  In arriving at the opinion set forth below, we have, among other things:

                  (a) reviewed the Agreement and other Transaction documents referred to therein;


                  (b) reviewed the Company's draft proxy statement prepared in connection with seeking shareholder approval for the Transaction;


                  (c) reviewed certain publicly available business and financial information of the Company, including the audited financial statements of the Company for the fiscal years ended December 31, 1995 and December 31, 1994 and the

Perini Corporation

December 17, 1996
Page 2



unaudited financial statements of the Company for the period ended September 30, 1996;

                  (d) reviewed certain publicly available business and financial information of certain companies engaged in businesses we deemed comparable to those of the Company;


                  (e) compared current and historical market prices of the Company's common stock and reported market prices of the securities of certain other companies that were deemed comparable;


                  (f) reviewed publicly available financial terms of certain business transactions we deemed comparable to the Transaction and otherwise relevant to our inquiry;


                  (g) held discussions with members of the Company's senior management concerning certain aspects of the Transaction, the Company's past and current business operations, the Company's financial condition, future prospects, and operations, before and after giving effect to the Transaction, as well as their views of the business, operational, strategic benefits, and other implications of the Transaction, and certain other matters we believed necessary or appropriate to our inquiry, including (i) the overall high debt level of the Company; (ii) the need for further liquidity to support the Company's construction operations and bonding capacity; (iii) limited net proceeds available to the Company if it were to pursue an accelerated disposition of its real estate assets; (iv) potential exposure to future payments resulting from the Company's Washington Metropolitan Area Transit Authority litigation in which the Company was found liable in a preliminary judgment by the U.S. District Court (D.C.) in July 1993; and (v) the benefits of the Transaction in strengthening the balance sheet of the Company;

                  (h) reviewed certain agreements with respect to outstanding indebtedness or obligations of the Company, including a draft of the summary terms and conditions of the Company's restructured bank agreement;


                  (i) reviewed certain information provided by the Company regarding its real

Perini Corporation

December 17, 1996
Page 3



                  estate subsidiary and portfolio of assets;


                  (j)  reviewed  certain  internal   non-public   financial  and
operating data provided to us by the Company's management concerning the Company's business, including management forecasts and projections of future financial results; and


                  (k) made such other analyses and examinations as we have deemed necessary or appropriate.


                  We have relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available for purposes of this opinion, and we have not assumed any liability therefor. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company, nor have we conducted a physical inspection of the properties and facilities of the Company. We have assumed that the financial forecasts and projections prepared by the Company have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We express no views as to such forecasts or projections or the assumptions on which they were based. We have also assumed that the Transaction will have the tax consequences described to us in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. Furthermore, we have assumed that the documents that have been furnished to us in draft form in connection with the Transaction will not, when executed, contain any terms and conditions that differ materially from the terms and conditions previously disclosed to us. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third parties with respect to the purchase of all or part of the Company's business or assets, and, accordingly, we have relied entirely on the results of the process conducted by representatives of J.P. Morgan Securities Inc. in this regard.


                  For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party has and will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the

Perini Corporation

December 17, 1996
Page 4



                  consummation of the Transaction have and will be satisfied without waiver thereof.


                  Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. It should be understood that subsequent developments may affect this opinion and that we do not undertake any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's common stock will trade at any future time. Our opinion is limited to the fairness, from a financial point of view, to the consideration to be paid to the Company in connection with the Transaction and we express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction.


                  Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services that includes the rendering of this opinion. The Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, we or our affiliates may trade in the securities of the Company for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

                  Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the consideration to be paid to the Company in connection with the Transaction is fair, from a financial point of view, to the Company.

                  This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction and shall not be used for any other purpose without the prior written consent of Chase Securities Inc.

                  This opinion may be reproduced in full in the proxy statement mailed to stockholders of the Company in connection with the Transaction but may not otherwise be disclosed publicly in any manner without our prior written approval and, if not so disclosed, must be

Perini Corporation

December 17, 1996
Page 5


treated as confidential.


                                       Very truly yours,


                                       /s/ Chase Securities Inc.
                                       -------------------------
                                       CHASE SECURITIES INC.

                                     ANNEX C

                    Consent of Independent Public Accountants

     As independent public accountants, we hereby consent to the inclusion in this Proxy of our report dated February 26, 1996 included in Perini Corporation's Form 10-K/A for the year ended December 31, 1995 and to all references to our Firm included in this Proxy.


                                                 /s/ Arthur Andersen LLP
                                                 -----------------------
                                                 ARTHUR ANDERSEN LLP


                                                 Boston, Massachusetts

                                                 December 17, 1996

                     REVOCABLE PROXY/VOTING INSTRUCTION CARD

                               PERINI CORPORATION
            73 Mt. Wayte Avenue, Framingham, Massachusetts 01701-9160

                    Proxy for Special Meeting of Stockholders

                  to be Held on January 17, 1997 at 10:00 a.m.

               This proxy is solicited by the Board of Directors.


     The undersigned hereby constitutes and appoints David B. Perini, John H. Schwarz and Richard E. Burnham, and any of them, as Proxies of the undersigned, with full power to substitute, and authorizes each of them to represent and to vote all shares of Common Stock of Perini Corporation (the "Company") held by the undersigned at the close of business on November 27, 1996 at the Special Meeting of Stockholders to be held at State Street Bank and Trust Company, The Board Room, 33rd Floor, 225 Franklin Street, Boston, Massachusetts, on January 17, 1997 at 10:00 a.m., local time, and at any adjournments or postponements thereof.

                  When properly executed this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this Proxy will be voted FOR the Proposals set forth on the reverse side hereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendation need only sign and date this proxy and return it in the stamped envelope provided.


          Please sign name exactly as shown. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized person, stating such person's title or authority. If a partnership, please sign in partnership name by authorized person.

            (Continued, and to be signed and dated, on reverse side)

    The Board of Directors recommends a vote "FOR" Proposal 1 and Proposal 2



1. Proposal 1: To approve (i) the issuance of 150,150 shares of Series B Cumulative Convertible Junior Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred Stock") to PB Capital Partners, L.P., The Union Labor Life Insurance Company Separate Account P, The Common Fund for Non-Profit Organizations for the account of its Equity Fund, and permitted assigns (the "Investors") for an aggregate purchase price of $30,030,000, upon the terms and conditions described in the Proxy Statement and (ii) the issuance of any other shares of the Series B Preferred Stock as dividends on outstanding shares of the Series B Preferred Stock upon the terms and conditions described in the Proxy Statement.



        FOR ___                    AGAINST ___                     ABSTAIN ___



2. Proposal 2: To approve an amendment to the By-Laws of the Company, as more fully described in the Proxy Statement, which requires the Board of Directors to elect an Executive Committee and sets forth its powers and composition. This amendment, if approved, will take effect only if shares of the Series B Preferred Stock are in fact issued to the Investors.

       FOR ___                     AGAINST ___                     ABSTAIN ___


     The undersigned hereby acknowledge(s) receipt of a copy of the Notice of Special Meeting of Stockholders, the Proxy Statement with respect thereto and accompanying Annexes, the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995, and the Company's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 1996, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.




                     Date:







                     Signature of Stockholder


Please Date, Sign and Mail Your Proxy Card Promptly     Votes must be indicated
in the Enclosed Envelope.                              (X) in Black or Blue ink.

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 10-K/A


x ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1995

     TRANSITION REPORT PURSUANT TO SECTION 13 OF 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to ___________________

Commission file number 1-6314
                               Perini Corporation
             (Exact name of registrant as specified in its charter)


          Massachusetts                               04-1717070
 (State or other jurisdiction of         (I.R.S. Employer Identification No.)
  incorporation or organization)

              73 Mt. Wayte Avenue, Framingham, Massachusetts 01701
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code: 508-628-2000

           Securities registered pursuant to Section 12(b) of the Act:


   Title of Each Class                     Name of each exchange on
   -------------------                         which registered
                                           --------------------------

Common Stock, $1.00 par value             The American Stock Exchange

$2.125 Depositary Convertible             The American Stock Exchange
   Exchangeable Preferred Shares, each
   representing 1/10th Share of $21.25
   Convertible Exchangeable Preferred
   Stock, $1.00 par value

        Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

The aggregate market value of voting stock held by nonaffiliates of the registrant is $29,652,513 as of March 1, 1996.

The number of shares of Common Stock, $1.00 par value per share, outstanding at March 1, 1996 is 4,723,754.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the annual proxy statement for the year ended December 31, 1995 are incorporated by reference into Part III.



                               PERINI CORPORATION

                             INDEX TO ANNUAL REPORT

                                 ON FORM 10-K/A



                                                                                          PAGE
                                                                                          ----

PART I
Item 1:             Business                                                               2
Item 2:             Properties                                                            13
Item 3:             Legal Proceedings                                                     13 - 14
Item 4:             Submission of Matters to a Vote of Security Holders                   14

PART II
Item 5:             Market for the Registrant's Common Stock and Related                  15
                      Stockholder Matters
Item 6:             Selected Financial Data                                               15
Item 7:             Management's Discussion and Analysis of Financial                     16
                      Condition and Results of Operations
Item 8:             Financial Statements and Supplementary Data                           19
Item 9:             Disagreements on Accounting and Financial Disclosure                  19

PART III
Item 10:            Directors and Executive Officers of the Registrant                    20
Item 11:            Executive Compensation                                                20
Item 12:            Security Ownership of Certain Beneficial Owners and                   20
                      Management
Item 13:            Certain Relationships and Related Transactions                        20

PART IV
Item 14:            Exhibits, Financial Statement Schedules and Reports on                21
                      Form 8-K

Signatures                                                                                22


                                     PART I.

ITEM 1.   BUSINESS

General

         Perini Corporation and its subsidiaries (the "Company" unless the context indicates otherwise) is engaged in two principal businesses: construction and real estate development. The Company was incorporated in 1918 as a successor to businesses which had been engaged in providing construction services since 1894.

         The Company provides general contracting, construction management and design-build services to private clients and public agencies throughout the United States and selected overseas locations. Historically, the Company's construction business involved four types of operations: civil and environmental ("heavy"), building, international and pipeline. However, the Company sold its pipeline construction business in January, 1993.

         The Company's real estate development operations are conducted by Perini Land & Development Company, a wholly-owned subsidiary with extensive development interests concentrated in historically attractive markets in the United States - Arizona, California, Florida, Georgia and Massachusetts, but has not commenced the development of any new real estate projects since 1990.

         Because the Company's results consist in part of a limited number of large transactions in both construction and real estate, results in any given fiscal quarter can vary depending on the timing of transactions and the profitability of the projects being reported. As a consequence, quarterly results may reflect such variations.

         In 1988, the Company, in conjunction with two other companies, formed a new entity called Perland Environmental Technologies, Inc. ("Perland"). Perland provides consulting, engineering and construction services primarily on a turn-key basis for hazardous material management and clean-up to both private clients and public agencies nationwide. The Company's investment in Perland was increased from 47 1/2% to 100% in recent years as a result of Perland repurchasing its stock owned by the outside investors. During 1995, Perland's name was changed to Perini Environmental Services, Inc.

         In January 1993, the Company sold its 74%-ownership in Majestic, its Canadian pipeline construction subsidiary, for $31.7 million which resulted in an after tax gain of approximately $1.0 million.

         Although Majestic was profitable in both 1992 and 1991, it participated in a sector of the construction business that was not directly related to the Company's core construction operations. The sale of Majestic served to generate liquid assets which improved the Company's financial condition without affecting its core construction business.

         Effective July 1, 1993, the Company acquired Gust K. Newberg Construction Co.'s ("Newberg") interest in certain construction projects and related equipment. The purchase price for the acquisition was (i) approximately $3 million in cash for the equipment paid by a third party leasing company which, in turn, simultaneously entered into an operating lease agreement with the Company for the use of said equipment, (ii) $1 million in cash paid by the Company and (iii) 50% of the aggregate net profits earned from each project from April 1, 1993 through December 31, 1994 and, with regard to one project, through December 31, 1995. This acquisition has been accounted for as a purchase.

         Information on lines of business and foreign business is included under the following captions of this Annual Report on Form 10-K for the year ended December 31, 1995.

                                                                                                Annual Report
                                                                                                On Form 10-K
                                          Caption                                                Page Number
                                          -------                                                -----------
Selected Consolidated Financial Information                                                        Page 15

Management's Discussion and Analysis                                                               Page 16

Footnote 13 to the Consolidated Financial Statements, entitled Business                            Page 40
Segments and Foreign Operations

         While the "Selected Consolidated Financial Information" presents certain lines of business information for purposes of consistency of presentation for the five years ended December 31, 1995, additional information (business segment and foreign operations) required by Statement of Financial Accounting Standards No. 14 for the three years ended December 31, 1995 is included in Note 13 to the Consolidated Financial Statements.

         A summary of revenues by product line for the three years ended December 31, 1995 is as follows:


                                                            Revenues (in thousands)
                                                            Year Ended December 31,
                                             ------------------------------------------------------
                                                   1995              1994               1993
                                                   ----              ----               ----
Construction:
  Building                                   $  770,427        $  640,721          $  762,451
  Heavy                                         286,246           310,163             267,890
                                             ----------        ----------          ----------
    Total Construction Revenues              $1,056,673        $  950,884          $1,030,341
                                             ----------        ----------          ----------


Real Estate:
  Sales of Real Estate                       $   10,738        $   33,188          $   40,053
  Building Rentals                               16,799            16,388              19,313
  Interest Income                                12,396             7,031               6,110
  All Other                                       4,462             4,554               4,299
                                             ----------        ----------          ----------
    Total Real Estate Revenues               $   44,395        $   61,161          $   69,775
                                             ----------        ----------          ----------

      Total Revenues                         $1,101,068        $1,012,045          $1,100,116
                                             ==========        ==========          ==========


Construction

         The general contracting and construction management services provided by the Company consist of planning and scheduling the manpower, equipment, materials and subcontractors required for the timely completion of a project in accordance with the terms and specifications contained in a construction contract. The Company was engaged in over 160 construction projects in the United States and overseas during 1995. The Company has three principal construction operations: heavy, building, and international, having sold its Canadian pipeline construction business in January 1993. The Company also has a subsidiary engaged in hazardous waste remediation.

         The heavy operation undertakes large civil construction projects throughout the United States, with current emphasis on major metropolitan areas such as Boston, New York City, Chicago and Los Angeles. The heavy operation performs construction and rehabilitation of highways, subways, tunnels, dams, bridges, airports, marine projects, piers and waste water treatment facilities. The Company has been active in heavy operations since 1894, and believes that it has particular expertise in large and complex projects. The Company believes that infrastructure rehabilitation is and will continue to be a significant market in the 1990's.

         The building operation provides its services through regional offices located in several metropolitan areas: Boston and Philadelphia, serving New England and the Mid-Atlantic area; Detroit and Chicago, operating in Michigan and the Midwest region; and Phoenix, Las Vegas, Los Angeles and San Francisco, serving Arizona, Nevada and California. In 1992, the Company combined its building operations into a new wholly-owned subsidiary, Perini Building Company, Inc. This new company combines substantial resources and expertise to better serve clients within the building construction market, and enhances Perini's name recognition in this market. The Company undertakes a broad range of building construction projects including health care, correctional facilities, sports complexes, hotels, casinos, residential, commercial, civic, cultural and educational facilities.

         The international operation engages in both heavy and building construction services overseas, funded primarily in U.S. dollars by agencies of the United States government. In selected situations, it pursues private work internationally.

                              Construction Strategy

         The  Company  plans  to  continue  to  increase  the  amount  of  heavy construction work it performs because of the relatively higher margin opportunities available from such work. The Company believes the best opportunities for growth in the coming years are in the urban infrastructure market, particularly in Boston, metropolitan New York, Chicago, Los Angeles and other major cities where it has a significant presence, and in other large, complex projects. The Company's acquisition during 1993 of Chicago-based Newberg referred to above is consistent with this strategy. The Company's strategy in building construction is to maximize profit margins; to take advantage of certain market niches; and to expand into new markets compatible with its expertise. Internally, the Company plans to continue both to strengthen its management through management development and job rotation programs, and to improve efficiency through strict attention to the control of overhead expenses and implementation of improved project management systems. Finally, the Company continues to expand its expertise to assist public owners to develop necessary facilities through creative public/private ventures.

                                     Backlog

         As of December 31, 1995, the Company's construction backlog was $1.53 billion compared to backlogs of $1.54 billion and $1.24 billion as of December 31, 1994 and 1993, respectively.


                                              Backlog (in thousands) as of December 31,
                           -----------------------------------------------------------------------------
                                    1995                      1994                      1993
                           ---------------------     ----------------------    ---------------------
Northeast                  $  749,017        49%     $  803,967        52%     $  552,035        45%
Mid-Atlantic                  179,324        12          26,408         2          34,695         3
Southeast                      33,223         2             783         -          34,980         3
Midwest                       325,055        21         293,168        19         143,961        12
Southwest                      94,725         6         174,984        11         314,058        25
West                          134,259         9         193,996        13         143,251        11
Other Foreign                  18,919         1          45,473         3          15,161         1
                           ----------       ----     ----------       ----     ----------       ----
  Total                    $1,534,522       100%     $1,538,779       100%     $1,238,141       100%
                           ==========       ====     ==========       ====     ==========       ====


         The Company includes a construction project in its backlog at such time as a contract is awarded or a firm letter of commitment is obtained. As a result, the backlog figures are firm, subject only to the cancellation provisions contained in the various contracts. The Company estimates that approximately $657 million of its backlog will not be completed in 1996.

         The Company's backlog in the Northeast region of the United States remains strong because of its ability to meet the needs of the growing infrastructure construction and rehabilitation market in this region, particularly in the metropolitan Boston and New York City areas. The increase in the Midwest region primarily reflects an increase in building work in that area. Other fluctuations in backlog are viewed by management as transitory.

                               Types of Contracts

         The four general types of contracts in current use in the construction industry are:

o Fixed price contracts ("FP"), which include unit price contracts, usually transfer more risk to the contractor but offer the opportunity, under favorable circumstances, for greater profits. With the Company's increasing move into heavy and publicly bid building construction in response to current opportunities, the percentage of fixed price contracts continue to represent the major portion of the backlog.

o Cost-plus-fixed-fee contracts ("CPFF") which provide greater safety for the contractor from a financial standpoint but limit profits.

o Guaranteed maximum price contracts ("GMP") which provide for a cost-plus-fee arrangement up to a maximum agreed price. These contracts place risks on the contractor but may permit an opportunity for greater profits than cost-plus-fixed-fee contracts through sharing agreements with the client on any cost savings.

o Construction management contracts ("CM") under which a contractor agrees to manage a project for the owner for an agreed-upon fee which may be fixed or may vary based upon negotiated factors. The contractor generally provides services to supervise and coordinate the construction work on a project, but does not directly purchase contract materials, provide construction labor and equipment or enter into subcontracts.

         Historically, a high percentage of company contracts have been of the fixed price type. Construction management contracts remain a relatively small percentage of company contracts. A summary of revenues and backlog by type of contract for the most recent three years follows:


       Revenues - Year Ended                                                   Backlog As Of
           December 31,                                                         December 31,
-----------------------------------                                 -----------------------------------
1995           1994            1993                                 1995            1994           1993
----           ----            ----                                 ----            ----           ----
 67%            54%             56%          Fixed Price             74%             68%            65%
 33             46              44           CPFF, GMP or CM         26              32             35
----           ----            ----                                 ----            ----           ----
100%           100%            100%                                 100%            100%           100%
====           ====            ====                                 ====            ====           ====

                                     Clients

        During 1995, the Company was active in the building, heavy and international construction markets. The Company performed work for over 100 federal, state and local governmental agencies or authorities and private customers during 1995. No material part of the Company's business is dependent upon a single or limited number of private customers; the loss of any one of which would not have a materially adverse effect on the Company. As illustrated in the following table, the Company continues to serve a significant number of private owners. During the period 1993-1995, the portion of construction revenues derived from contracts with various governmental agencies remains relatively constant at 56% in 1995 and 1994, and 54% in 1993.


                                             Revenues by Client Source

                                                         Year Ended December 31,
                                                         -----------------------
                                                1995             1994               1993
                                                ----             ----               ----
Private Owners                                   44%              44%                46%
Federal Governmental Agencies                     8               11                 12
State, Local and Foreign Governments             48               45                 42
                                                ----             ----               ----
                                                100%             100%               100%
                                                ====             ====               ====

All Federal government contracts are subject to termination provisions, but as shown in the table above, the Company does not have a material amount of such contracts.

                                     General

        The construction business is highly competitive. Competition is based primarily on price, reputation for quality, reliability and financial strength of the contractor. While the Company experiences a great deal of competition from other large general contractors, some of which may be larger with greater financial resources than the Company, as well as from a number of smaller local contractors, it believes it has sufficient technical, managerial and financial resources to be competitive in each of its major market areas.

        The Company will endeavor to spread the financial and/or operational risk, as it has from time to time in the past, by participating in construction joint ventures, both in a majority and in a minority position, for the purpose of bidding on projects. These joint ventures are generally based on a standard joint venture agreement whereby each of the joint venture participants is usually committed to supply a predetermined percentage of capital, as required, and to share in the same predetermined percentage of income or loss of the project. Although joint ventures tend to spread the risk of loss, the Company's initial obligations to the venture may increase if one of the other participants is financially unable to bear its portion of cost and expenses. For a possible example of this situation, see "Legal Proceedings" on page 13. For further information regarding certain joint ventures, see Note 2 to Notes to Consolidated Financial Statements.

         While the Company's construction business may experience some adverse consequences if shortages develop or if prices for materials, labor or equipment increase excessively, provisions in certain types of contracts often shift all or a major portion of any adverse impact to the customer. On fixed price type contracts, the Company attempts to insulate itself from the unfavorable effects of inflation by incorporating escalating wage and price assumptions, where appropriate, into its construction bids. Gasoline, diesel fuel and other materials used in the Company's construction activities are generally available locally from multiple sources and have been in adequate supply during recent years. Construction work in selected overseas areas primarily employs expatriate and local labor which can usually be obtained as required. The Company does not anticipate any significant impact in 1996 from material and/or labor shortages or price increases.

        Economic and demographic trends tend not to have a material impact on the Company's heavy construction operation. Instead, the Company's heavy construction markets are dependent on the amount of heavy civil infrastructure work funded by various governmental agencies which, in turn, may depend on the condition of the existing infrastructure or the need for new expanded infrastructure. The building markets in which the Company participates are dependent on economic and demographic trends, as well as governmental policy decisions as they impact the specific geographic markets.

        The Company has minimal exposure to environmental liability as a result of the activities of Perini Environmental Services, Inc. ("Perini Environmental"), a wholly-owned subsidiary of the Company. Perini Environmental provides hazardous waste engineering and construction services to both private clients and public agencies nationwide. Perini Environmental is responsible for compliance with applicable law in connection with its clean up activities and bears the risk associated with handling such materials.

        In addition to strict procedural guidelines for conduct of this work, the Company and Perini Environmental generally carry insurance or receive satisfactory indemnification from customers to cover the risks associated with this business.

        The Company also owns real estate nationwide, most of which is residential, and as an owner, is subject to laws governing environmental responsibility and liability based on ownership. The Company is not aware of any environmental liability associated with its ownership of real estate property.

        The Company has been subjected to a number of claims from former employees of subcontractors regarding exposure to asbestos on the Company's projects. None of the claims have been material. The Company also operates construction machinery in its business and will, depending on the project or the ease of access to fuel for such machinery, install fuel tanks for use on-site. Such tanks run the risk of leaking hazardous fluids into the environment. The Company, however, is not aware of any emissions associated with such tanks or of any other environmental liability associated with its construction operations or any of its corporate activities.

         Progress on projects in certain areas may be delayed by weather conditions depending on the type of project, stage of completion and severity of the weather. Such delays, if they occur, may result in more volatile quarterly operating results.

        In the normal course of business, the Company periodically evaluates its existing construction markets and seeks to identify any growing markets where it feels it has the expertise and management capability to successfully compete or withdraw from markets which are no longer economically attractive.

Real Estate

        The Company's real estate development operations are conducted by Perini Land & Development Company ("PL&D"), a wholly-owned subsidiary, which has been involved in real estate development since the early 1950's. PL&D engages in real estate development in Arizona, California, Florida, Georgia and Massachusetts. However, in 1993, PL&D significantly reduced its staff in California and has suspended any new land acquisition in that area. PL&D's development operations generally involve identifying attractive parcels, planning and development, arranging financing, obtaining needed zoning changes and permits, site preparation, installation of roads and utilities and selling the land. Originally, PL&D concentrated on land development. In appropriate situations, PL&D has also constructed buildings on the developed land for rental or sale.

        For the past five years PL&D has been affected by the reduced liquidity in real estate markets brought on by the cutbacks in real estate funding by commercial banks, insurance companies and other institutional lenders. Many traditional buyers of PL&D properties are other developers or investors who depend on third party sources for funding. As a result, some potential PL&D transactions have been cancelled, altered or postponed because of financing problems. Over this period, PL&D looked to foreign buyers not affected by U.S. banking policies or in some cases, provided seller financing to complete transactions. Based on a weakening in property values which has come with the industry credit crunch and the national real estate recession, PL&D took a $31 million pre-tax net realizable value writedown against earnings in 1992. The charge affected those properties which PL&D had decided to sell in the near term. Currently it is management's belief that its remaining real estate properties are not carried at amounts in excess of their net realizable values. PL&D periodically reviews its portfolio to assess the desirability of accelerating its sales through price concessions or sale at an earlier stage of development. In circumstances in which asset strategies are changed and properties brought to market on an accelerated basis, those assets, if necessary, are adjusted to reflect the lower of cost or market value. To achieve full value for some of its real estate holdings, in particular its investments in Rincon Center and the Resort at Squaw Creek, the Company may have to hold those properties several years and currently intends to do so.

                              Real Estate Strategy

        Since 1990, PL&D has taken a number of steps to minimize the adverse financial impact of current market conditions. In early 1990, all new real estate investment was suspended pending market improvement, all but critical capital expenditures were curtailed on on-going projects and PL&D's workforce was cut by over 60%. Certain project loans were extended, with such extension usually requiring paydowns and increased annual amortization of the remaining loan balance. Going forward, PL&D will operate with a reduced staff and adjust its activity to meet the demands of the market.

        PL&D's real estate development project mix includes planned community, industrial park, commercial office, multi-unit residential, urban mixed use, resort and single family home developments. Given the current real estate environment, PL&D's emphasis is on the sale of completed product and also developing the projects in its inventory with the highest near term sales potential. It may also selectively seek new development opportunities in which it serves as development manager with limited equity exposure, if any.

                             Real Estate Properties

        The following is a description of the Company's major development projects and properties by geographic area:

                                     Florida

        West Palm Beach and Palm Beach County - In 1994, PL&D completed the sale of all of the original 1,428 acres located in West Palm Beach at the development known as "The Villages of Palm Beach Lakes". PL&D's only continuing interest in the project is its ownership in the Bear Lakes Country Club which under agreement with the membership can be turned over to the members when membership reaches 650. Current membership is 438. The club includes two championship golf courses designed by Jack Nicklaus.

        At Metrocentre, a 51-acre commercial/office park at the intersection of Interstate 95 and 45th Street in West Palm Beach, one site totaling 2.78 acres was sold in 1995. That site was sold to a national motel chain. The park consists of 17 parcels, of which 2 1/4 (7.3 acres) currently remain unsold. The park provides for 570,500 square feet of mixed commercial uses.

                                  Massachusetts

         Perini Land and Development or Paramount Development Associates, Inc. ("Paramount"), a wholly-owned subsidiary of PL&D, owns the following projects:

        Raynham Woods Commerce Center,  Raynham - In 1987,  Paramount acquired a
409-acre site located in Raynham, Massachusetts, on which it had done preliminary investigatory and zoning work under an earlier purchase option period. During 1988, Paramount secured construction financing and completed infrastructure work on a major portion of the site (330 acres) which is being developed as a mixed use corporate campus style park known as "Raynham Woods Commerce Center". During 1989, Paramount completed the sale of a 24-acre site to be used as a headquarters facility for a division of a major U.S. company. During 1990, construction was completed on this facility. In 1990 construction was also completed on two new commercial buildings by Paramount. During 1992, a 17-acre site was sold to a developer who was working with a major national retailer. The site has since been developed into the first retail project in the park. No new land sales were made in 1993, but in 1994, an 11-acre site was sold to the same major U.S. company which had acquired land in 1989, and in 1995 a 4-acre site was sold to a major insurance company. Although the two Paramount commercial buildings owned within the park experienced some tenant turnover in late 1994 and into 1995, they remain 90% occupied. The park is planned to eventually contain 2.5 million square feet of office, R&D, light industrial and mixed commercial space.

        Easton Business Center, Easton - In 1989, Paramount acquired a 40-acre site in Easton, Massachusetts, which had already been partially developed. Paramount completed the work in 1990 and is currently marketing the site to commercial/industrial users. No sales were closed in 1995.

        Wareham - In early 1990, Paramount acquired an 18.9-acre parcel of land at the junction of Routes 495 and 58 in Wareham, Massachusetts. The property is being marketed to both retail and commercial/industrial users. No sales were closed in 1995.

                                     Georgia

        The Villages at Lake Ridge, Clayton County - During 1987, PL&D (49%) entered into a joint venture with 138 Joint Venture partners to develop a 348-acre planned commercial and residential community in Clayton County to be called "The Villages at Lake Ridge", six miles south of Atlanta's Hartsfield International Airport. By year end 1990, the first phase infrastructure and recreational amenities were in place. In 1991, the joint venture completed the infrastructure on 48 lots for phased sales of improved lots to single family home builders and sold nine. During 1992, the joint venture sold an additional 60 lots and also sold a 16-acre parcel for use as an elementary school. During 1993, unusually wet weather in the spring delayed construction on improvements required to deliver lots as scheduled. As a result, the sale of an additional 58 lots in 1993 were below expectation. Although 1994 started off strong, rising interest rates created a slowdown in activity later in the year. For the year, 52 lots were sold. In 1995, the pace picked up again and a record 72 lots were sold. Because most of the homes built within the development are to first time buyers, demand is highly sensitive to mortgage rates and other costs of ownership. Financing restrictions generally require the joint venture to allow developers to take down finished lots only as homes built on previously acquired lots are sold. As a result, any slowdown in home sales will influence joint venture sales quickly thereafter. The development plan calls for mixed residential densities of apartments and moderate priced single-family homes totaling 1,158 dwelling units in the residential tracts plus 220,000 square feet of retail and 220,000 square feet of office space in the commercial tracts.

        The Oaks at Buckhead, Atlanta - Sales commenced on this 217-unit residential condominium project at a site in the Buckhead section of Atlanta near the Lenox Square Mall in 1992. The project consists of 201 residences in a 30-story tower plus 16 adjacent three-story townhome residences. At year end 207 units were either sold or under contract. Sixty-nine of these units were closed in 1995, up from 53 for 1994. PL&D (50%) is developing this project in joint venture with a subsidiary of a major Taiwanese company.

                                   California

        Rincon Center, San Francisco - Major construction on this mixed-use project in downtown San Francisco was completed in 1989. The project, constructed in two phases, consists of 320 residential rental units, approximately 423,000 square feet of office space, 63,000 square feet of retail space, and a 700-space parking garage. Following its completion in 1988, the first phase of the project was sold and leased back by the developing partnership. The first phase consists of about 223,000 square feet of office space and 42,000 square feet of retail space. The Phase I office space continues to be close to 100% leased with the regional telephone directory company as the major tenant on leases which run into early 1998. The retail space is currently 90% leased. Phase II of the project, which began operations in late 1989, consists of approximately 200,000 square feet of office space, 21,000 square feet of retail space, a 14,000 square foot U.S. postal facility, and 320 apartment units. Currently, close to 100% of the office space, 94% of the retail space and virtually all of the 320 residential units are leased. The major tenant in the office space in Phase II is the Ninth Circuit Federal Court of Appeals which is leasing approximately 176,000 square feet. That lease expires at the end of 1996. Currently, the space is being shown to potential tenants for possible 1997 occupancy. PL&D currently holds a 46% interest in and is managing general partner of the partnership which is developing the project. The land related to this project is being leased from the U.S. Postal Service under a ground lease which expires in 2050.

        In addition to the project financing and guarantees disclosed in the first, second and third paragraphs of Note 11 to Notes to Consolidated Financial Statements, the Company has advanced approximately $78 million to the partnership through December 31, 1995, of which approximately $5 million was advanced during 1995, primarily to paydown some of the principal portion of project debt which was renegotiated during 1993. In 1995, operations before principal repayment of debt created a positive cash flow on an annual basis.

        Two major loans on this property in aggregate totaling over $75 million were scheduled to mature in 1993. During 1993 both loans were extended for five additional years. To extend these loans, PL&D provided approximately $6 million in new funds which were used to reduce the principal balances of the loans. In 1995 and over the next three years, additional amortization will be required, some of which may not be covered by operating cash flow and, therefore, at least 80% of those funds not covered by operations will be provided by PL&D as managing general partner. Lease payments and loan amortization obligations at Rincon Center through 1997 are as follows: $7.5 million in 1996 and $7.3 million in 1997. Based on Company forecasts, it could be required to contribute as much as $9.4 million to cover these and possible tenant improvement requirements not covered by project cash flow through 1997. While the budgeted shortfall includes an estimate for tenant improvements, they may or may not be required. Although management believes operating expenses will be covered by operating cash flow at least through 1997, the interest rates on much of the debt financing covering Rincon Center are variable based on various rate indices. With the exception of approximately $20 million of the financing, none of the debt has been hedged or capped and is subject to market fluctuations. From time to time, the Company reviews the costs and anticipated benefits from hedging Rincon Center's interest rate commitments. Based on current costs to further hedge rate increases and market conditions, the Company has elected not to provide any additional hedges at this time.

        As part of the Rincon One sale and operating lease-back transaction, the joint venture agreed to obtain an additional financial commitment on behalf of the lessor to replace at least $33 million of long-term financing by January 1, 1998. If the joint venture has not secured a further extension or new commitment for financing on the property for at least $33 million, the lessor will have the right under the lease to require the joint venture to purchase the property for a stipulated amount of approximately $18.8 million in excess of the then outstanding debt. Management currently believes it will be able to extend the financing or refinance the building such that this sale back to the Company will not occur.


         During 1993 PL&D agreed, if necessary, to lend Pacific Gateway Properties (PGP), the other

General Partner in the project, funds to meet its 20% share of cash calls. In return PL&D receives a priority return from the partnership on those funds and penalty fees in the form of rights to certain distributions due PGP by the partnership controlling Rincon. During 1993, 1994 and 1995, PL&D advanced $1.7 million, $.3 million and $.9 million, respectively, under this agreement, primarily to meet the principal payment obligations of the loan extensions described above.

        The Resort at Squaw Creek - During 1990, construction was completed on the 405-unit first phase of the hotel complex of this major resort-conference facility. In mid-December of that year, the resort was opened. In 1991, final work was completed on landscaping the golf course, as well as the remaining facilities to complete the first phase of the project. The first phase of the project includes a 405-unit hotel, 36,000 square feet of conference facilities, a Robert Trent Jones, Jr. golf course, 48 single-family lots, all but three of which had been sold or put under contract by early 1993, three restaurants, an ice skating rink, pool complex, fitness center and 11,500 square feet of various retail support facilities. The second phase of the project is planned to include an additional 409-unit hotel facility, 36 townhouses, 27,000 square feet of conference space, 5,000 square feet of retail space and a parking structure. No activity on the second phase will begin until stabilization is attained on phase one and market conditions warrant additional investment.

        While PL&D has an effective 18% ownership interest in this joint venture, it has additional financial commitments as described below.

        In addition to the project financing and guarantees disclosed in paragraphs four and five of Note 11 to Notes to Consolidated Financial Statements, the Company has advanced approximately $76 million to the joint venture through December 31, 1995, of which approximately $3.3 million was advanced during 1995, for the cost of operating expenses, debt amortization and interest payments. Further, it is anticipated the project may require additional funding by PL&D before it reaches stabilization which may take several years. During 1992, the majority partner in the joint venture sold its interest to a group put together by an existing limited partner. As a part of that transaction, PL&D relinquished its managing general partnership position to the buying group, but retained a wide range of approval rights. The result of the transaction was to strengthen the financial support for the project and led to an extension of the bank financing on the project to mid-1995. The $48 million of bank financing on the project was extended again in 1995 and currently matures in May, 1997, with an option by the borrower to extend an additional year.

        As part of Squaw Creek Associates partnership agreement, either partner may initiate a buy/sell agreement on or after January 1, 1997. Such buy/sell agreement, which is similar to those often found in real estate development partnerships, provides for the recipient of the offer to have the option of selling its share or purchasing its partners share at the proportionate amount applicable based on the offer price and the specific priority of payout as called for under the partnership agreement based on a sale and termination of the partnership. The Company does not anticipate such a circumstance, because until the end of the year 2001, the partner would lose the certainty of a $2 million annual preferred return currently guaranteed by the Company. However, an exercise of the buy/sell agreement by its partner could force the Company to sell its ownership at a price possibly significantly less than its full value should the Company be unable to buy out its partner and forced to sell at the price initiated by its partner.

        The operating results of this project are weather sensitive. For example, a large snowfall in late 1994 helped improve results during the 1994-5 ski season. As a result, through October of 1995, the resort showed marked improvement over the previous year. Snowfall in late 1995, however, did not match the previous year which adversely affected results in late 1995 and in early 1996.

        Corte Madera, Marin County - After many years of intensive planning, PL&D obtained approval for a 151 single-family home residential development on its 85-acre site in Corte Madera and, in 1991, was successful in gaining water rights for the property. In 1992, PL&D initiated development on the site which was continued into 1993. This development is one of the last remaining in-fill areas in southern Marin County. In 1993, when PL&D decided to scale back its operations in California, it also decided to sell this development in a transaction which closed in early 1994. The transaction calls for PL&D to get the majority of its funds from the sale of residential units or upon the sixth anniversary of the sale whichever takes place first and, although indemnified, to leave in place certain bonds and other assurances previously given to the town of Corte Madera guaranteeing performance in compliance with approvals previously obtained. Sale of the units began in August of 1995 and by year end, 10 units were under contract or closed.

                                     Arizona

        I-10 West, Phoenix - In 1979, I-10 Industrial Park Developers ("I-10"), an Arizona partnership between Paramount Development Associates, Inc. (80%) and Mardian Development Company (20%), purchased approximately 160 acres of industrially zoned land located immediately south of the Interstate 10 Freeway, between 51st and 59th Avenues in the City of Phoenix. The project experienced strong demand through 1988. With the downturn in the Arizona real estate markets, subsequent to 1988, sales slowed. However, in 1995 the remaining 13.3 acres were sold and this project is sold out.

        Airport Commerce Center, Tucson - In 1982, the I-10 partnership purchased 112 acres of industrially zoned property near the Tucson International Airport. During 1983, the partnership added 54 acres to that project, bringing its total size to 166 acres. This project has experienced a low level of sales activity due to an excess supply of industrial property in the marketplace. However, the partnership built and fully leased a 14,600 square foot office/warehouse building in 1987 on a building lot in the park, which was sold during 1991. In 1990, the partnership sold 14 acres to a major airline for development as a processing center and, in 1992, sold a one acre parcel adjacent to the existing property. After experiencing no new sales in 1993, approximately 12 acres were sold in 1994 and an additional 24 acres were sold in 1995. Currently, 87 acres remain to be sold.

        Perini Central Limited Partnership, Phoenix - In 1985, PL&D (75%) entered into a joint venture with the Central United Methodist Church to master plan and develop approximately 4.4 acres of the church's property in midtown Phoenix. Located adjacent to the Phoenix Art Museum and near the Heard Museum, the project is positioned to become the mixed use core of the newly formed Phoenix Arts District. In 1990, the project was successfully rezoned to permit development of 580,000 square feet of office, 37,000 square feet of retail and 162 luxury apartments. Plans for the first phase of this project, known as "The Coronado" have been put on hold pending improved market conditions. In 1993, PL&D obtained a three-year extension of the construction start date required under the original zoning and for the present is continuing to hold the project in abeyance.

        Grove at Black Canyon, Phoenix - The project consists of an office park complex on a 30-acre site located off of Black Canyon Freeway, a major Phoenix artery, approximately 20 minutes from downtown Phoenix. When complete, the project will include approximately 650,000 square feet of office, hotel, restaurant and/or retail space. Development, which began in 1986, is scheduled to proceed in phases as market conditions dictate. In 1987, a 150,000 square foot office building was completed within the park and now is 97% leased with approximately half of the building leased to a major area utility company. During 1993, PL&D (50%) successfully restructured the financing on the project by obtaining a seven year extension with some amortization and a lower fixed interest rate. The annual amortization commitment is not currently covered by operating cash flow, which caused PL&D to have to provide approximately $1.2 million in 1994 and $.7 million in 1995 to cover the shortfall. In the near term it appears approximately $700,000 per year of support to cover loan amortization will continue to be required. No new development within the park was begun in 1994 nor were any land sales consummated. However, the lease covering space occupied by the major office tenant was extended an additional seven years to the year 2004 on competitive terms. In 1995, a day care center was completed on an 8-acre site along the north entrance of the park.

        Sabino Springs Country Club, Tucson - During 1990, the Tucson Board of Supervisors unanimously approved a plan for this 410-acre residential golf course community close to the foothills on the east side of Tucson. In 1991, that approval, which had been challenged, was affirmed by the Arizona Supreme Court. When developed, the project will consist of 496 single-family homes. An 18-hole Robert Trent Jones, Jr. designed championship golf course and clubhouse were completed within the project in 1995. In 1993, PL&D recorded the master plat on the project and sold a major portion of the property to an international real estate company. Although it will require some infrastructure development before sale, PL&D still retains 33 estate lots for sale in future years.

        Capitol Plaza, Phoenix - In 1988, PL&D acquired a 1.75-acre parcel of land located in the Governmental Mall area of Phoenix. Original plans were to either develop a 200,000 square foot office building on the site to be available to government and government related tenants or to sell the site. The project has currently been placed on hold pending a change in market conditions.

                                     General

        The Company's real estate business is influenced by both economic conditions and demographic trends. A depressed economy may result in lower real estate values and longer absorption periods. Higher inflation rates may increase the values of current properties, but often are accompanied by higher interest rates which may result in a slowdown in property sales because of higher carrying costs. Important demographic trends are population and employment growth. A significant reduction in either of these may result in lower real estate prices and longer absorption periods.

        The well publicized real estate problems experienced by the commercial bank and savings and loan industries in the early 90's have resulted in sharply curtailed credit available to acquire and develop real estate; further, the continuing national weakness in commercial office markets has significantly slowed the pace at which PL&D has been able to proceed on certain of its development projects and its ability to sell developed product. In some or all cases, it has also reduced the sales proceeds realized on such sales and/or required extended payment terms.

        Generally, there has been no material impact on PL&D's real estate development operations over the past 10 years due to interest rate increases. However, an extreme and prolonged rise in interest rates could create market resistance for all real estate operations in general, and is always a potential market obstacle. PL&D, in some cases, employs hedges or caps to protect itself against increases in interest rates on any of its variable rate debt and, therefore, is insulated from extreme interest rate risk on borrowed funds, although specific projects may be impacted if the decision has been made not to hedge or to hedge at higher than current rates.

        The Company has been replacing relatively low cost debt-free land in Florida acquired in the late 1950's with land purchased at current market prices. In 1995 and into the future, as the mix of land sold contains proportionately less low cost land, the gross margin on real estate revenues will decrease.

Insurance and Bonding

        All of the Company's properties and equipment, both directly owned or owned through partnerships or joint ventures with others, are covered by insurance and management believes that such insurance is adequate. However, due to conditions in the insurance market, the Company's California properties, both directly owned and owned in partnership with others, are not fully covered by earthquake insurance.

        In conjunction with its construction business, the Company is often required to provide various types of surety bonds. The Company has dealt with the same surety for over 75 years and it has never been refused a bond. Although from time-to-time the surety industry encounters limitations affecting the bondability of very large projects and the Company occasionally has encountered limits imposed by its surety, these limits have not had an adverse impact on its operations.

Employees

        The total number of personnel employed by the Company is subject to seasonal fluctuations, the volume of construction in progress and the relative amount of work performed by subcontractors. During 1995, the maximum number of employees employed was approximately 3,000 and the minimum was approximately 2,100.

        The Company operates as a union contractor. As such, it is a signatory to numerous local and regional collective bargaining agreements, both directly and through trade associations, throughout the country. These agreements cover all necessary union crafts and are subject to various renewal dates. Estimated amounts for wage escalation related to the expiration of union contracts are included in the Company's bids on various projects and, as a result, the expiration of any union contract in the current fiscal year is not expected to have any material impact on the Company.

ITEM 2.  PROPERTIES

        Properties applicable to the Company's real estate development activities are described in detail by geographic area in Item 1. Business on pages 7 through 12. All other properties used in operations are summarized below:

                     Owned or Leased     Approximate    Approximate Square
Principal Offices       by Perini           Acres      Feet of Office Space
-----------------    ---------------     -----------   --------------------
Framingham, MA           Owned                9              110,000
Phoenix, AZ              Leased               -               22,000
Southfield, MI           Leased               -               13,900
San Francisco, CA        Leased               -                3,500
Hawthorne, NY            Leased               -               12,500
West Palm Beach, FL      Leased               -                5,000
Los Angeles, CA          Leased               -                2,000
Las Vegas, NV            Leased               -                3,000
Atlanta, GA              Leased               -                1,700
Chicago, IL              Leased               -               14,700
Philadelphia, PA         Leased               -                2,100
                                             --              -------
                                              9              190,400
                                             ==              =======
Principal Permanent
Storage Yards
-------------------
Bow, NH                  Owned               70
Framingham, MA           Owned                6
E. Boston, MA            Owned                3
Las Vegas, NV            Leased               2
Novi, MI                 Leased               3
                                             --
                                             84

        The  Company's  properties  are  generally  well  maintained,   in  good
condition, adequate and suitable for the Company's purpose and fully utilized.

ITEM 3.  LEGAL PROCEEDINGS

        As previously reported, the Company is a party to an action entitled Mergentime Corporation et. al. v. Washington Metropolitan Transit Authority v. Insurance Company of North America (Civil Action No. 89-1055) in the U.S. District Court for the District of Columbia. The action involves WMATA's termination of the general contractor, a joint venture in which the Company was a minority partner, on two contracts to construct a portion of the Washington, D.C. subway system, and certain claims by the joint venture against WMATA for claimed delays and extra work.

        On July 30, 1993, the Court upheld the termination for default, and found both joint venturers and their surety jointly and severally liable to WMATA for damages in the amount of $16.5 million, consisting primarily of WMATA's excess reprocurement costs, but specifically deferred ruling on the amount of the joint venture's claims against WMATA. Since the other joint venture partner may be unable to meet its financial obligations under the award, the Company could be liable for the entire amount.

        At the direction of the judge now presiding over the action, during the third quarter of 1995, the parties submitted briefs on the issue of WMATA's liability on the joint venture's claims for delays and for extra work. As a result of that process, the company established a reserve with respect to the litigation. Management believes the reserve should be adequate to cover the potential ultimate liability in this matter.

        In the ordinary course of its construction business, the Company is engaged in other lawsuits. The Company believes that such lawsuits are usually unavoidable in major construction operations and that their resolution will not materially affect its results of future operations and financial position.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        None.

                                    PART II.

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

        The Company's common stock is traded on the American Stock Exchange under the symbol "PCR". The quarterly market price ranges (high-low) for 1995 and 1994 are summarized below:

                                            1995                  1994
                                      --------------        --------------
Market Price Range per Common Share:   High     Low          High     Low
-----------------------------------   ------   -----        ------   -----
Quarter Ended
  March 31                            11 7/8 -  9 3/8       13 7/8 - 11 1/4
  June 30                             11 1/2 -  9 1/2       13 3/8 - 10 7/8
  September 30                        13 3/8 - 10 1/8       11 1/2 -  9 1/8
  December 31                         12 1/4 -  7 7/8       11 1/8 -  9 1/8

        For  information on dividend  payments,  see Selected  Financial Data in
Item 6 below and "Dividends" under Management's Discussion and Analysis on Item 7 below.

        As of March 1, 1996, there were approximately 1,327 record holders of the Company's Common Stock.

ITEM 6.  SELECTED FINANCIAL DATA



SELECTED CONSOLIDATED FINANCIAL INFORMATION

(In thousands, except per share data)


OPERATING SUMMARY                                      1995              1994             1993              1992              1991
                                                       ----              ----             ----              ----              ----

Revenues
  Construction operations                        $1,056,673        $  950,884       $1,030,341        $1,023,274        $  919,641
  Real estate operations                             44,395            61,161           69,775            47,578            72,267
                                                 -----------       -----------      -----------       -----------       -----------
     Total Revenues                              $1,101,068        $1,012,045       $1,100,116        $1,070,852        $  991,908
                                                 -----------       -----------      -----------       -----------       -----------

Gross Profit                                     $   14,855        $   51,797       $   52,786        $   22,189        $   60,854
General, Administrative & Selling
  Expenses                                          (37,283)          (42,985)         (44,212)          (41,328)          (48,530)
                                                 -----------       -----------      -----------       -----------       -----------
Income (Loss) From Operations                    $  (22,428)       $    8,812       $    8,574        $  (19,139)       $   12,324

Other Income (Expense), Net                             814              (856)           5,207               436             1,136
Interest Expense                                     (8,582)           (7,473)          (5,655)           (7,651)           (9,022)
                                                 -----------       -----------      -----------       -----------       -----------
Income (Loss) Before Income Taxes                $  (30,196)       $      483       $    8,126        $  (26,354)       $    4,438
(Provision) Credit for Income Taxes                   2,611              (180)          (4,961)            9,370            (1,260)
                                                 -----------       -----------      -----------       -----------       -----------
Net Income (Loss)                                $  (27,585)       $      303       $    3,165        $  (16,984)       $    3,178
                                                 -----------       -----------      -----------       -----------       -----------

Per Share of Common Stock:
  Earnings (loss)                                $    (6.38)       $     (.42)      $      .24        $    (4.69)       $      .27
                                                 -----------       -----------      -----------       -----------       -----------
  Cash dividends declared                        $    -            $    -           $    -            $    -            $    -
                                                 -----------       -----------      -----------       -----------       -----------
  Book value                                     $    17.06        $    23.79       $    24.49        $    23.29        $    28.96
                                                 -----------       -----------      -----------       -----------       -----------

Weighted Average Number
  of Common Shares Outstanding                        4,655             4,380            4,265             4,079             3,918
                                                 -----------       -----------      -----------       -----------       -----------

FINANCIAL POSITION SUMMARY

Working Capital                                  $   36,545        $   29,948       $   36,877        $   31,028        $   30,724
                                                 -----------       -----------      -----------       -----------       -----------

Current Ratio                                        1.12:1            1.13:1           1.17:1            1.14:1            1.16:1

Long-term Debt, less current
  maturities                                     $   84,155        $   76,986       $   82,366        $   85,755        $   96,294
                                                 -----------       -----------      -----------       -----------       -----------
Stockholders' Equity                             $  105,606        $  132,029       $  131,143        $  121,765        $  138,644
                                                 -----------       -----------      -----------       -----------       -----------
Ratio of Long-term Debt to Equity                     .80:1             .58:1            .63:1             .70:1             .69:1
                                                 -----------       -----------      -----------       -----------       -----------

Total Assets                                     $  539,251        $  482,500       $  476,378        $  470,696        $  498,574
                                                 -----------       -----------      -----------       -----------       -----------

OTHER DATA

Backlog at Year-end                              $1,534,522        $1,538,779       $1,238,141        $1,169,553        $1,233,958
                                                 -----------       -----------      -----------       -----------       -----------

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS -
1995 COMPARED TO 1994

        The Company's 1995 operations resulted in a net loss of $27.6 million or $6.38 per common share on revenues of $1.1 billion compared to net income of $.3 million or a loss of $.42 per common share (after giving effect to the dividend payments required on its preferred stock) on revenues of $1.0 billion in 1994. The primary reasons for this decrease in earnings were a pretax charge of $25.6 million in connection with previously disclosed litigation in Washington, D.C. and downward revisions in estimated probable recoveries on certain outstanding contract claims, and lower than normal profit margins on certain heavy construction contracts, including a significant reduction in the profit level on a tunnel project in the Midwest.

        Revenues reached a record level of $1.101 billion in 1995, an increase of $89 million (or 9%) compared to the 1994 revenues of $1.012 billion. This increase resulted primarily from an increase in construction revenues of $106 million (or 11%) from $.951 billion in 1994 to $1.057 billion in 1995. This increase in construction revenues resulted primarily from an increase in building construction revenues of $122 million (or 19%), from $626 million in 1994 to $748 million in 1995, primarily due to substantially increased volume in the Midwest region resulting from a substantially higher backlog in that area entering 1995 combined with several hotel/casino projects acquired during 1995. This increase was partially offset by a decrease in building construction revenues in the Eastern and Western regions, as well as in the overall heavy construction operations, due primarily to the timing in the start-up of several significant new projects and the completion early in 1995 of several other major projects. Revenues from real estate operations also decreased by $16.8 million (or 27%) from $61.2 million in 1994 to $44.4 million in 1995 due to the non-recurring sale in 1994 of two investment properties ($8.3 million) and fewer land sales in Massachusetts and California during 1995.

        In spite of the 9% increase in revenues, the gross profit in 1995 decreased by $36.9 million, from $51.8 million in 1994 to $14.9 million in 1995, due primarily to an overall decrease in gross profit from construction operations of $32.1 million (or 67%), from $48.0 million in 1994 to $15.9 million in 1995. The primary reasons for this decrease were a pretax charge of $25.6 million in connection with previously disclosed litigation in Washington, D.C. (as more fully discussed in Note 11 to Notes to Consolidated Financial Statements) and downward revisions in estimated probable recoveries on certain outstanding contract claims, and lower than normal profit margins on certain heavy construction contracts, including a significant reduction in the profit level on a tunnel project in the Midwest. In addition, the overall gross profit from real estate operations decreased by $4.8 million, from a profit of $3.8 million in 1994 to a loss of $1.0 million in 1995 due to the sale in 1994 of the last parcels of high margin land in Florida and in a project in Massachusetts which was partially offset by improved operating results in 1995 from its two major on-going operating properties in California.

        Total general, administrative and selling expenses decreased by $5.7 million (or 13%) from $43.0 million in 1994 to $37.3 million in 1995. This decrease primarily reflects reduced bonuses, an increased allocation of various insurance costs to projects in 1995, and a continuation during 1995 of the Company's re-engineering efforts commenced in prior years.

        The increase in other income (expense), net, of $1.7 million, from a net expense of $.9 million in 1994 to a net income of $.8 million in 1995, is primarily due to an increase in interest income and, to a lesser extent, a gain realized on the sale of certain underutilized operating facilities, including a quarry, in 1995.

        The increase in interest expense of $1.1 million (or 15%), from $7.5 million in 1994 to $8.6 million in 1995, primarily results from a higher average level of borrowings during 1995.

        The Company recognized a tax benefit in 1995 equal to $2.6 million or 9% of the pretax loss. A portion of the tax benefit related to the 1995 loss was not recognized because of certain accounting limitations. However, an amount estimated to be approximately $20 million of future pretax earnings should
benefit       from        minimal,        if       any,       tax       charges.

           ----------------------------------------------------------

        Looking ahead, we must consider the Company's construction backlog and remaining inventory of real estate projects. The overall construction backlog at the end of 1995 was $1.535 billion which approximates the 1994 record year-end backlog of $1.539 billion. This backlog has a better balance between building and heavy work and a higher overall estimated profit margin.

        With the sale of the final 21 acres during 1994, the Company's Villages of Palm Beach Lakes, Florida land inventory was completely sold out. Because of its low book value, sales of this acreage have provided a major portion of the Company's real estate profit in recent years. With the sale of this property complete, the Company's ability to generate profit from real estate sales and the related gross margin will be reduced as was the case in 1995. Between 1989 and 1995, property prices in general have fallen substantially due to the reduced liquidity in real estate markets and reduced demand. Recently, the Company has noted improvement in some property areas. This trend has had some effect on residential property sales which were closed in 1995. However, this trend is still neither widespread nor proven to be sustainable.

RESULTS OF OPERATIONS -
1994 COMPARED TO 1993

The Company's 1994 operations resulted in net income of $.3 million on revenues of $1.0 billion and a loss of 42 cents per common share (after giving effect to the dividend payments required on its preferred stock) compared to net income of $3.2 million or 24 cents per common share on revenues of $1.1 billion in 1993. In spite of the overall decrease in revenues during 1994, income from operations increased slightly compared to 1993 results. An increase in interest expense in 1994 and the non-recurring $1 million net gain after tax in 1993 from the sale by the Company of its 74%-ownership interest in Majestic Contractors Limited ("Majestic"), its Canadian pipeline subsidiary, contributed to the overall decrease in net income.

Revenues amounted to $1.012 billion in 1994 compared to $1.100 billion in 1993, a decrease of $88 million (or 8%). This decrease resulted primarily from a net decrease in construction revenues of $79 million (or 8%) from $1.030 billion in 1993 to $.951 billion in 1994 due to a decrease in volume from building operations of $126 million (or 17%), from $752 million in 1993 to $626 million in 1994. The decrease in revenue from building operations was primarily due to the prolonged start-up phases on certain projects. This decrease was partially offset by an increase in revenues from civil and environmental construction operations of $47 million (or 17%), from $278 million in 1993 to $325 million in 1994, due to an increased heavy construction backlog going into 1994. In addition to the overall decrease in construction revenues, revenues from real estate operations decreased $8.6 million (or 12%), from $69.8 million in 1993 to $61.2 million in 1994, due primarily to the non-recurring sale ($23.2 million) in 1993 of a partnership interest in certain commercial rental properties in San Francisco and a $5.2 million decrease in land sales in Arizona. The decrease in real estate revenues was partially offset from the sale of two investment properties in 1994 ($8.3 million) and increased land sales in Massachusetts ($5.4 million) and California ($4.9 million).

In spite of the 8% decrease in total revenues, the gross profit in 1994 decreased only $1.0 million (or 2%), from $52.8 million in 1993 to $51.8 million in 1994. The gross profit from construction operations decreased $1.1 million (or 2.3%), from $49.1 million in 1993 to $48.0 million in 1994, due to the negative profit impact from the reduction in building construction revenues referred to above and a loss from international operations resulting from unstable economic and political conditions in a certain overseas location where the Company is working. These decreases were partially offset by slightly higher margins on the construction work performed in 1994 (5.0% in 1994 compared with 4.8% in 1993) and a slight overall increase ($.1 million) in the gross profit from real estate operations, from $3.7 million in 1993 compared to $3.8 million in 1994.

Total general, administrative and selling expenses decreased by $1.2 million (or 3%) in 1994, from $44.2 million in 1993 to $43.0 million in 1994 due to several factors, the more significant ones being a $2.1 million expense for severance incurred in 1993 in connection with re-engineering some of the business units, which was partially offset by the full year impact of expenses related to the acquisition referred to in Note 1 to Notes to Consolidated Financial Statements.

The decrease in other income (expense), net of $6.1 million, from income of $5.2 million in 1993 to a net loss of $.9 million in 1994 is primarily due to the pretax gain in 1993 of $4.6 million on the sale of Majestic and, to a lesser degree, an increase in other expenses in 1994, primarily bank fees.

The increase in interest expense of $1.8 million (or 32%), from $5.7 million in 1993 to $7.5 million in 1994 primarily results from higher interest rates during 1994 and higher average level of borrowings.

FINANCIAL CONDITION

CASH AND WORKING CAPITAL

During 1995, the Company provided $24.6 million in cash from operating activities, primarily due to an overall increase in accounts payable and advances from joint ventures; $9.0 million from financing activities due to an increase in borrowings under its revolving credit facility; and $23.9 million from cash distributions from certain joint ventures. These increases in cash were used to increase cash on hand by $21.2 million, with the balance used for various investment activities, primarily to fund construction and real estate joint ventures. In addition, the Company has future financial commitments to certain real estate joint ventures as described in Note 11 to Notes to Consolidated Financial Statements.

During 1994, the Company used $15.6 million in cash for investment activities, primarily to fund construction and real estate joint ventures; $7.4 million for financing activities, primarily to pay down company debt; and $5.0 million to fund operating activities, primarily changes in working capital.

During 1993, the Company used $39.1 million of cash for investment activities, primarily to fund construction and real estate joint ventures; $3 million for financing activities, primarily to pay down Company debt; and $1.6 million to fund operating activities, primarily changes in working capital.

Since  1990,  the  Company  has paid down $44.3  million of real  estate debt on wholly-owned real estate projects (from $50.9 million to $6.6 million), utilizing proceeds from sales of property and general corporate funds. Similarly, real estate joint venture debt has been reduced by $158 million over the same period. As a result, the Company has reached a point at which revenues from further real estate sales that, in the past, have been largely used to retire real estate debt will be increasingly available to improve general corporate liquidity. With the exception of the major properties referred to in
Note 11 to Notes to Consolidated Financial Statements, this trend should continue over the next several years with debt on projects often being fully repaid prior to full project sell-out. On the other hand, the softening of the national real estate market coupled with problems in the commercial banking industry have significantly reduced credit availability for both new real estate development projects and the sale of completed product, sources historically relied upon by the Company and its customers to meet liquidity needs for its real estate development business. The Company has addressed this problem by relying on corporate borrowings, extending certain maturing real estate loans
(with such extensions usually requiring pay downs and increased annual amortization of the remaining loan balance), suspending the acquisition of new real estate inventory, significantly reducing development expenses on certain projects, utilizing treasury stock in partial payment of amounts due under certain of its incentive compensation plans, utilizing cash internally generated from operations and, during the first quarter of 1992, selling its interest in Monenco. In addition, in January 1993, the Company sold its majority interest in Majestic for approximately $31.7 million in cash. Since Majestic had been fully consolidated, the net result to the Company was to increase working capital by $8 million and cash by $4 million. In addition, the Company implemented a company-wide cost reduction program in 1990, and again in 1991 and 1993 to improve long-term financial results and suspended the dividend on its common stock during the fourth quarter of 1990. Also, the Company increased the aggregate amount available under its revolving credit agreement during the period from $70 million to $114.5 million at December 31, 1995. Effective February 26, 1996, the Company entered into a Bridge Loan Agreement for an additional $15 million through July 31, 1996 (see Note 4 to Notes to Consolidated Financial Statements). Management believes that cash generated from operations, existing credit lines and additional borrowings should probably be adequate to meet the Company's funding requirements for at least the next twelve months. However, the withdrawal of many commercial lending sources from both the real estate and construction markets and/or restrictions on new borrowings and extensions on maturing loans by these very same sources cause uncertainties in predicting liquidity. In addition to internally generated funds, the Company has access to additional funds under its long-term revolving credit facility and Bridge Loan Agreement. At December 31, 1995, the Company has $24.5 million available under its revolving credit facility and, effective February 26, 1996, an additional $15 million became available under the Bridge Loan Agreement. The financial covenants to which the Company is subject include minimum levels of working capital, debt/net worth ratio, net worth level and interest coverage, all as defined in the loan documents. Although the Company was in violation of certain of the covenants during the latter part of 1995, it obtained waivers of such violations and, effective February 26, 1996, received modifications to the Credit Agreement which eliminated any non-compliance.

The working capital current ratio stood at 1.12:1 at the end of 1995, compared to 1.13:1 at the end of 1994 and to 1.17:1 at the end of 1993. Of the total working capital of $36.5 million at the end of 1995, approximately $6 million may not be converted to cash within the next 12 to 18 months.

LONG-TERM DEBT

Long-term debt was $84.2 million at the end of 1995, which represented an increase of $7.2 million compared with $77 million at the end of 1994, which was a decrease of $5.4 million compared with $82.4 million at the end of 1993. The ratio of long-term debt to equity increased from .58:1 at the end of 1994 to
 .80:1 at the end of 1995 due to the increase in long-term debt coupled with the negative impact on equity as a result of the net loss experienced by the Company in 1995. The ratio of long-term debt to equity improved from .63:1 at the end of 1993 to .58:1 at the end of 1994 due to the decrease in long-term debt achieved in 1994.

STOCKHOLDERS' EQUITY

The Company's book value per common share stood at $17.06 at December 31, 1995, compared to $23.79 per common share and $24.49 per common share at the end of 1994 and 1993, respectively. The major factor impacting stockholders' equity during the three-year period under review was the net loss recorded in 1995 and, to a lesser extent, preferred dividends paid or accrued, and treasury stock issued in partial payment of incentive compensation.

At December 31, 1995, there were 1,346 common stockholders of record based on the stockholders list maintained by the Company's transfer agent.

DIVIDENDS

During 1993 and 1994, the Company paid the regular quarterly cash dividends of $5.3125 per share on the Company's convertible exchangeable preferred shares for an annual total of $21.25 per share (equivalent to quarterly dividends of $.53125 per depositary share for an annual total of $2.125 per depositary share). During 1995, the Board of Directors continued to declare and pay the regular quarterly cash dividend on the Company's preferred stock through
December 15, 1995. In conjunction with the covenants of the new Amended Revolving Credit Agreement (see Note 4 to Notes to Consolidated Financial
Statements), the Company is required to suspend the payment of quarterly dividends on its preferred stock until the Bridge Loan commitment is no longer outstanding, if a default exists under the terms of the Amended Revolving Credit Agreement, or if the ratio of long-term debt to equity exceeds 50%. Therefore, the dividend that normally would have been declared during December of 1995 and payable on March 15, 1996 has not been declared (although it has been fully accrued due to the "cumulative" feature of the preferred stock). The Board of Directors intends to resume payment of the cumulative dividend on the Company's preferred stock as the Company satisfies the terms of the new credit agreement and the Board deems it prudent to do so. There were no cash dividends declared during the three-year period ended December 31, 1995 on the Company's outstanding common stock. It is Management's intent to recommend reinstating dividends on common stock once it is prudent to do so.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        The Reports of Independent Public Accountants, Consolidated Financial Statements, and Supplementary Schedules, are set forth on the pages that follow in this Report and are hereby incorporated herein.


ITEM 9.  DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

                                    PART III.

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        Reference is made to the information to be set forth in the section entitled "Election of Directors" in the definitive proxy statement involving election of directors in connection with the Annual Meeting of Stockholders to be held on May 16, 1996 (the "Proxy Statement"), which section is incorporated herein by reference. The Proxy Statement will be filed with the Securities and Exchange Commission not later than 120 days after December 31, 1995 pursuant to Regulation 14A of the Securities and Exchange Act of 1934, as amended.

        Listed below are the names, offices held, ages and business experience of all executive officers of the Company.


   Name, Offices Held and Age              Year First Elected to Present Office and Business Experience
   --------------------------              ------------------------------------------------------------

David B. Perini, Director, Chairman,       He has served as a Director, President, Chief Executive Officer and
President and Chief Executive              Acting Chairman since 1972.  He became Chairman on March 17,
Officer - 58                               1978 and has worked for the Company since 1962 in various
                                           capacities.  Prior to being elected President, he served as Vice
                                           President and General Counsel.

Richard J. Rizzo,  Executive  Vice         He has served in this capacity since January, 1994, which entails
President,  Building  Construction -       overall  responsibility for the Company's building construction
52                                         operations.  Prior thereto, he served as President of Perini Building
                                           Company (formerly known as Mardian Construction Co.) since 1985, and in various other operating capacities since 1977.

John H.  Schwarz,  Executive  Vice         He has served as  Executive  Vice President, Finance and
President, Finance and                     Administration since August,  1994, and as Chief  Executive  Officer  of
Administration  of the  Company            Perini  Land and Development  Company,  which  entails  overall
and Chief  Executive  Officer of           responsibility for the Company's real estate operations since April,
Perini Land and Development                1992.  Prior to that, he served as Vice President,  Finance and
Company - 57                               Controls of Perini Land and Development Company. Previously, he
                                           served  as  Treasurer   from  August, 1984,   and   Director  of  Corporate
                                           Planning  since May,  1982. He joined the  Company  in 1979 as  Manager  of
                                           Corporate Development.

Donald E. Unbekant, Executive Vice         He has served in this capacity since January, 1994, which entails
President,  Civil and Environmental        overall  responsibility for  the  Company's  civil  and  environmental
Construction  - 64                         construction operations. Prior thereto, he served in the Metropolitan New York
                                           Division of the Company as President since 1992, Vice President and General
                                           Manager since 1990 and Division Manager since 1984.


        The Company's officers are elected on an annual basis at the Board of Directors Meeting immediately following the Shareholders Meeting in May, to hold such offices until the Board of Directors Meeting following the next Annual Meeting of Shareholders and until their respective successors have been duly appointed or until their tenure has been terminated by the Board of Directors, or otherwise.

ITEM 11.  EXECUTIVE COMPENSATION

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In response to Items 11-13, reference is made to the information to be set forth in the section entitled "Election of Directors" in the Proxy Statement, which is incorporated herein by reference.

                                    PART IV.

    ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

                       PERINI CORPORATION AND SUBSIDIARIES

(a)1.   The  following   financial   statements  and   supplementary   financial
        information are filed as part of this report:

                                                                                           Pages
                                                                                           -----

Financial Statements of the Registrant

Consolidated Balance Sheets as of December 31, 1995 and 1994                               23 - 24

Consolidated Statements of Operations for the three years                                  25
  ended December 31, 1995, 1994 and 1993

Consolidated Statements of Stockholders' Equity for the                                    26
  three years ended December 31, 1995, 1994 and 1993

Consolidated Statements of Cash Flows for the three years ended                            27 -28
  December 31, 1995, 1994 and 1993

Notes to Consolidated Financial Statements                                                 29-41

Report of Independent Public Accountants                                                   42

(a)2.   The following financial statement schedules are filed as part of this report:

Report of Independent Public Accountants on Schedule                                       43

Schedule II -- Valuation and Qualifying Accounts and Reserves                              44


        All other schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Consolidated Financial Statements or in the Notes thereto.

        Separate condensed financial information of the Company has been omitted since restricted net assets of subsidiaries included in the consolidated financial statements and its equity in the undistributed earnings of 50% or less owned persons accounted for by the equity method do not, in the aggregate, exceed 25% of consolidated net assets.

(a)3.   Exhibits

        The exhibits which are filed with this report or which are incorporated herein by reference are set forth in the Exhibit Index which appears on pages 45 and 46. The Company will furnish a copy of any exhibit not included herewith to any holder of the Company's common and preferred stock upon request.

(b) During the quarter ended December 31, 1995, the Registrant made no filings on Form 8-K.

                                   SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                               PERINI CORPORATION
                                  (Registrant)


Dated:  November 21, 1996      s/David B. Perini
                               -----------------
                               David B. Perini
                               Chairman, President and Chief Executive Officer



        Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.




                      Signature                                     Title                            Date
                      ---------                                     -----                            ----


(i)  Principal Executive Officer
     David B. Perini                                  Chairman, President and
                                                      Chief Executive Officer
s/David B. Perini                                                                              November 21, 1996
-----------------------------------------------
David B. Perini

(ii) Principal Financial Officer
     John H. Schwarz                                  Executive Vice President,
                                                      Finance & Administration
s/John H. Schwarz                                                                              November 21, 1996
-----------------------------------------------
John H. Schwarz

(iii) Principal Accounting Officer
      Barry R. Blake                                  Vice President and
                                                      Controller
s/Barry R. Blake                                                                               November 21, 1996
-----------------------------------------------
Barry R. Blake

(iv)  Directors


       David B. Perini          )
       Joseph R. Perini         ) By
       Richard J. Boushka       )
       Marshall M. Criser       )  s/David B. Perini
                                  ------------------
       Thomas E. Dailey         ) David B. Perini
       Albert A. Dorman         )
       Arthur J. Fox, Jr.       ) Attorney in Fact
       John J. McHale           ) Dated:    November 21, 1996
       Jane E. Newman           )
       Bart W. Perini           )



Consolidated Balance Sheets
December 31, 1995 and 1994

(In thousands except per share data)

Assets

                                                                                                 1995         1994
                                                                                                 ----         ----
CURRENT ASSETS:
  Cash, including cash equivalents of $29,059 and $3,518 (Note 1)                            $ 29,059     $  7,841
  Accounts and notes receivable, including retainage of $69,884 and $63,344                   180,978      151,620
  Unbilled work (Note 1)                                                                       28,304       20,209
  Construction joint ventures (Notes 1 and 2)                                                  61,846       66,346
  Real estate inventory, at the lower of cost or market (Note 1)                               14,933       11,525
  Deferred tax asset (Notes 1 and 5)                                                           13,039        6,066
  Other current assets                                                                          2,186        3,041
                                                                                             --------     --------
    Total current assets                                                                     $330,345     $266,648
                                                                                             --------     --------

REAL ESTATE DEVELOPMENT INVESTMENTS:
  Land held for sale or development (including land development costs) at
    the lower of cost or market (Note 1)                                                     $ 41,372     $ 43,295
  Investments in and advances to real estate joint ventures
    (Notes 1, 2 and 11)                                                                       148,225      148,843
  Real estate properties used in operations, less accumulated depreciation
    of $3,444 and $3,698                                                                        2,964        6,254
  Other                                                                                           302           80
                                                                                             --------     --------
    Total real estate development investments                                                $192,863     $198,472
                                                                                             --------     --------

PROPERTY AND EQUIPMENT, at cost:
  Land                                                                                       $    809     $  1,134
  Buildings and improvements                                                                   13,548       13,653
  Construction equipment                                                                       15,597       15,249
  Other equipment                                                                               9,911       12,552
                                                                                             --------     --------
                                                                                             $ 39,865     $ 42,588
  Less - Accumulated depreciation (Note 1)                                                     27,299       29,082
                                                                                             --------     --------
    Total property and equipment, net                                                        $ 12,566     $ 13,506
                                                                                             --------     --------

OTHER ASSETS:
  Other investments                                                                          $  1,839     $  2,174
  Goodwill (Note 1)                                                                             1,638        1,700
                                                                                             --------     --------
    Total other assets                                                                       $  3,477     $  3,874
                                                                                             --------     --------

                                                                                             $539,251     $482,500
                                                                                             ========     ========

The accompanying notes are an integral part of these financial statements.

                                     - 23 -




Liabilities and Stockholders' Equity


                                                                                                   1995           1994
                                                                                                   ----           ----
CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 4)                                                $  5,697       $  5,022
  Accounts payable, including retainage of $58,749 and $52,224                                  197,052        148,055
  Advances from construction joint ventures (Note 2)                                             34,830          8,810
  Deferred contract revenue (Note 1)                                                             23,443         38,929
  Accrued expenses                                                                               32,778         35,884
                                                                                               ---------      --------
    Total current liabilities                                                                  $293,800       $236,700
                                                                                               ---------      --------

DEFERRED INCOME TAXES AND OTHER LIABILITIES (Notes 1, 5 & 6)                                     52,663       $ 33,488
                                                                                               ---------      --------

LONG-TERM DEBT, less current maturities included above (Note 4):
  Real estate development                                                                      $  3,660       $  6,502
  Other                                                                                          80,495         70,484
                                                                                               ---------      --------
    Total long-term debt                                                                       $ 84,155       $ 76,986
                                                                                               ---------      --------

MINORITY INTEREST (Note 1)                                                                     $  3,027       $  3,297
                                                                                               ---------      --------

CONTINGENCIES AND COMMITMENTS (Note 11)

STOCKHOLDERS' EQUITY (Notes 1, 7, 8, 9 and 10):
  Preferred stock, $1 par value -
    Authorized - 1,000,000 shares
    Issued and outstanding - 100,000 shares
      ($25,000 aggregate liquidation preference)                                               $    100       $    100
  Series A junior participating preferred stock, $1 par value -
    Authorized - 200,000
    Issued - none                                                                                   -              -
  Common stock, $1 par value -
    Authorized - 15,000,000 shares
    Issued - 4,985,160 shares                                                                     4,985          4,985
  Paid-in surplus                                                                                57,659         59,001
  Retained earnings                                                                              52,062         81,772
  ESOT related obligations                                                                       (4,965)        (6,009)
                                                                                               ---------      ---------
                                                                                               $109,841       $139,849

  Less - Common stock in treasury, at cost - 265,735 shares and 490,674                           4,235          7,820
                                                                                               ---------      --------
  shares

    Total stockholders' equity                                                                 $105,606       $132,029
                                                                                               ---------      --------

                                                                                               $539,251       $482,500
                                                                                               ========       ========



Consolidated Statements of Operations
For the years ended December 31, 1995, 1994 & 1993

(In thousands, except per share data)


                                                                              1995              1994              1993
                                                                              ----              ----              ----

REVENUES (Notes 2 and 13)                                               $1,101,068        $1,012,045        $1,100,116
                                                                        -----------       -----------       -----------

COSTS AND EXPENSES (Notes 2 and 10):
  Cost of operations                                                    $1,086,213        $  960,248        $1,047,330
  General, administrative and selling expenses                              37,283            42,985            44,212
                                                                        -----------       -----------       -----------
                                                                        $1,123,496        $1,003,233        $1,091,542
                                                                        -----------       -----------       -----------

INCOME (LOSS) FROM OPERATIONS (Note 13)                                 $  (22,428)       $    8,812        $    8,574
                                                                        -----------       -----------       -----------

  Other income (expense), net (Note 6)                                         814              (856)            5,207
  Interest expense (Notes 3 and 4)                                          (8,582)           (7,473)           (5,655)
                                                                        -----------       -----------       -----------

INCOME (LOSS) BEFORE INCOME TAXES                                       $  (30,196)       $      483        $    8,126

(Provision) credit for income taxes (Notes 1 and 5)                          2,611              (180)           (4,961)
                                                                        -----------       -----------       -----------

NET INCOME (LOSS)                                                       $  (27,585)       $      303        $    3,165
                                                                        ===========       ===========       ===========


EARNINGS (LOSS) PER COMMON SHARE (Note 1)                               $    (6.38)       $     (.42)       $      .24
                                                                        ===========       ===========       ===========


The accompanying notes are an integral part of these financial statements.



Consolidated Statements of Stockholders' Equity
For the Years Ended December 31, 1995, 1994 & 1993

(In thousands, except per share data)

                                                                                     Cumulative        ESOT
                                   Preferred    Common     Paid-In      Retained     Translation      Related       Treasury
                                     Stock       Stock     Surplus      Earnings     Adjustment     Obligation       Stock
-------------------------------- ------------- --------- ------------ ------------ ------------- --------------- --------------

Balance-December 31, 1992          $100        $4,985    $60,019      $ 82,554     $(4,696)       $(7,888)       $(13,309)
-------------------------------- ------------- --------- ------------ ------------ ------------- --------------- --------------
Net income                           -            -          -           3,165         -              -               -

Preferred stock-cash
dividends declared
($21.25 per share*)                  -            -          -          (2,125)        -              -               -

Treasury stock issued in
partial payment of
incentive compensation               -            -         (143)          -           -              -             2,872

Restricted stock awarded             -            -           (1)          -           -              -                 8

Related to Sale of
Majestic                             -            -          -             -         4,696            -               -

Payments related to ESOT
notes                                -            -          -             -           -              906             -
-------------------------------- ------------- --------- ------------ ------------ ------------- --------------- --------------
Balance-December 31, 1993          $100        $4,985    $59,875      $ 83,594     $   -          $(6,982)       $(10,429)
-------------------------------- ------------- --------- ------------ ------------ ------------- --------------- --------------
Net Income                           -           -          -              303         -             -               -

Preferred stock-cash
dividends declared
($21.25 per share*)                  -           -          -           (2,125)        -             -               -

Treasury stock issued in
partial payment of
incentive compensation               -           -          (835)         -            -             -              2,444

Restricted stock awarded             -           -           (39)         -            -             -                165

Payments related to ESOT                                                                                             -
notes                                -           -          -             -            -              973
-------------------------------- ------------- --------- ------------ ------------ ------------- --------------- --------------
Balance-December 31, 1994          $100        $4,985    $59,001      $ 81,772     $   -          $(6,009)       $ (7,820)
-------------------------------- ------------- --------- ------------ ------------ ------------- --------------- --------------
Net Loss                             -           -          -          (27,585)        -             -               -

Preferred stock-cash
dividends declared or
accrued ($21.25 per
share*)                              -           -          -           (2,125)        -             -               -

Treasury stock issued in
partial payment of
incentive compensation               -           -        (1,342)         -            -             -              3,585

Payments related to ESOT
notes                                -           -          -             -            -            1,044            -
-------------------------------- ------------- --------- ------------ ------------ ------------- --------------- --------------
Balance-December 31, 1995          $100        $4,985    $57,659      $ 52,062     $   -          $(4,965)       $ (4,235)
-------------------------------- ------------- --------- ------------ ------------ ------------- --------------- --------------

*Equivalent to $2.125 per depositary share (see Note 7).

The accompanying notes are an integral part of these financial statements.



Consolidated Statements of Cash Flows
For the years ended December 31, 1995, 1994 & 1993

(In thousands)

Cash Flows from Operating Activities:                                               1995           1994            1993
                                                                                  --------       --------        --------
Net income (loss)                                                                 $(27,585)      $    303        $  3,165

Adjustments to reconcile net income (loss) to net cash from operating activities -

  Depreciation and amortization                                                      2,769          2,879           3,515

  Non-current deferred taxes and other liabilities                                  19,175         (5,306)         11,239

  Distributions greater (less) than earnings of joint ventures
    and affiliates                                                                  12,880          2,995          (2,821)

  Gain on sale of Majestic (Note 6)                                                   -              -             (4,631)

  Cash provided from (used by) changes in components of working capital other than cash, notes payable and current maturities of long-term debt:

        (Increase) decrease in accounts receivable                                 (29,358)       (28,611)         (7,435)

        (Increase) decrease in unbilled work                                        (8,095)        (5,285)         (6,046)

        (Increase) decrease in construction joint ventures                           2,643           (662)        (10,695)

        (Increase) decrease in deferred tax asset                                   (6,973)         1,636          (7,702)

        (Increase) decrease in other current assets                                  2,109            233             133

        Increase (decrease) in accounts payable                                     48,997         35,024           3,986

        Increase (decrease) in advances from construction joint
          ventures                                                                  26,020        (14,390)         (2,056)

        Increase (decrease) in deferred contract revenue                           (15,486)        13,062             619

        Increase (decrease) in accrued expenses                                     (3,106)       (15,126)          9,543

  Real estate development investments other than joint ventures                      2,757         11,451          10,908

  Other non-cash items, net                                                         (2,174)        (3,231)         (3,299)
                                                                                  ---------      ---------       ---------
  NET CASH PROVIDED FROM (USED BY) OPERATING ACTIVITIES                           $ 24,573       $ (5,028)       $ (1,577)
                                                                                  ---------      ---------       ---------

Cash Flows from Investing Activities:

  Proceeds from sale of property and equipment                                    $  3,115       $    989        $  1,344

  Cash distributions of capital from unconsolidated joint
    ventures                                                                      $ 23,858         13,112           4,977

  Acquisition of property and equipment                                             (1,960)        (2,493)         (4,387)

  Improvements to land held for sale or development                                   (193)          (334)         (4,227)

  Improvements to real estate properties used
    in operations                                                                     (263)          (140)           (614)

  Capital contributions to unconsolidated joint ventures                           (29,373)       (20,199)        (24,579)

  Advances to real estate joint ventures, net                                       (7,735)        (6,559)        (16,031)

  Proceeds from sale of Majestic, net of subsidiary's cash                             -              -             4,377

  Investments in other activities                                                      190             14             -
                                                                                  ---------      ---------       ---------
  NET CASH USED BY INVESTING ACTIVITIES                                           $(12,361)      $(15,610)       $(39,140)
                                                                                  ---------      ---------       ---------

                                                      - 27 -


Consolidated Statements of Cash Flows (Continued)
For the years ended December 31, 1995, 1994 & 1993

(In thousands)

Cash Flows from Financing Activities:

  Proceeds from long-term debt                                                    $ 12,033       $  3,127        $  8,014

  Repayment of long-term debt                                                       (3,145)       (10,129)        (11,600)

  Cash dividends paid                                                               (2,125)        (2,125)         (2,125)

  Treasury stock issued                                                              2,243          1,735           2,736
                                                                                  ---------      ---------       ---------
  NET CASH PROVIDED FROM (USED BY) FINANCING ACTIVITIES                           $  9,006       $ (7,392)       $ (2,975)
                                                                                  ---------      ---------       ---------
Net Increase (Decrease) in Cash                                                   $ 21,218       $(28,030)       $(43,692)

Cash and Cash Equivalents at Beginning of Year                                       7,841         35,871          79,563
                                                                                  ---------      ---------       ---------
Cash and Cash Equivalents at End of Year                                          $ 29,059       $  7,841        $ 35,871
                                                                                  =========      =========       =========

Supplemental Disclosures of Cash Paid During the Year For:
  Interest                                                                        $  8,715       $  7,308        $  5,947
                                                                                  =========      =========       =========
  Income tax payments                                                             $    121       $  1,176        $    843
                                                                                  =========      =========       =========



The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1995 1994 & 1993

[1] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[a] Principles of Consolidation

The   consolidated   financial   statements   include  the  accounts  of  Perini
Corporation,  its  subsidiaries  and certain  majority-owned  real estate  joint ventures (the "Company"). All subsidiaries are currently wholly-owned. All significant intercompany transactions and balances have been eliminated in consolidation. Non-consolidated joint venture interests are accounted for on the equity method with the Company's share of revenues and costs in these interests included in "Revenues" and "Cost of Operations," respectively, in the accompanying consolidated statements of operations. All significant intercompany profits between the Company and its joint ventures have been eliminated in consolidation. Taxes are provided on joint venture results in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes".

Effective July 1, 1993, the Company acquired Gust K. Newberg Construction Co.'s ("Newberg") interest in certain construction projects and related equipment. The purchase price for the acquisition was (i) approximately $3 million in cash for the equipment paid by a third party leasing company, which in turn simultaneously entered into an operating lease agreement with the Company for the use of said equipment, (ii) $1 million in cash paid by the Company, and
(iii) 50% of the aggregate of net profits earned from each project from April 1, 1993 through December 31, 1994 and, with regard to one project, through December 31, 1995. This acquisition has been accounted for as a purchase. If this acquisition had been consummated as of January 1, 1993, the 1993 pro forma results would have been. Revenues of $1,134,264,000 and Net Income of $3,724,000 ($.37 per common share).

[b] Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates with regard to these financial statements relate to the estimating of final construction contract profits in accordance with accounting for long term contracts (see Note 1(c) below), estimating of net realizable value of real estate development projects (see Note 1(d) below) and estimating potential liability in conjunction with certain contingencies and commitments, as discussed in Note 11. Actual results could differ from these estimates.

[c] Method of Accounting for Contracts

Profits from construction contracts and construction joint ventures are generally recognized by applying percentages of completion for each year to the total estimated profits for the respective contracts. The percentages of completion are determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, the Company's policy is to record the entire loss. The cumulative effect of revisions in estimates of total cost or revenue during the course of the work is reflected in the accounting period in which the facts that caused the revision became known. An amount equal to the costs attributable to unapproved change orders and claims is included in the total estimated revenue when realization is probable. Profit from claims is recorded in the year such claims are resolved.

In accordance with normal practice in the construction industry, the Company includes in current assets and current liabilities amounts related to construction contracts realizable and payable over a period in excess of one year. Unbilled work represents the excess of contract costs and profits recognized to date on the percentage of completion accounting method over billings to date on certain contracts. Deferred contract revenue represents the excess of billings to date over the amount of contract costs and profits recognized to date on the percentage of completion accounting method on the remaining contracts.

[d] Methods of Accounting for Real Estate Operations

All real estate sales are recorded in accordance with SFAS No. 66. Gross profit is not recognized in full unless the collection of the sale price is reasonably assured and the Company is not obliged to perform significant activities after the sale. Unless both conditions exist, recognition of all or a part of gross profit is deferred.

The gross profit recognized on sales of real estate is determined by relating the estimated total land, land development and construction costs of each development area to the estimated total sales value of the property in the development. Real estate investments are stated at the lower of cost, which includes applicable interest and real estate taxes during the development and construction phases, or market. The market or net realizable value of a development is determined by estimating the sales value of the development in the ordinary course of business less the estimated costs of completion (to the stage of completion assumed in determining the selling price), holding and disposal. Estimated sales values are forecast based on comparable local sales (where applicable), trends as foreseen by knowledgeable local commercial real estate brokers or others active in the business and/or project specific experience such as offers made directly to the Company relating to the property. If the net realizable value of a development is less than the cost of a development, a provision is made to reduce the carrying value of the development to net realizable value. At present, the Company believes its real estate properties are carried at amounts at or below their net realizable values considering the expected timing of their disposal.

[e] Depreciable Property and Equipment

Land, buildings and improvements, construction and computer-related equipment and other equipment are recorded at cost. Depreciation is provided primarily using accelerated methods for construction and computer-related equipment and the straight-line method for the remaining depreciable property.

[f] Goodwill

Goodwill represents the excess of the costs of subsidiaries acquired over the fair value of their net assets as of the dates of acquisition. These amounts are being amortized on a straight-line basis over 40 years.

[g] Income Taxes

The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," (see Note 5).

[h] Earnings (Loss) Per Common Share

Computations of earnings (loss) per common share amounts are based on the weighted average number of common shares outstanding (4,655,000 shares in 1995, 4,380,000 shares in 1994 and 4,265,000 shares in 1993). During the three-year period ended December 31, 1995, earnings (loss) per common share reflect the effect of $2,125,000 of preferred dividends accrued during the year. Common stock equivalents related to additional shares of common stock issuable upon exercise of stock options (see Note 9) have not been included since their effect would be immaterial or antidilutive. Earnings (loss) per common share on a fully diluted basis are not presented because the effect of conversion of the Company's depositary convertible exchangeable preferred shares into common stock is antidilutive.

[i] Cash and Cash Equivalents

Cash equivalents include short-term, highly liquid investments with original maturities of three months or less.

[j] Reclassifications

Certain prior year amounts have been reclassified to be consistent with the current year classifications.

[k] Impact of Recently Issued Accounting Standards

During 1995, the Financial Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of", effective January 1, 1996, which requires the determination of whether an impairment has occurred based on undiscounted cash flows. If it is determined that an impairment has occurred, the impaired asset must be written down to fair value. The Company does not expect the adoption of SFAS No. 121 to have a material impact on its financial statements. Also during 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS 123) was issued. This statement requires the fair value of stock options and other stock-based compensation issued to employees to be either included as compensation expense in the income statement, or the pro-forma effect on net income and earnings per share to be disclosed in the footnotes to the financial statements commencing in 1996. The Company has elected to adopt SFAS 123 on a disclosure basis, and, as such, the effect of its implementation is not expected to have a material impact on its financial statements.

[2] JOINT VENTURES

The Company, in the normal conduct of its business, has entered into partnership arrangements, referred to as "joint ventures," for certain construction and real estate development projects. Each of the joint venture participants is usually committed to supply a predetermined percentage of capital, as required, and to share in a predetermined percentage of the income or loss of the project. Summary financial information (in thousands) for construction and real estate joint ventures accounted for on the equity method for the three years ended December 31, 1995 follows:


CONSTRUCTION JOINT VENTURES
Financial position at December 31,               1995        1994        1993
                                              ---------   ---------   ---------

  Current assets                              $227,578    $232,025    $241,905
  Property and equipment, net                   22,491      19,386      17,228
  Current liabilities                         (151,311)   (132,326)   (151,181)
                                              ---------   ---------   ---------
  Net assets                                  $ 98,758    $119,085    $107,952
                                              =========   =========   =========

Operations for the year ended December 31,
                                                 1995        1994        1993
                                              ---------   ---------   ---------

  Revenue                                     $348,730    $544,546    $626,327
  Cost of operations                           329,414     505,347     574,383
                                              ---------   ---------   ---------
  Pretax income                               $ 19,316    $ 39,199    $ 51,944
                                              =========   =========   =========

Company's share of joint ventures
  Revenue                                     $182,799    $241,784    $293,547
  Cost of operations                           177,990     224,039     272,137
                                              ---------   ---------   ---------
  Pretax income                               $  4,809    $ 17,745    $ 21,410
                                              =========   =========   =========

  Equity                                      $ 61,846    $ 66,346    $ 61,156
                                              =========   =========   =========

The Company has a centralized cash management arrangement with most construction joint ventures in which it is the sponsor. Under this arrangement, excess cash is controlled by the Company; cash is made available to meet the individual joint venture requirements, as needed; and interest income is credited to the ventures at competitive market rates. In addition, certain joint ventures sponsored by other contractors, in which the Company participates, distribute cash at the end of each quarter to the participants who will then return these funds at the beginning of the next quarter. Of the total cash advanced at the end of 1995 ($34.8 million) and 1994 ($8.8 million), approximately $12.1 million in 1995 and $5.5 million in 1994 was deemed to be temporary.

REAL ESTATE JOINT VENTURES

Financial position at December 31,               1995       1994       1993
                                              ---------  ---------  ---------

  Property held for sale or development       $  18,350  $ 28,885   $ 35,855
  Investment properties, net                    173,468   177,258    191,606
  Other assets                                   61,700    62,101     61,060
  Long-term debt                                (72,603)  (77,968)  (103,090)
  Other liabilities*                           (305,755) (277,184)  (256,999)
                                              ---------- ---------  ---------
  Net assets (liabilities)                    $(124,840) $(86,908)  $(71,568)
                                              ========== =========  =========


Operations for the year ended December 31,       1995       1994       1993
                                              ---------  ---------  ---------

  Revenue                                     $  49,560  $ 58,326   $ 83,710
                                              ---------- ---------  ---------
  Cost of operations -
    Depreciation                              $   7,304  $  7,245   $  8,660
    Other                                        73,829    71,211     92,963
                                              ---------- ---------  ---------
                                              $  81,133  $ 78,456   $101,623
                                              ---------- ---------  ---------
  Pretax income (loss)                        $ (31,573) $(20,130)  $(17,913)
                                              ========== =========  =========

Company's share of joint ventures
  Revenue                                     $  23,424  $ 27,059   $ 43,590
                                              ---------- ---------  ---------
  Cost of operations -
    Depreciation                              $   3,275  $  3,323   $  4,033
    Other **                                     20,888    26,682     40,716
                                              ---------- ---------  ---------
                                              $  24,163  $ 30,005   $ 44,749
                                              ---------- ---------  ---------
  Pretax income (loss)                        $    (739) $ (2,946)  $ (1,159)
                                              ========== =========  =========

  Equity ***                                  $ (49,580) $(33,091)  $(27,768)
  Advances                                      197,805   181,934    165,863
                                              ---------- ---------  ---------
  Total Equity and Advances                   $ 148,225  $148,843   $138,095
                                              ========== =========  =========

* Included in "Other liabilities" are advances from joint venture partners in the amount of $236.8 million in 1993, $259.3 million in 1994, and $287.6 million in 1995. Of the total advances from joint venture partners, $165.9 million in 1993, $181.9 million in 1994, and $198.7 million in 1995 represented advances from the Company.

** Other costs are reduced by the amount of interest income recorded by the Company on its advances to the respective joint ventures.

*** When the Company's equity in a real estate joint venture is combined with advances by the Company to that joint venture, each joint venture has a positive investment balance at December 31, 1995.

[3] NOTES PAYABLE TO BANKS

During 1994, the Company maintained unsecured short-term lines of credit totaling $18 million. In support of these credit lines, the Company paid fees approximating 1/4 of 1% of the amount of the lines. These lines were canceled as of December 12, 1994 upon the effective date of the expanded credit agreement referred to in Note 4 below. Information relative to the Company's short-term debt activity under such lines in 1994 follows (in thousands):


                                                               1994
                                                               ----
          Borrowings during the year:
            Average                                          $10,992
            Maximum                                          $18,000
            At year-end                                      $   -

          Weighted average interest rates:
            During the year                                     7.4%
            At year-end                                          -


[4] LONG-TERM DEBT

Long-term debt of the Company at December 31, 1995 and 1994 consists of the following (in thousands):


                                                                                                    1995         1994
                                                                                                    ----         ----
Real Estate Development:

Industrial revenue bonds, at 65% of prime, payable in semi-annual installments                     $ 1,034      $ 1,310
Mortgages on real estate, at rates ranging from prime plus 1 1/2% to 10.82%,
  payable in installments                                                                            5,521        6,588
                                                                                                   -------      -------
Total                                                                                              $ 6,555      $ 7,898
Less - current maturities                                                                            2,895        1,396
                                                                                                   -------      -------
  Net real estate development long-term debt                                                       $ 3,660      $ 6,502
                                                                                                   =======      =======

Other:

Revolving credit loans at an average rate of 8.1% in 1995 and 8.6% in 1994                         $73,000      $62,000
ESOT Notes at 8.24%, payable in semi-annual installments (Note 7)                                    4,484        5,396
Industrial revenue bonds at various rates, payable in installments to 2005                           4,000        4,000
Other indebtedness                                                                                   1,813        2,714
                                                                                                   -------      -------
Total                                                                                              $83,297      $74,110
Less - current maturities                                                                            2,802        3,626
                                                                                                   -------      -------
  Net other long-term debt                                                                         $80,495      $70,484
                                                                                                   =======      =======


Payments required under these obligations amount to approximately $5,697 in 1996, $74,877 in 1997, $3,128 in 1998, $2,150 in 1999, $ - in 2000 and $4,000
for the years 2001 and beyond.

Effective December 12, 1994, the Company entered into a new revolving credit agreement with a group of major banks which provided, among other things, for the Company to borrow up to an aggregate of $125 million (aggregate limit under previous agreements was $85 million), with a $25 million maximum of such amount also being available for letters of credit, of which $17 million was outstanding at December 31, 1995. The Company may choose from three interest rate alternatives including a prime-based rate, as well as other interest rate options based on LIBOR (London inter- bank offered rate) or participating bank certificate of deposit rates. Borrowings and repayments may be made at any time through December 6, 1997, at which time all outstanding loans under the agreement must be paid or otherwise refinanced. The Company must pay a commitment fee of 1/2 of 1% annually on the unused portion of the commitment.

The aggregate $125 million commitment is subject to permanent partial reductions based on certain events, as defined, such as proceeds from real estate sales over a defined annual minimum, certain claims and future equity offerings and was reduced accordingly during 1995 by $10.5 million.

The revolving credit agreement, as well as certain other loan agreements, provides for, among other things, maintaining specified working capital and tangible net worth levels and, additionally, imposes limitations on indebtedness and future investment in real estate development projects. As a result of the loss in the third quarter of 1995, the Company was in violation of certain of these financial covenants; however, the Company obtained waivers of any such violations and effective February 26, 1996, received modifications to the Credit Agreement which eliminated any non-compliance.

Other modifications included, among other things, a requirement to reduce the amount of this loan commitment by $2 million per month for four months commencing the later of September 1, 1996 or the date of repayment and cancellation of the Bridge Loan referred to below; additional collateral which consists of all available assets not included as collateral in other agreements; and suspension of payment of the 53 1/8 cent per share quarterly dividend on the Company's Depositary Convertible Exchangeable Preferred Shares (see Note 7) until certain financial criteria are met.

Also, effective February 26, 1996, the Company entered into a Bridge Loan Agreement with its revolver banks to borrow up to an additional $15 million through July 31, 1996 at an interest rate of prime plus 2%. The Bridge Loan Agreement provides for, among other things, interim mandatory reductions in the amount of the commitment equal to the net proceeds from sale of collateral not included in the Company's 1996 budget and 50% of the net proceeds from any new equity.

[5] INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109. This standard determines deferred income taxes based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities, given the provisions of enacted tax laws.

The (provision) credit for income taxes is comprised of the following (in thousands):


                Federal        State        Total
                -------        -----        -----
  1995
Current        $   -         $   (11)      $   (11)
Deferred         2,726          (104)        2,622
               --------      --------      --------
               $ 2,726       $  (115)      $ 2,611
               ========      ========      ========

  1994
Current        $   -         $   (21)      $   (21)
Deferred          (108)          (51)         (159)
               --------      --------      --------
               $  (108)      $   (72)      $  (180)
               ========      ========      ========

  1993
Current        $(2,824)      $  (430)      $(3,254)
Deferred        (1,808)          101        (1,707)
               --------      --------      --------
               $(4,632)      $  (329)      $(4,961)
               ========      ========      ========

The table below reconciles the difference between the statutory federal income tax rate and the effective rate provided in the statements of operations.

                                               1995        1994        1993
                                               ----        ----        ----

Statutory federal income tax rate              (34)%        34 %         34 %
State income taxes, net of federal tax benefit   -           4            2
Change in valuation allowance                   25           -            -
Sale of Canadian subsidiary                      -           -           24
Goodwill and other                               -          (1)           1
                                               -----       -----       ------

Effective tax rate                              (9)%        37 %         61 %
                                               =====       =====       ======

The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994 (in thousands):



                                                            1995                                      1994
                                            ------------------------------------      -------------------------------
                                              Deferred             Deferred Tax         Deferred        Deferred Tax
                                            Tax Assets              Liabilities        Tax Assets        Liabilities
                                            ----------              -----------       ----------        -------------
Provision for estimated losses               $ 5,646               $   -              $ 6,203            $   -
Contract losses                                5,642                   -                  887                -
Joint ventures - construction                    -                   4,929                -                8,088
Joint ventures - real estate                     -                  20,419                -               25,668
Timing of expense recognition                  4,253                   -               13,867                -
Capitalized carrying charges                     -                   2,187                -                1,776
Net operating loss carryforwards              13,675                   -                5,960                -
Alternative minimum tax credit
  carryforwards                                2,419                   -                2,300                -
General business tax credit
  carryforwards                                3,532                   -                3,637                -
Foreign tax credit carryforwards                 978                   -                  978                -
Other, net                                       576                   985                685                861
                                             --------              --------           --------           --------
                                             $36,721               $28,520            $34,517            $36,393
Valuation allowance for deferred
  tax assets                                  (9,342)                  -               (1,846)               -
                                             --------              --------           --------           --------
Total                                        $27,379               $28,520            $32,671            $36,393
                                             ========              ========           ========           ========

The net of the above is deferred taxes in the amount of $1,141 in 1995 and $3,722 in 1994 which is classified in the respective Consolidated Balance Sheets as follows:


                                      1995             1994
                                      ----             ----
Long-term deferred tax liabilities
  (included in "Deferred Income
Taxes and Other Liabilities")        $14,180          $ 9,788
Short-term Deferred Tax Asset         13,039            6,066
                                     -------          -------
                                     $ 1,141          $ 3,722
                                     =======          =======

A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred assets reflect management's estimate of the amount which will be realized from future taxable income which can be predicted with reasonable certainty.

At December 31, 1995, the Company has unused tax credits and net operating loss carryforwards for income tax reporting purposes which expire as follows (in thousands):


          Unused Investment         Foreign         Net Operating Loss
             Tax Credits          Tax Credits         Carryforwards
             -----------          -----------         -------------

1996-2000      $  -                 $  978               $   -
2001-2004       3,532                  -                     968
2005-2010         -                    -                  39,251
               ------               ------               -------
               $3,532               $  978               $40,219
               ======               ======               =======

Approximately $2.8 million of the net operating loss carryforwards can only be used against the taxable income of the corporation in which the loss was recorded for tax and financial reporting purposes.

[6] DEFERRED INCOME TAXES AND OTHER LIABILITIES AND OTHER INCOME (EXPENSE), NET


Deferred Income Taxes and Other Liabilities
Deferred income taxes and other liabilities at December 31, 1995 and 1994 consist of the following (in thousands):

                                         1995           1994
                                       -------        -------

Deferred Income Taxes                  $14,180        $ 9,788
Insurance related liabilities           20,484         18,000
Employee benefit-related liabilities     5,110          4,700
Other                                   12,889          1,000
                                       -------        -------
                                       $52,663        $33,488

Other Income (Expense), Net
Other income (expense) items for the three years ended December 31, 1995 are as follows (in thousands):

                                 1995           1994            1993
                               -------        -------         -------

Interest and dividend income   $ 1,369        $   205         $  624
Minority interest (Note 1)          10             24            167
Gain on sale of Majestic           -              -            4,631
Bank fees                       (1,099)        (1,100)          (584)
Miscellaneous income (expense)
  , net                            534             15            369
                               --------       --------        -------
                               $   814        $  (856)        $5,207
                               ========       ========        =======


[7] CAPITALIZATION

In July 1989, the Company sold 262,774 shares of its $1 par value common stock, previously held in treasury, to its Employee Stock Ownership Trust ("ESOT") for $9,000,000. The ESOT borrowed the funds via a placement of 8.24% Senior Unsecured Notes ("Notes") guaranteed by the Company. The Notes are payable in 20 equal semi-annual installments of principal and interest commencing in January 1990. The Company's annual contribution to the ESOT, plus any dividends accumulated on the Company's common stock held by the ESOT, will be used to repay the Notes. Since the Notes are guaranteed by the Company, they are included in "Long-Term Debt" with an offsetting reduction in "Stockholders' Equity" in the accompanying Consolidated Balance Sheets. The amount included in "Long-Term Debt" will be reduced and "Stockholders' Equity" reinstated as the Notes are paid by the ESOT.

In June 1987, net proceeds of approximately $23,631,000 were received from the sale of 1,000,000 depositary convertible exchangeable preferred shares (each depositary share representing ownership of 1/10 of a share of $21.25 convertible exchangeable preferred stock, $1 par value) at a price of $25 per depositary share. Annual dividends are $2.125 per depositary share and are cumulative. Generally, the liquidation preference value is $25 per depositary share plus any accumulated and unpaid dividends. The preferred stock of the Company, as evidenced by ownership of depositary shares, is convertible at the option of the holder, at any time, into common stock of the Company at a conversion price of $37.75 per share of common stock. The preferred stock is redeemable at the option of the Company at any time, in whole or in part, at declining premiums until June 1997 and thereafter at $25 per share plus any unpaid dividends. The preferred stock is also exchangeable at the option of the Company, in whole but not in part, on any dividend payment date into 8 1/2% convertible subordinated debentures due in 2012 at a rate equivalent to $25 principal amount of debentures for each depositary share.

[8] SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

Under the terms of the Company's Shareholder Rights Plan, as amended, the Board of Directors of the Company declared a distribution on September 23, 1988 of one preferred stock purchase right (a "Right") for each outstanding share of common stock. Under certain circumstances, each Right will entitle the holder thereof to purchase from the Company one one-hundredth of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, $1 par value (the "Preferred Stock"), at an exercise price of $100 per Unit, subject to adjustment. The Rights will not be exercisable or transferable apart from the common stock until the occurrence of certain events viewed to be an attempt by a person or group to gain control of the Company (a "triggering event"). The Rights will not have any voting rights or be entitled to dividends.

Upon the occurrence of a triggering event, each Right will be entitled to that number of Units of Preferred Stock of the Company having a market value of two times the exercise price of the Right. If the Company is acquired in a merger or 50% or more of its assets or earning power is sold, each Right will be entitled to receive common stock of the acquiring company having a market value of two times the exercise price of the Right. Rights held by such a person or group causing a triggering event may be null and void.

The Rights are redeemable at $.02 per Right by the Board of Directors at any time prior to the occurrence of a triggering event and will expire on September 23, 1998.

[9] STOCK OPTIONS

At December 31, 1995 and 1994, 481,610 shares of the Company's authorized but unissued common stock were reserved for issuance to employees under its 1982 Stock Option Plan. Options are granted at fair market value on the date of grant and generally become exercisable in two equal annual installments on the second and third anniversary of the date of grant and expire eight years from the date of grant. Options for 240,000 shares common stock granted in 1992 become exercisable on March 31, 2001 if the Company achieves a certain profit target in the year 2000; may become exercisable earlier if certain interim profit targets are achieved; and to the extent not exercised, expire 10 years from the date of grant. A summary of stock option activity related to the Company's stock option plan is as follows:


                                                                    Number of
                                   Number of     Option Price        Shares
                                    Shares        Per Share        Exercisable
                                    ------        ---------        -----------

Outstanding at December 31, 1993   434,425       $11.06-$33.06       143,000
  Granted                           20,000       $13.00
  Canceled                         (32,900)      $11.06-$33.06
Outstanding at December 31, 1994   421,525       $11.06-$33.06       251,525
  Granted                           10,000       $10.44
  Canceled                         (52,875)      $11.06-$33.06
Outstanding at December 31, 1995   378,650       $10.44-$33.06       198,650

When options are exercised, the proceeds are credited to stockholders' equity. In addition, the income tax savings attributable to nonqualified options exercised are credited to paid-in surplus.

[10] EMPLOYEE BENEFIT PLANS

The Company and its U.S. subsidiaries have a defined benefit plan which covers its executive, professional, administrative and clerical employees, subject to certain specified service requirements. The plan is noncontributory and benefits are based on an employee's years of service and "final average earnings", as defined. The plan provides reduced benefits for early retirement and takes into account offsets for social security benefits. All employees are vested after 5 years of service. Net pension cost for 1995, 1994 and 1993 follows (in thousands):

                                           1995          1994           1993
                                          ------        ------         -------

Service cost - benefits earned
  during the period                      $   988       $ 1,178         $ 1,000
Interest cost on projected benefit
  obligation                               2,956         2,936           2,862
Return on plan assets:
  Actual                                  (6,971)        1,229          (4,002)
  Deferred                                 4,217        (3,839)          1,309
Other                                        -             -                19
                                         --------      --------        --------
Net pension cost                         $ 1,190       $ 1,504         $ 1,188
                                         ========      ========        ========

Actuarial assumptions used:
  Discount rate                           7    %*       8 3/4%**        7 1/2%
  Rate of increase in compensation        4    %*       5 1/2%          5 1/2%
  Long-term rate of return on assets      8    %        8    %          8    %

* Rates were changed effective December 31, 1995. The decrease in the discount rate resulted in an increase in the projected benefit obligations of $8.1 million, while the decrease in the rate of increase in compensation resulted in a decrease in the projected benefit obligations of $1.3 million, resulting in a net increase of $6.8 million in 1995 in the projected benefit obligations referred to below.

** Rate was changed effective December 31, 1994 and resulted in a net decrease of $5.6 million in the projected benefit obligation referred to below.

The Company's plan has assets in excess of accumulated benefit obligation. Plan assets generally include equity and fixed income funds. The status of the Company's employee pension benefit plan is summarized below (in thousands):


                                                             December 31,
                                                         1995           1994
                                                       --------       --------
Assets available for benefits:
  Funded plan assets at fair value                     $37,542        $31,762
  Accrued pension expense                                4,122          3,610
                                                       --------       --------
Total assets                                           $41,664        $35,372
                                                       --------       --------

Actuarial present value of benefit obligations:
  Accumulated benefit obligations, including
  vested benefits of $39,050 and $30,179               $39,760        $30,537
  Effect of future salary increases                      3,831          4,546
                                                       --------       --------
Projected benefit obligations                          $43,591        $35,083
                                                       --------       --------

Assets available more (less) than projected benefits   $(1,927)       $   289
                                                       ========       ========

Consisting of:
  Unamortized net liability existing at date of
    adopting SFAS No. 87                               $   (29)       $   (36)
  Unrecognized net loss                                 (2,408)          (268)
  Unrecognized prior service cost                          510            593
                                                       --------       --------
                                                       $(1,927)       $   289
                                                       ========       ========

The Company also has a contributory Section 401(k) plan and a noncontributory employee stock ownership plan (ESOP) which cover its executive, professional, administrative and clerical employees, subject to certain specified service requirements. Under the terms of the Section 401(k) plan, the provision is based on a specified percentage of profits, subject to certain limitations. Contributions to the related employee stock ownership trust (ESOT) are determined by the Board of Directors and may be paid in cash or shares of Company common stock.

The Company's policy is generally to fund currently the costs accrued under the pension plan and the Section 401(k) plan.

The Company also has an unfunded supplemental retirement plan for certain employees whose benefits under principal salaried retirement plans are reduced because of compensation limitations under federal tax laws. Pension expense for this plan was $.2 million in 1995 and 1994 and $.1 million in 1993. At December 31, 1995 the projected benefit obligation was $1.3 million. A corresponding accumulated benefit obligation of $.8 million has been recognized as a liability in the consolidated balance sheet and is equal to the amount of the vested benefits.

In addition, the Company has an incentive compensation plan for key employees which is generally based on achieving certain levels of profit within their respective business units.

The aggregate amounts provided under these employee benefit plans were $7.6 million in 1995, $9.2 million in 1994 and $8.5 million in 1993.

The Company also contributes to various multiemployer union retirement plans under collective bargaining agreements, which provide retirement benefits for substantially all of its union employees. The aggregate amounts provided in accordance with the requirements of these plans were $12.6 million in 1995, $12.4 million in 1994, and $5.2 million in 1993. The Multiemployer Pension Plan Amendments Act of 1980 defines certain employer obligations under multiemployer plans. Information regarding union retirement plans is not available from plan administrators to enable the Company to determine its share of unfunded vested liabilities.

[11]  Contingencies and Commitments

In connection with the Rincon Center real estate development joint venture, the Company's wholly-owned real estate subsidiary has guaranteed the payment of interest on both mortgage and bond financing covering a project with loans totaling $59 million; has issued a secured letter of credit to collateralize $3.7 million of these borrowings; has guaranteed amortization payments on these borrowings which the Company estimates to be a maximum of $7.2 million; and has guaranteed a master lease under a sale operating lease-back transaction. In calculating the potential obligation under the master lease guarantee, the Company has an agreement with its lenders which employs a 10% discount rate and no increases in future rental rates beyond current lease terms. Based on these assumptions, management believes its additional future obligation will not exceed $2.3 million. The Company has also guaranteed the $3.7 million letter of credit, $5.0 million of the subsidiary's $7.2 million amortization guaranty and any obligation under the master lease during the next three years. As part of the sale operating lease-back transaction, the joint venture, in which the Company's real estate subsidiary is a 46% general partner, agreed to obtain a financial commitment on behalf of the lessor to replace at least $43 million of long-term financing by July 1, 1993. To satisfy this obligation, the partnership successfully extended existing financing to July 1, 1998. To complete the extension, the partnership had to advance funds to the lessor sufficient to reduce the financing from $46.5 million to $40.5 million. Subsequent payments through 1995 have further reduced the loan to $38.2 million. In addition, as part of the obligations of the extension, the partnership will have to further amortize the debt from its current level to $33 million through additional lease payments over the next three years. If by January 1, 1998, the joint venture has not received a further extension or new commitment for financing on the property for at least $33 million, the lessor will have the right under the lease to require the joint venture to purchase the property for approximately $18.8 million in excess of the then outstanding debt.

In 1993, the joint venture also extended $29 million of the $61 million financing then outstanding through October 1, 1998. This extension required a $.6 million up front paydown. Subsequent payments through 1995 further reduced the loan by $2.7 million. The joint venture may be required to amortize up to $9.1 million more of the principal, however, under certain conditions, that amortization could be as low as $6.8 million. Total lease payments and loan amortization obligations at Rincon Center through 1997 are as follows: $7.5 million in 1996 and $7.3 million in 1997. It is expected that some but not all of these requirements will be generated by the project's operations. The Company's real estate subsidiary and, to a more limited extent, the Company, is obligated to fund any of the loan amortization and/or lease payments at Rincon in the event sufficient funds are not generated by the property or contributed to it by its partners. Based on current Company forecasts, it is expected the maximum exposure to service these commitments in each of the years through 1997 is as follows: $5.4 million in 1996 and $4.0 million in 1997. Both years include an estimate for tenant improvements which may or may not be required.

In a separate agreement related to this same property, the 20% co-general partner has indicated it does not currently have nor does it expect to have the financial resources to fund its share of capital calls. Therefore, the Company's wholly-owned real estate subsidiary agreed to lend this 20% co-general partner on an as-needed basis, its share of any capital calls which the partner cannot meet. In return, the Company's subsidiary receives a priority return from the partnership on those funds it advances for its partner and penalty fees in the form of rights to certain other distributions due the borrowing partner from the partnership. The severity of the penalty fees increases in each succeeding year for the next several years. The subsidiary has advanced approximately $3 million to date under this agreement.

In connection with a second real estate development joint venture known as the Resort at Squaw Creek, the Company's wholly-owned real estate subsidiary has guaranteed the payment of interest on mortgage financing with a total bank loan value currently estimated at $46 million; has guaranteed $10 million of loan principal; has posted a letter of credit for $2.0 million as its part of credit support required to extend the maturity of the loan to May 1997; and has guaranteed leases which aggregate $1.1 million on a present value basis as discounted at 10%. Effective May 1, 1995, the loan was renewed for an additional two years with an option to renew for a third year. Required principal payments are $250,000 per quarter for the first year and $500,000 per quarter for the second year.

The subsidiary also has an obligation through the year 2001 to cover approximately a $2 million per year preferred return to its joint venture partner at the Resort if the funds are not generated from hotel operations. Although results have shown improvement since the Resort opened in late 1990, it is not expected that hotel operations will contribute to the obligation during 1996. Under the terms of the loan extension, payment of the preferred return out of operating profits requires lender approval.

Included in the loan agreements related to the above joint ventures, among other things, are provisions that, under certain circumstances, could limit the subsidiary's ability to dividend funds to the Company. In the opinion of management, these provisions should not affect the operations of the Company or the subsidiary.

On July 30, 1993, the U.S. District Court (D.C.), in a preliminary opinion, upheld terminations for default on two adjacent contracts for subway construction between Mergentime-Perini, under two joint ventures, and the Washington Metropolitan Area Transit Authority ("WMATA") and found the Mergentime Corporation, Perini Corporation and the Insurance Company of North America, the surety, jointly and severally liable to WMATA for damages in the amount of $16.5 million, consisting primarily of excess reprocurement costs to complete the projects. Many issues were left partially or completely unresolved by the opinion, including substantial joint venture claims against WMATA. As a result of developments in the case during the third quarter of 1995, the Company established a reserve with respect to the litigation. Management believes the reserve should be adequate to cover the potential ultimate liability in this matter.

Contingent liabilities also include liability of contractors for performance and completion of both company and joint venture construction contracts. In addition, the Company is a defendant in various lawsuits. In the opinion of management, the resolution of these matters will not have a material effect on the results of operation or financial condition as reported in the accompanying financial statements.

[12]  UNAUDITED QUARTERLY FINANCIAL DATA

The following table sets forth unaudited quarterly financial data for the years ended December 31, 1995 and 1994 (in thousands, except per share amounts):



                                            1995 by Quarter
                                            ---------------
                             1st         2nd             3rd         4th
                             ---         ---             ---         ---
Revenues                   $263,089    $306,961        $232,974    $298,044

Net income (loss)          $    872    $    886        $(30,674)*  $  1,331

Earnings (loss) per
  common share             $    .08    $    .08        $  (6.61)   $    .17

                                            1994 by Quarter
                                            ---------------
                             1st         2nd             3rd         4th
                             ---         ---             ---         ---

Revenues                   $174,391    $243,105        $304,776    $289,773

Net income (loss)          $    792    $ (2,649)       $    984    $  1,176

Earnings (loss) per
  common share             $    .06    $   (.73)       $    .10    $    .15

* Includes a charge, which aggregates $25.6 million, to provide for reserves related to previously disclosed litigation discussed under "Item 3. Legal Proceedings" in this Form 10-K/A and downward revisions in estimated probable recoveries on certain outstanding contract claims.

[13]  BUSINESS SEGMENTS AND FOREIGN OPERATIONS

The Company is currently engaged in the construction and real estate development businesses. The Company provides general contracting, construction management and design-build services to private clients and public agencies throughout the United States and selected overseas locations. The Company's construction business involves three types of operations: civil and environmental ("heavy"), building and international. The Company's real estate development operations are concentrated in Arizona, California, Florida, Georgia and Massachusetts; however, the Company has not commenced the development of any new real estate projects since 1990. The following tables set forth certain business and geographic segment information relating to the Company's operations for the three years ended December 31, 1995 (in thousands):


Business Segments
                                           Revenues

                          1995               1994               1993
                      ------------       -----------        ----------

Construction          $1,056,673         $  950,884         $1,030,341
Real Estate               44,395             61,161             69,775
                      ------------       -----------        ----------
                      $1,101,068         $1,012,045         $1,100,116
                      ============       ===========        ==========


                                   Income (Loss) From Operations

                          1995               1994               1993
                      ------------       -----------        -----------

Construction          $  (15,322)        $   13,989         $   15,164
Real Estate               (2,921)               732                240
Corporate                 (4,185)            (5,909)            (6,830)
                      ------------       -----------        -----------
                      $  (22,428)        $    8,812         $    8,574
                      ============       ===========        ===========


                                             Assets

                           1995               1994              1993
                      ------------       ------------       -----------

Construction          $  298,564         $   262,850        $  219,604
Real Estate              209,789             209,635           218,715
Corporate*                30,898              10,015            38,059
                      ------------       ------------       -----------
                      $  539,251         $   482,500        $  476,378
                      ============       ============       ===========

                                    Capital Expenditures

                        1995               1994               1993
                    -----------        -----------        ----------

Construction        $    1,960         $    2,491         $    4,387
Real Estate              9,555             10,274             23,590
                    -----------        -----------        ----------
                    $   11,515         $   12,765         $   27,977
                    ===========        ===========        ==========


                                       Depreciation

                        1995               1994               1993
                    -----------        -----------        ----------

Construction        $    2,369         $    2,551         $    2,552
Real Estate**              400                328                963
                    -----------        -----------        ----------
                    $    2,769         $    2,879         $    3,515
                    ===========        ===========        ==========
Geographic Segments
                                        Revenues

                        1995              1994                1993
                    ------------       -----------        ----------

United States       $1,084,390         $  996,832         $1,064,380
Foreign                 16,678             15,213             35,736
                    -----------        -----------        ----------
                    $1,101,068         $1,012,045         $1,100,116
                    ===========        ===========        ==========


                                Income (Loss) From Operations

                        1995               1994               1993
                    -----------        -----------        -----------

United States       $  (15,405)        $   17,275         $   17,249
Foreign                 (2,838)            (2,554)            (1,845)
Corporate               (4,185)            (5,909)            (6,830)
                    -----------        -----------        -----------
                    $  (22,428)        $    8,812         $    8,574
                    ===========        ===========        ===========


                                          Assets

                        1995               1994               1993
                    -----------        -----------        ----------

United States       $503,114           $  467,298         $  433,488
Foreign                5,239                5,187              4,831
Corporate*            30,898               10,015             38,059
                    -----------        -----------        ----------
                    $539,251           $  482,500         $  476,378
                    ===========        ===========        ==========

 * In all years, corporate assets consist principally of cash, cash equivalents, marketable securities and other investments available for general corporate purposes.

** Does not include approximately $3 to $4 million of depreciation that represents its share from real estate joint ventures. (See Note 2 to Notes to the Consolidated Financial Statements.)

Contracts with various federal, state, local and foreign governmental agencies represented approximately 56% of construction revenues in 1995 and 1994, and 54% in 1993.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of Perini Corporation:

We have audited the accompanying consolidated balance sheets of PERINI CORPORATION (a Massachusetts corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Perini Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP



Boston, Massachusetts
February 26, 1996

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE


To the Stockholders of Perini Corporation:

        We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements included in this Form 10-K, and have issued our report thereon dated February 26, 1996. Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplemental schedule listed in the accompanying index is the responsibility of the Company's management and is presented for purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP



Boston, Massachusetts
February 26, 1996



                                                                    SCHEDULE II

                       PERINI CORPORATION AND SUBSIDIARIES
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                            (IN THOUSANDS OF DOLLARS)



                                                                       Additions

                                              Balance at         Charged      Charged to        Deductions        Balance
                                              Beginning          to Costs       Other              from           at End
Description                                    of Year          & Expenses     Accounts          Reserves         of Year
-----------                                   ----------        ----------    ----------        ----------        -------
Year Ended December 31, 1995
----------------------------
Reserve for doubtful accounts                  $   351           $   -            $ -           $  -              $   351
                                               =======           =======          ====          ======            =======

Reserve for depreciation on                    $ 3,698           $   387          $ -           $  641 (1)        $ 3,444
  real estate properties used                  =======           =======          ====          ======            =======
  in operations

Reserve for real estate                        $11,471           $   -            $ -           $  974 (2)        $10,497
                                               =======           =======          ====          ======            =======
  investments


Year Ended December 31, 1994
----------------------------
Reserve for doubtful accounts                  $   351           $   -            $ -           $  -              $   351
                                               =======           =======          ====          ======            =======

Reserve for depreciation on                    $ 3,637           $   328          $ -           $  267 (2)        $ 3,698
  real estate properties used                  =======           =======          ====         ======            =======
  in operations

Reserve for real estate                        $20,838           $   -            $ -           $9,367 (2)        $11,471
                                               =======           =======          ====          ======            =======
  investments

Year Ended December 31, 1993
----------------------------
Reserve for doubtful accounts                  $   351           $   -            $ -           $  -              $   351
                                               =======           =======          ====          ======            =======

Reserve for depreciation on
  real estate properties used
  in operations                                $ 3,181           $   920          $ -           $  464 (2)        $ 3,637
                                               =======           =======          ====          ======            =======

Reserve for real estate
  investments                                  $29,968           $   -            $ -           $9,130 (2)        $20,838
                                               =======           =======          ====          ======            =======


(1)     Represents   reserve  reclassed  with  related  asset  to  "Real  estate inventory".

(2)     Represents sales of real estate properties.

                                  EXHIBIT INDEX


The following designated exhibits are, as indicated below, either filed herewith or have heretofore been filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Act of 1934 and are referred to and incorporated herein by reference to such filings.

        Exhibit 3.     Articles of Incorporation and By-laws

                       Incorporated herein by reference:

                        3.1 Restated Articles of Organization - As amended through July 7, 1994 - Exhibit 3.1 to 1994 Form 10-K, as filed.

                        3.2     By-laws - As amended through  September 14, 1990
                                - Exhibit 3.2 to 1991 Form 10-K, as filed.

        Exhibit 4. Instruments Defining the Rights of Security Holders, Including Indentures

                       Incorporated herein by reference:

                        4.1 Certificate of Vote of Directors Establishing a Series of a Class of Stock determining the relative rights and preferences of the $21.25 Convertible Exchangeable Preferred Stock -
                                Exhibit 4(a) to Amendment No. 1 to Form S-2 Registration Statement filed June 19, 1987; SEC Registration No. 33-14434.

                        4.2 Form of Deposit Agreement, including form of Depositary Receipt - Exhibit 4(b) to Amendment No. 1 to Form S-2 Registration Statement filed June 19, 1987; SEC Registration No. 33-14434.

                        4.3 Form of Indenture with respect to the 8 1/2% Convertible Subordinated Debentures Due June 15, 2012, including form of Debenture - Exhibit 4(c) to Amendment No. 1 to Form S-2 Registration Statement filed June 19, 1987; SEC Registration No. 33-14434.

                        4.4 Shareholder Rights Agreement and Certificate of Vote of Directors adopting a Shareholders Rights Plan providing for the issuance of a Series A Junior Participating Cumulative Preferred Stock purchase rights as a dividend to all shareholders of record on October 6, 1988, as amended and restated as of May 17, 1990 - filed herewith.

        Exhibit 10.    Material Contracts

                       Incorporated herein by reference:

                        10.1 1982 Stock Option and Long Term Performance Incentive Plan - Exhibit A to Registrant's Proxy Statement for Annual Meeting of Stockholders dated April 15, 1992.

                        10.2 Perini Corporation Amended and Restated General Incentive Compensation Plan - Exhibit 10.2 to 1991 Form 10-K, as filed.

                        10.3 Perini Corporation Amended and Restated Construction Business Unit Incentive Compensation Plan - Exhibit 10.3 to 1991 Form 10-K, as filed.

                        10.4 $125 million Credit Agreement dated as of December 6, 1994 among Perini Corporation, the Banks listed herein, Morgan Guaranty Trust Company of New York, as Agent, and Shawmut Bank, N.A., Co-Agent Exhibit 10.4 to 1994 Form 10-K, as filed.

                                  EXHIBIT INDEX
                                   (Continued)




                        10.5 Amendment No. 1 as of February 26, 1996 to the Credit Agreement dated as of December 6, 1994 among Perini Corporation, the Banks listed herein, Morgan Guaranty Trust Company of New York, as Agent, and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.), as Co-Agent - filed herewith.

                        10.6 Bridge Credit Agreement dated as of February 26, 1996 among Perini Corporation, the Bridge Banks listed herein, Morgan Guaranty Trust Company of New York, as Agent, and Fleet National Bank of Massachusetts (f/k/a Shawmut Bank, N.A.) as Co-Agent - filed herewith.

        Exhibit 22. Subsidiaries of Perini Corporation - filed herewith.


        Exhibit 23. Consent of Independent Public Accountants - filed herewith.


        Exhibit 24.    Power of Attorney - filed herewith.


        Exhibit 27. Financial Data Schedule - filed herewith.

                                                                    EXHIBIT 22



                               PERINI CORPORATION
                         SUBSIDIARIES OF THE REGISTRANT


                                                                                                 Percentage of
                                                                                                  Interest or
                                                                                                    Voting
                            Name                                 Place of Organization         Securities Owned
                            ----                                 ---------------------         ----------------
Perini Corporation                                           Massachusetts

      Perini Building Company, Inc.                          Arizona                                  100%

      Pioneer Construction, Inc.                             West Virginia                            100%

      Perini Environmental Services, Inc.                    Delaware                                 100%

      International Construction Management                  Delaware                                 100%
      Services, Inc.

            Percon Constructors, Inc.                        Delaware                                 100%

      Perini International Corporation                       Massachusetts                            100%

      Bow Leasing Company, Inc.                              New Hampshire                            100%

      Perini Land & Development Company                      Massachusetts                            100%

            Paramount Development                            Massachusetts                            100%
            Associates, Inc.

                  I-10 Industrial Park Developers            Arizona General                          80%
                                                               Partnership

            Perini Resorts, Inc.                             California                               100%

                  Glenco-Perini - HCV Partners               California Limited                       45%
                                                               Partnership

                        Squaw Creek Associates               California General                       40%
                                                               Partnership

            Perland Realty Associates, Inc.                  Florida                                  100%

            Rincon Center Associates                         California Limited                       46%
                                                               Partnership

            Perini Central Limited Partnership               Arizona Limited                          75%
                                                               Partnership

            Perini Eagle Limited Partnership                 Arizona Limited                          50%
                                                               Partnership

            Perini/138 Joint Venture                         Georgia General                          49%
                                                               Partnership

            Perini/RSEA Partnership                          Georgia General                          50%
                                                               Partnership


                                                                     EXHIBIT 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        As independent public accountants, we hereby consent to the use of our reports, dated February 26, 1996, included in Perini Corporation's Annual Report on this Form 10-K/A for the year ended December 31, 1995, and into the Company's previously filed Registration Statements Nos. 2-82117, 33-24646, 33-46961, 33-53190, 33-53192, 33-60654, 33- 70206, 33-52967 and 33-58519.

ARTHUR ANDERSEN LLP



Boston, Massachusetts
November 21, 1996

                                                                    EXHIBIT 24

                                POWER OF ATTORNEY

        We, the undersigned, Directors of Perini Corporation, hereby severally constitute David B. Perini, John H. Schwarz and Richard E. Burnham, and each of them singly, our true and lawful attorneys, with full power to them and to each of them to sign for us, and in our names in the capacities indicated below, any Annual Report on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 to be filed with the Securities and Exchange Commission and any and all amendments to said Annual Report on Form 10-K, hereby ratifying and confirming our signatures as they may be signed by our said Attorneys to said Annual Report on Form 10-K and to any and all amendments thereto and generally to do all such things in our names and behalf and in our said capacities as will enable Perini Corporation to comply with the provisions of the Securities Exchange Act of 1934, as amended, and all requirements of the Securities and Exchange Commission.

        WITNESS our hands and common seal on the date set forth below.


s/David B. Perini          Director                  March 13, 1996
David B. Perini                                      Date

s/Joseph R. Perini         Director                  March 13, 1996
Joseph R. Perini                                     Date

s/Richard J. Boushka       Director                  March 13, 1996
Richard J. Boushka                                   Date

s/Marshall M. Criser       Director                  March 13, 1996
Marshall M. Criser                                   Date

s/Thomas E. Dailey         Director                  March 13, 1996
Thomas E. Dailey                                     Date

s/Albert A. Dorman         Director                  March 13, 1996
Albert A. Dorman                                     Date

s/Arthur J. Fox, Jr.       Director                  March 13, 1996
Arthur J. Fox, Jr.                                   Date

-------------------        Director                  March 13, 1996
Nancy Hawthorne                                      Date

s/John J. McHale           Director                  March 13, 1996
John J. McHale                                       Date

s/Jane E. Newman           Director                  March 13, 1996
Jane E. Newman                                       Date

s/Bart W. Perini           Director                  March 13, 1996
Bart W. Perini                                       Date

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 10-Q/A


              (X) QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


For the quarterly period ended September 30, 1996

                                       OR

              ( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          Commission File Number 1-6314

                               Perini Corporation
             (Exact name of registrant as specified in its charter)

         MASSACHUSETTS                                      04-1717070
 (State or other jurisdiction of                           (I.R.S. Employer
  incorporation or organization)                          Identification No.)


            73 MT. WAYTE AVENUE, FRAMINGHAM, MASSACHUSETTS 01701-9160
                    (Address of principal executive offices)
                                   (Zip code)


                                 (508)-628-2000
              (Registrant's telephone number, including area code)


                                      NONE
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes   X     No

Number of shares of common stock of registrant outstanding at November 13, 1996:
4,898,648


                        PERINI CORPORATION & SUBSIDIARIES

                                      INDEX


                                                                                                         Page Number
                                                                                                         -----------


Part I. -         Financial Information:

                  Item 1.  Financial Statements

                               Consolidated Condensed Balance Sheets -                                        3
                               September 30, 1996 and December 31, 1995

                               Consolidated Condensed Statements of Income -                                  4
                               Three Months and Nine Months ended September 30, 1996
                               and 1995

                               Consolidated Condensed Statements of Cash Flows -                              5
                               Nine Months ended September 30, 1996 and 1995

                               Notes to Consolidated Condensed Financial Statements                           6 - 7

                  Item 2.  Management's Discussion and Analysis of the Consolidated                           8 - 11
                               Financial Condition and Results of Operations

Part II. -        Other Information:

                  Item 1.  Legal Proceedings                                                                12

                  Item 2.  Changes in Securities                                                            12

                  Item 3.  Defaults Upon Senior Securities                                                  12

                  Item 4.  Submission of Matters to a Vote of Security Holders                              12

                  Item 5.  Other Information                                                                12

                  Item 6.  Exhibits and Reports on Form 8-K                                                 12 - 14

                  Signatures                                                                                15


                       PERINI CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
            SEPTEMBER 30, 1996 (UNAUDITED) AND DECEMBER 31, 1995 (1)
                                 (In Thousands)


                                                        ASSETS
                                                        ------
                                                                                    SEPT. 30,              DEC. 31,
                                                                                       1996                  1995
                                                                                 ----------------      ----------------
Cash                                                                             $         14,895       $        29,059
Accounts and Notes Receivable                                                             185,807               180,978
Unbilled Work                                                                              39,736                28,304
Construction Joint Ventures                                                                67,736                61,846
Real Estate Inventory, at the lower of cost or market                                      17,588                14,933
Deferred Tax Asset                                                                         18,984                13,039
Other Current Assets                                                                        6,481                 2,186
                                                                                 ----------------      ----------------
       Total Current Assets                                                      $        351,227       $       330,345
                                                                                 ----------------      ----------------

Land Held for Sale or Development                                                $         38,846       $        41,372
Investments in and Advances to Real Estate Joint Ventures                                 156,778               148,225
Real Estate Properties Used in Operations                                                       0                 2,964
Other                                                                                         189                   302
                                                                                 ----------------      ----------------
       Total Real Estate Development Investments                                 $        195,813       $       192,863
                                                                                 ----------------      ----------------

Other Assets                                                                     $          5,279       $         3,477
                                                                                 ----------------      ----------------
Property and Equipment, less Accumulated Depreciation of $23,239 in 1996
and $27,299 in 1995                                                              $         11,378       $        12,566
                                                                                 ----------------      ----------------
                                                                                 $        563,697       $       539,251
                                                                                 ================      ================

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
                                         ------------------------------------

Current Maturities of Long-Term Debt                                             $          4,482       $         5,697
Accounts Payable                                                                          196,190               197,052
Advances from Construction Joint Ventures                                                  27,771                34,830
Deferred Contract Revenue                                                                  26,584                23,443
Accrued Expenses                                                                           19,942                32,778
                                                                                 ----------------      ----------------
       Total Current Liabilities                                                 $        274,969       $       293,800
                                                                                 ----------------      ----------------

Deferred Income Taxes and Other Liabilities                                      $         59,110       $        52,663
                                                                                 ----------------      ----------------

Long-Term Debt, including real estate development debt of $5,760 in 1996
and $3,660 in 1995                                                               $        114,739       $        84,155
                                                                                 ----------------      ----------------

Minority Interest                                                                $          2,916       $         3,027
                                                                                 ----------------      ----------------

Stockholders' Equity:
  Preferred Stock                                                                $            100       $           100
  Series A Junior Participating Preferred Stock                                               ---                   ---
  Common Stock                                                                              4,985                 4,985
  Paid-In Surplus                                                                          56,751                57,659
  Retained Earnings                                                                        56,291                52,062
  ESOT Related Obligations                                                                (3,976)               (4,965)
                                                                                 ----------------      ----------------
                                                                                 $       114,151       $       109,841
  Less - Treasury Stock                                                                     2,188                 4,235
                                                                                 ----------------      ----------------
       Total Stockholders' Equity                                                $        111,963       $       105,606
                                                                                 ----------------      ----------------

                                                                                 $        563,697       $       539,251
                                                                                 ================      ================

(1) Derived from the audited December 31, 1995 financial statements. The accompanying notes are an integral part of these financial statements.



                       PERINI CORPORATION AND SUBSIDIARIES
           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In Thousands, Except Per Share Data)


                                                                THREE MONTHS                             NINE MONTHS
                                                            ENDED SEPTEMBER 30,                      ENDED SEPTEMBER 30,
                                                            -------------------                      -------------------
                                                         1996                 1995               1996                  1995
                                                    ---------------      ---------------    ---------------      ----------------

REVENUES FROM OPERATIONS:

    Construction                                    $       319,645       $      223,643     $      885,398       $       770,670
    Real Estate                                              21,025                9,331             41,793                32,354
                                                    ---------------      ---------------    ---------------      ----------------
        TOTAL REVENUES FROM OPERATIONS              $       340,670       $      232,974     $      927,191       $       803,024
                                                    ---------------      ---------------    ---------------      ----------------
COST AND EXPENSES:

    Cost of Operations (Note 2)                     $       327,670       $      255,988     $      888,730       $       801,447
    General, Administrative and Selling Expenses              7,976                9,027             24,632                27,185
                                                    ---------------      ---------------    ---------------      ----------------
                                                    $       335,646       $      265,015     $      913,362       $       828,632
                                                    ---------------      ---------------    ---------------      ----------------
INCOME (LOSS) FROM OPERATIONS (Note 2)              $         5,024       $      (32,041)    $       13,829       $       (25,608)

    Other Income (Expense), Net                                 (13)                (323)              (382)                  (87)
    Interest Expense                                         (2,590)              (2,178)            (7,065)               (6,121)
                                                    ---------------      ---------------    ---------------      ----------------
Income (Loss) Before Income Taxes                   $         2,421       $      (34,542)    $        6,382       $       (31,816)

    (Provision) Benefit for Income Taxes (Note 3)              (110)               3,868               (560)                2,900
                                                    ---------------      ---------------    ---------------      ----------------
NET INCOME (LOSS)                                   $         2,311       $      (30,674)    $        5,822       $       (28,916)
                                                    ===============      ===============    ===============      ================


EARNINGS (LOSS) PER COMMON SHARE (Note 4)           $          0.37       $        (6.61)    $         0.88       $         (6.58)
                                                    ===============      ===============    ===============      ================
DIVIDENDS PER COMMON SHARE (Note 5)                 $           ---       $          ---     $          ---        $          ---
                                                    ===============      ===============    ===============      ================

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (Note 4)       4,847,187            4,718,873          4,785,264             4,635,511
                                                    ===============      ===============    ===============      ================



The accompanying notes are an integral part of these financial statements.



                       PERINI CORPORATION AND SUBSIDIARIES
           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                 (In Thousands)




                                                                                                  NINE MONTHS
                                                                                                 ENDED SEPT 30,
                                                                                                 --------------
                                                                                            1996                1995
                                                                                       --------------      --------------
Cash Flows from Operating Activities:
Net Income                                                                             $        5,822       $     (28,916)
Adjustments to reconcile net income to net cash provided from operating activities:
  Depreciation and amortization                                                                 1,938               1,782
  Noncurrent deferred taxes and other liabilities                                               6,447              11,122
  Distributions greater than earnings of joint ventures and affiliates                          2,820              11,690
  Cash provided from (used by) changes in components of working capital other
    than cash, notes payable and current maturities of long-term debt                         (46,894)             12,012
  Real estate development investments other than joint ventures                                 1,286               2,099
  Other non-cash items, net                                                                    (1,103)               (965)
                                                                                       --------------      --------------

    NET CASH (USED BY) PROVIDED FROM OPERATING ACTIVITIES                              $      (29,684)     $        8,824
                                                                                       --------------      --------------

Cash Flows from Investing Activities:
  Proceeds from sale of property and equipment                                         $        1,551      $        3,130
  Cash distributions of capital from unconsolidated joint ventures                              6,732              16,248
  Acquisition of property and equipment                                                        (1,225)             (1,524)
  Improvements to land held for sale or development                                              (397)               (169)
  Improvements to real estate properties used in operations                                      (120)               (133)
  Capital contributions to unconsolidated joint ventures                                      (14,654)            (22,232)
  Advances to real estate joint ventures, net                                                  (5,706)             (6,431)
  Investments in other activities                                                              (2,158)                234
                                                                                       --------------      --------------

    NET CASH USED BY INVESTING ACTIVITIES                                              $      (15,977)     $      (10,877)
                                                                                       --------------      --------------

Cash Flows from Financing Activities:
  Proceeds of long-term debt                                                           $       32,355      $        3,234
  Repayment of long-term debt                                                                  (1,997)             (3,010)
  Cash dividends paid                                                                             ---              (1,593)
  Treasury stock issued                                                                         1,139               2,242
                                                                                       --------------      --------------

    NET CASH PROVIDED FROM FINANCING ACTIVITIES                                        $       31,497      $          873
                                                                                       --------------      --------------

Net Decrease in Cash                                                                   $      (14,164)     $       (1,180)

Cash at Beginning of Year                                                                      29,059               7,841
                                                                                       --------------      --------------

Cash at End of Period                                                                  $       14,895      $        6,661
                                                                                       ==============      ==============

Supplemental Disclosures of Cash paid during the period for:

     Interest                                                                          $        6,717      $        6,330
                                                                                       ==============      ==============
     Income tax payments                                                               $          201      $          193
                                                                                       ==============      ==============



The accompanying notes are an integral part of these financial statements.

                       PERINI CORPORATION AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


(1)     Significant Accounting Policies

        The significant accounting policies followed by the Company and its subsidiaries in preparing its consolidated financial statements are set forth in Note (1) to such financial statements included in Form 10-K for the year ended December 31, 1995. The Company has made no significant change in these policies during 1996.

(2)     Income (Loss) From Operations

        The three and nine month periods ended September 30, 1995 include a charge, which aggregated $25.6 million, to provide for a liability related to previously disclosed litigation discussed under "Item 1. Legal Proceedings" in the Company's Form 10-Q for the quarterly period ended September 30, 1995, and downward revisions in estimated probable recoveries on certain outstanding contract claims.

(3)     Provision For Income Taxes

        The lower than normal tax rate in 1996 is due to the realization of a portion of the Federal tax benefit resulting from the operating loss recorded in 1995. Because of certain accounting limitations, the Company was not able to recognize a portion of the tax benefit related to the operating loss experienced in fiscal 1995.

(4)     Per Share Data

        Computations of earnings per common share amounts are based on the weighted average number of the Company's common shares outstanding during the periods presented. Earnings per common share reflect the effect of preferred dividends accrued during both the 1996 and 1995 three and nine month periods ended September 30, of $531,000 and $1,593,000, respectively. Common stock equivalents related to additional shares of common stock issuable upon exercise of stock options have not been included since their effect would be antidilutive. Per share data on a fully diluted basis is not presented because the effect of conversion of the Company's depositary convertible exchangeable preferred shares into common stock is also antidilutive.

(5)     Cash Dividends

        There were no cash dividends on common stock declared or paid during the periods presented in the consolidated condensed financial statements presented herein. As previously disclosed in the 1995 Form 10-K, in conjunction with the covenants of the Company's Amended Revolving Credit Agreement, the Company is required to suspend the payment of quarterly dividends on its preferred stock until the Bridge Loan commitment is no longer outstanding, if a default exists under the terms of the Amended Revolving Credit Agreement, or if the ratio of long-term debt to equity exceeds 50%. Therefore, the dividends on preferred stock that normally would have been declared during December of 1995 and March, June and September of 1996, and payable on March 15, June 15, September 15, and December 15, 1996, respectively, have not been declared (although they have been fully accrued due to the "cumulative" feature of the preferred stock).

(6)     Capitalization

        In addition to its $114.5 million revolving credit agreement, effective February 26, 1996, the Company entered into a Bridge Loan Agreement with its revolver banks to borrow up to an additional $15 million through July 31, 1996 at an interest rate of prime plus 2%. Subsequently, the Bridge Loan Agreement has been increased to provide another $10 million of borrowing capacity at an interest rate of prime plus 4% and extended through the earlier of the closing of the below mentioned preferred stock transaction or January 31, 1997. The Revolving Credit Agreement has been renegotiated and will total $129.5 million subsequent to the closing of the preferred stock transaction. Additionally, in July 1996, the Company announced that it had entered into an agreement with an investor group led by Richard C. Blum & Associates, L. P. of San Francisco, California, for a $30 million investment in the form of a new issuance of 150,150 shares of redeemable cumulative convertible junior preferred stock in the Company. The preferred stock will be convertible into shares of common stock of the Company at a conversion price of approximately $9.68 per share. The issuance and listing of any such common stock on the American Stock Exchange is subject to shareholder ratification of the transaction at a Special Meeting of Stockholders of the Company, the date of which has not been set. The preferred shares will carry voting rights representing approximately 37% of the outstanding common shares and will also entitle the investor group to the appointment of three members to the Company's Board of Directors. Subject to the ratification of the transaction by the stockholders, the Company expects to be able to close the transaction by year end.

(7)     Management's Opinion

        The unaudited consolidated condensed financial statements presented herein have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1995. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 1996 and December 31, 1995 and results of operations and cash flows for the nine month periods ended September 30, 1996 and 1995. The results of operations for the nine month period ended September 30, 1996 may not be indicative of the results that may be expected for the year ending December 31, 1996 because the Company's results generally consist of a limited number of large transactions in both construction and real estate. Therefore, such results can vary depending on the timing of transactions and the profitability of projects being reported.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED CONDENSED
                              FINANCIAL STATEMENTS

RESULTS OF OPERATIONS

     Comparison of the Third Quarter of 1996 with the Third Quarter of 1995
     ----------------------------------------------------------------------

Revenues increased $107.7 million (or 46.2%), from $233 million in 1995 to $340.7 million in 1996. This increase resulted from increased construction revenues of $96 million (or 42.9%), from $223.7 million in 1995 to $319.7 million in 1996, due primarily to an increase in revenues from building operations of $70 million (or 45.2%), from $154.9 million in 1995 to $224.9 million in 1996. This increase was due primarily to the timing in the start-up of certain fast track hotel/casino projects in the western United States as well as several prison/detention and medical facilities projects in the northeastern United States. Revenues from heavy operations increased by $26 million (or 37.8%), from $68.8 million in 1995 to $94.8 million in 1996 due primarily to the favorable impact of several large infrastructure projects under way in late 1995, primarily in the metropolitan New York, Boston and Los Angeles areas. In addition, revenues from real estate operations increased by $11.7 million, from $9.3 million in 1995 to $21 million in 1996 due primarily to the Company's acquisition during 1996 of an increased ownership position in The Resort at Squaw Creek joint venture in California.

Along with the increase in revenues, the total gross profit increased substantially, from a loss of $23 million in 1995 to a profit of $13 million in 1996, due to an overall increase in gross profit from construction operations of $36.4 million, from a loss of $23.2 million in 1995 to a profit of $13.2 million in 1996. The gross loss from construction operations recognized in 1995 included a pretax charge, which aggregated $25.6 million, to provide for a liability related to litigation involving a joint venture in which the Company was a minority partner, and the Washington Metropolitan Transit Authority on two subway construction projects in Washington, D.C., and downward revisions in estimated probable recoveries on certain outstanding contract claims. In addition, the 1995 gross profit was adversely impacted by an overall reduction in the profit level on a tunnel project in the Midwest. The pretax charges in 1995, coupled with the increased construction revenues in 1996 referred to above and the favorable profit impact in 1996 of several large infrastructure projects underway in late 1995, primarily in the metropolitan New York, Boston and Los Angeles areas, resulted in the substantial increase in gross profit from construction operations in 1996. Real estate operations experienced a gross loss of $.2 million in 1996 compared to a gross profit of $.2 million in 1995 due to a lower volume of condominium sales in Georgia and land sales in Arizona during 1996.

The decrease in general, administrative and selling expenses of $1.0 million (or 11.6%), from $9 million in 1995 to $8 million in 1996, resulted primarily from continued emphasis on reducing overall Company overhead expenses in conjunction with the Company's re-engineering efforts commenced in prior years, the sale in June of 1996 of Pioneer Construction, a former subsidiary of the Company located in West Virginia which performed reclamation projects on abandoned mine lands in that state, and the continuation of the down-sizing of the Company's environmental remediation construction operation.

Interest expense increased by $.4 million (or 18.9%), from $2.2 million in 1995 to $2.6 million in 1996, due to a higher average level of borrowings during 1996.

The lower than normal tax rate in 1996 is due to the realization of a portion of the Federal tax benefit resulting from the operating loss recorded in 1995. Because of certain accounting limitations, the Company was not able to recognize a portion of the tax benefit related to the operating loss experienced in fiscal 1995.

   Comparison of the Nine Months Ended September 30, 1996 with the Nine Months
                            Ended September 30, 1995
                            ------------------------

Revenues increased $124.2 million (or 15.5%), from $803 million in 1995 to $927.2 million in 1996. This increase resulted from increased construction revenues of $114.7 million (or 14.9%), from $770.7 million in 1995 to $885.4 million in 1996, due primarily to an increase in revenues from heavy construction operations of $75.1 million (or 36.9%), from $203.7 million in 1995 to $278.8 million in 1996, as well as an increase in revenues from building construction operations of $39.6 million (or 7.0%), from $567 million in 1995 to $606.6 million in 1996. These revenue fluctuations reflect the timing in the start-up of new construction projects, in particular several fast track hotel/casino projects in the western and midwestern United States, several prison/detention and medical facilities projects in the northeastern United States, and several long-term infrastructure rehabilitation projects in the metropolitan New York, Boston and Los Angeles areas. Revenues from real estate operations increased $9.5 million, from $32.3 million in 1995 to $41.8 million in 1996 due primarily to the Company's acquisition during 1996 of an increased ownership position in The Resort at Squaw Creek joint venture in California.

Along with the increase in revenues, the total gross profit increased substantially, from $1.6 million in 1995 to $38.5 million in 1996, due to an overall increase in gross profit from construction operations of $37.3 million, from $1.7 million in 1995 to $39 million in 1996. Overall gross profit margins on both building and heavy construction operations in 1996 exceeded those experienced in 1995. The marginal gross profit from construction operations recognized in 1995 included a pretax charge, which aggregated $25.6 million, to provide for a liability related to litigation involving a joint venture in which the Company was a minority partner, and the Washington Metropolitan Transit Authority on two subway construction projects in Washington, D.C., and downward revisions in estimated probable recoveries on certain outstanding contract claims as well as an overall reduction in the profit level on a tunnel project in the Midwest. These pretax charges in 1995, coupled with the increased construction revenues in 1996 referred to above and the favorable profit impact in 1996 of several large infrastructure projects underway in late 1995, primarily in the metropolitan New York, Boston and Los Angeles areas, resulted in the substantial increase in gross profit from construction operations in 1996. Real estate operations experienced a gross loss of $.5 million in 1996 compared to a gross loss of $.1 million in 1995 due to a lower volume of land sales in Florida, Arizona and Massachusetts.

General, administrative and selling expenses decreased by $2.6 million (or 9.4%), from $27.2 million in 1995 to $24.6 million in 1996 primarily due to continued emphasis on reducing overall Company overhead expenses in conjunction with the Company's re-engineering efforts commenced in prior years, the sale in June of 1996 of Pioneer Construction, a former subsidiary of the Company located in West Virginia which performed reclamation projects on abandoned mine lands in that state, and the continuation of the gradual down-sizing of the Company's real estate and environmental remediation construction operations.

Other expense increased $.3 million, from $.1 million in 1995 to $.4 million in 1996 primarily due to higher bank charges experienced in 1996 in conjunction with the Company's renegotiation of certain provisions of its Revolving Credit Agreement and Bridge Loan Agreement.

Interest expense increased by $.9 million (or 14.8%), from $6.1 million in 1995 to $7 million in 1996 due to a higher average level of borrowings during 1996.

The lower than normal tax rate in 1996 is due to the realization of a portion of the Federal tax benefit resulting from the operating loss recorded in 1995. Because of certain accounting limitations, the Company was not able to recognize a portion of the tax benefit related to the operating loss experienced in fiscal 1995.

FINANCIAL CONDITION

Working capital increased $39.7 million, from $36.5 million at the end of 1995 to $76.2 million at September 30, 1996 primarily as a result of increased borrowings under the Company's Revolving Credit Agreement. The current ratio increased from 1.12:1 to 1.28:1 during this same period.

During the first nine months of 1996 the Company used $31.5 million in cash provided from financing activities, primarily from net borrowings under its long-term credit facilities, plus $14.2 million from cash on hand to fund its construction and real estate operations, including $13.6 million for investments in or advances to joint ventures.

Long-term debt at September 30, 1996 was $114.7 million, an increase of $30.5 million from December 31, 1995. The long-term debt to equity ratio at June 30, 1996 was 1.02 to 1, compared to .80 to 1 at December 31, 1995.

The above factors reflect the Company's need to rely heavily on long-term financing arrangements to fund the current working capital requirements of its core construction business, primarily in its heavy/civil operations which typically require a long start-up period and significant up-front working capital, as well as to fund cash shortfalls experienced in its real estate operations. In addition to internally generated funds, the Company has access to funds under its $114.5 million long-term Credit Agreement. Effective February 26, 1996, the Company entered into a Bridge Loan Agreement for an additional $15 million through July 31, 1996. Subsequently, this Bridge Loan Agreement has been extended through January 31, 1997. Additionally, in July 1996 the Company announced that it had entered into an agreement with an investor group led by Richard C. Blum & Associates, L. P. of San Francisco, California, for a $30 million investment in the form of a new issuance of 150,150 shares of cumulative convertible junior preferred stock in the Company subject to certain closing conditions. Initially, the Company expected to be able to close the transaction in early October. However, certain regulations of the American Stock Exchange require shareholder approval of the transaction in advance, therefore, the anticipated closing date of the transaction is now expected by year end. At September 30, 1996 there was no borrowing capacity available under the Company's long-term credit facility and $5.8 million available under the Bridge Loan Agreement.

OUTLOOK

The statements contained in this Outlook that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this Outlook are based on information available to the Company on the date hereof. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements.

Looking ahead, we must consider the Company's construction backlog and remaining portfolio of real estate projects. The overall construction backlog at September 30, 1996 was a record $1.746 billion which represented a 12% increase from the $1.559 billion at September 30, 1995. While approximately 60% of the current backlog relates to building construction projects which generally represent lower risk, lower margin work, approximately 40% of the current backlog relates to heavy construction projects which generally represent higher risk, but correspondingly higher margin work.

With the sale of the final 21 acres during 1994, the Company's Villages of Palm Beach Lakes, Florida land was completely sold out. Because of its low book value, sales of this acreage have provided a major portion of the Company's real estate profit in recent years. With the sale of this property complete, the Company's ability to generate profit from real estate sales and the related gross margin will be reduced as was the case in 1995. In addition, nine projects, which aggregate approximately 11% of the Company's real estate asset values, are projected to produce an estimated average 4% gross margin over the period through ultimate disposition. As such, future gross margins from sales of real estate will be impacted by the operations and/or disposition of these properties.

As reported in the Company's Form 10-K for the year ended December 31, 1995, the Company's primary real estate assets are located in five states: Florida, Massachusetts, Georgia, California and Arizona. The Company accounts for those real estate assets in accordance with the provisions of the Statement of Financial Accounting Standards No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS #121). Approximately 77% of the Company's real estate assets represent properties held and used in rental and other operations. Cash flows to be derived from those properties are dependent on the results of those operations and from the ultimate sale of those properties. SFAS #121 requires that assets to be held and used be revised for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on the Company's current operating strategy, the estimated net future cash flows from these properties exceed their carrying values. As a result, no impairment is currently required to be recognized.

In addition, approximately 23% of the Company's real estate assets represent fully or partially developed land held for sale in the normal course of business. Cash flows to be derived from these properties are dependent on the proceeds from the sale of these properties based on local market conditions. SFAS #121 provides that when management has committed to a plan to dispose of long-lived assets that the assets be reported at the lower of the carrying amount or fair value less cost to sell. Based on the Company's current operating strategy, the estimated net future cash flows from these properties exceed their carrying values. As a result, no impairment is currently required to be recognized.

At least until the closing of the new equity investment discussed above, the Company's financial resources and short-term liquidity position will continue to be tight, resulting in the payment of many vendors beyond the Company's normal payment terms. In the near term, the Company intends to continue to manage its cash receipts and disbursements as effectively as possible in anticipation of closing the new equity investment and the receipt of the proceeds related thereto. In addition, the Company has been successful in extending its $15 million Bridge Loan Agreement until at least January 31, 1997 as well as in arranging for $20 million in additional borrowing capacity through its bank credit facility: $10 million via certain bonding arrangements in lieu of posting letters of credit, and $10 million via a temporary loan made available to the Company through a participation under the existing loan agreement by a group of investors led by Richard C. Blum & Associates, L. P. of San Francisco, the Company's potential new equity investor. This $10 million temporary financing will be repayable by the Company at the earlier of the completion of the proposed $30 million equity investment referred to above or January 31, 1997.

In order to generate cash and reduce the Company's dependence on bank debt to fund the working capital needs of its core construction operations as well as to lower the Company's substantial interest expense and strengthen the balance sheet in the longer term, the Company will continue to sell certain real estate assets as market opportunities present themselves; to actively pursue the favorable conclusion of various construction claims; to focus new work acquisition efforts on various niche markets and geographic areas where the Company has a proven history of success; to down-size or close operations with marginal prospects for success; to continue to restrict the payment of cash dividends on the Company's $1 par value common stock and depositary convertible exchangeable preferred stock; and to continue to seek ways to control overhead expenses. In addition, the Company is reviewing all of the Company's real estate assets and current strategies related to those assets with the possibility that a plan may be developed to generate short term liquidity of up to an additional $20 million for the Company. Currently, the Company's strategy has been to hold its real estate assets through the necessary development and stabilization periods to achieve full value. A strategy which includes an accelerated disposition or bulk sale of certain of its real estate assets could substantially reduce the estimated net future cash flows from these properties, which would require the recognition of an impairment loss on those assets in accordance with Statement of Financial Accounting Standards No. 121.

As the Company has not yet adopted a plan to dispose of any of its real estate assets nor devoted a significant effort to a comprehensive disposition strategy, it has not compiled detailed estimates, on a specific property basis, of the potential writedown for these assets. However, as discussed above in connection with the proposed investment by PB Capital, the Company has performed a preliminary review of its real estate assets and estimates that a potential writedown of $20,000,000 to $80,000,000 of the carrying values of these properties may be required based upon various valuation methodologies including discounted cash flows (after estimated costs to carry), comparable sales transactions and unsolicited purchase offers received. This potential writedown can be summarized as follows:

     Location                          Potential Writedown
     --------                          -------------------

Arizona Properties                  $17,000,000 - $20,000,000
California Properties               $53,000,000 - $57,000,000
Florida Properties                  $ 2,000,000 - $ 3,000,000

Management believes that cash generated from operations, existing credit lines and additional borrowings, including the anticipated proceeds from the issuance of cumulative convertible junior preferred stock referred to above, should probably be adequate to meet the Company's funding requirements for at least the next twelve months. However, the withdrawal of many commercial lending sources from both the real estate and construction markets and/or restrictions on new borrowings and extensions on maturing loans by these same sources cause uncertainties in predicting liquidity.

PART II. - OTHER INFORMATION

Item 1. - Legal Proceedings - None

Item 2. - Changes in Securities

(a)     None

(b)     None

Item 3. - Defaults Upon Senior Securities

(a)     None

(b)     Preferred Stock, $1 par value

        As previously disclosed in the 1995 Form 10-K, in conjunction with the covenants of the Company's Amended Revolving Credit Agreement, the Company is required to suspend the payment of quarterly dividends on its depositary convertible exchangeable preferred stock until the $15 million Bridge Loan commitment is no longer outstanding, if a default exists under the terms of the Amended Revolving Credit Agreement, or if the ratio of long-term debt to equity exceeds 50%. Therefore, the dividends on the preferred stock that normally would have been declared during December of 1995 and March, June and September of 1996, and payable on March 15, June 15, September 15, and December 15, 1996, respectively, have not been declared. The total amount of dividends in arrears on the Company's preferred stock at the date of this filing is $2,125,000.

Item 4. - Submission of Matters to a Vote of Security Holders - None

Item 5. - Other Information - None

Item 6. - Exhibits and Reports on Form 8-K

(a)      Exhibits
-----------------

         Exhibit 4. Instruments Defining the Rights of Security Holders, Including Indentures


                           4.5 Stock Purchase and Sale Agreement dated as of July 24, 1996 by and among Richard C. Blum & Associates, L.P., PB Capital
                                    Partners,   L.P.,  and  Perini  Corporation,
                                    First   Amendment  to  the  Agreement  dated
                                    September 30, 1996 and October 9, 1996,  and
                                    Second  Amendment  to  the  Agreement  dated
                                    November 8, 1996 - filed herewith.

         Exhibit 10.       Material Contracts

                           10.7 Amendment No. 2 as of July 30, 1996 to the Credit Agreement dated as of December 6, 1994 and Amendment No. 1 as of July 30, 1996 to the Bridge Credit Agreement dated February 26, 1996 among Perini Corporation, the Banks listed herein, Morgan Guaranty Trust Company of New York, as Agent, and Fleet National Bank of Massachusetts, as Co-Agent - filed herewith.

                           10.8 Amendment No. 2 as of September 30, 1996 to the Bridge Credit Agreement dated as of February 26, 1996 among Perini Corporation, the Banks listed herein, Morgan Guaranty Trust Company of New York, as Agent, and Fleet National Bank of Massachusetts, as Co-Agent - filed herewith.

                           10.9 Amendment No. 3 as of October 2, 1996 to the Bridge Credit Agreement dated as of February 26, 1996 among Perini Corporation, the Banks listed herein, Morgan Guaranty Trust Company of New York, as Agent, and Fleet National Bank of Massachusetts, as Co-Agent - filed herewith.

                           10.10 Amendment No. 4 as of October 15, 1996 to the Bridge Credit Agreement dated as of February 26, 1996 among Perini Corporation, the Banks listed herein, Morgan Guaranty Trust Company of New York, as Agent, and Fleet National Bank of Massachusetts, as Co-Agent - filed herewith.

                           10.11 Amendment No. 5 as of October 21, 1996 to the Bridge Credit Agreement dated as of February 26, 1996 among Perini Corporation, the Banks listed herein, Morgan Guaranty Trust Company of New York, as Agent, and Fleet National Bank of Massachusetts, as Co-Agent - filed herewith.

                           10.12 Amendment No. 6 as of October 24, 1996 to the Bridge Credit Agreement dated as of February 26, 1996 among Perini Corporation, the Banks listed herein, Morgan Guaranty Trust Company of New York, as Agent, and Fleet National Bank of Massachusetts, as Co-Agent - filed herewith.

                           10.13 Amendment No. 7 as of November 1, 1996 to the Bridge Credit

                                    Agreement  dated  as of  February  26,  1996
                                    among Perini Corporation, the Banks listed herein, Morgan Guaranty Trust Company of New York, as Agent, and Fleet National Bank of Massachusetts, as Co-Agent - filed herewith.

                           10.14 Amendment No. 8 as of November 4, 1996 to the Bridge Credit Agreement dated as of February 26, 1996 and Amendment No. 3 as of November 4, 1996 to the Credit Agreement dated December 6, 1994 among Perini Corporation, the Banks listed herein, Morgan Guaranty Trust Company of New York, as
                                    Agent,    and   Fleet   National   Bank   of
                                    Massachusetts, as Co-Agent - filed herewith.

                           10.15 Amendment No. 9 as of November 12, 1996 to the Bridge Credit Agreement dated as of February 26, 1996 and Amendment No. 4 as of November 12, 1996 to the Credit Agreement dated December 6, 1994 among Perini Corporation, the Banks listed herein, Morgan Guaranty Trust Company of New York, as
                                    Agent,    and   Fleet   National   Bank   of
                                    Massachusetts, as Co-Agent - filed herewith.

(b)      Reports on Form 8-K - None

                                   SIGNATURES






Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.









                              Perini Corporation
                              Registrant


Date:  November 14, 1996      /s/ John H. Schwarz
                              -------------------
                              John H. Schwarz, Executive Vice President,
                                Finance and Administration


Date:  November 14, 1996      /s/ Barry R. Blake
                              ------------------
                              Barry R. Blake, Vice President and Controller